As Filed With The Securities And Exchange Commission On January 6, 2006
Registration No. 333-130617

United States
Securities and Exchange Commission
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM SB-2

Registration Statement Under The Securities Act Of 1933
________________

TECHNEST HOLDINGS, INC.
(Name of small business issuer in its charter)

Nevada	88-0357272
(State or other jurisdiction identification number)	(I.R.S. employer of incorporation or organization)

3829
(Primary Standard Industrial Classification Code Number)

8 Faneuil Hall, Third Floor, Boston, MA 02109
(617) 973-5104
(Address and telephone number of principal executive offices)

276 Washington Street, P.O. Box 367, Boston, MA 02108
(Mailing Address)

Daniel Clevenger
Suzette R. O’Connor
8 Faneuil Hall, Third Floor, Boston, MA 02109
(617) 973-5104
(Name, address and telephone number of agent for service)

Copies To:
David A. Broadwin, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000
________________

Approximate Date Of Proposed Sale To The Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)(8)
Common Stock, par value $.001 per share	306,047(2)	$5.09	$1,557,779.23	$166.68
Common Stock, par value $.001 per share	747,120(3)	$5.09	$3,802,840.80	$406.90
Common Stock, par value $.001 per share	489,228(4)	$5.09	$2,490,170.52	$266.45
Common Stock, par value $.001 per share	133,334(5)	$5.09	$678,670.06	$72.62
Common Stock, par value $.001 per share	11,841,498(6)	$5.09	$60,273,224.82	$6,449.24
Total	13,517,227		$68,802,685.43	$7,361.89

(1)
Pursuant to Rule 416(a), the number of shares of common stock being registered will be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions contained in the warrants and the convertible preferred stock, the underlying shares of which are being registered hereunder.

(2)
Represents the number of shares of common stock issuable upon conversion of 64.631 shares of Series A convertible preferred stock. Each share of Series A convertible preferred stock is currently convertible into 4,735 shares of Technest common stock.

(3)
Represents the number of shares of common stock issuable upon conversion of 747,120 shares of Series C convertible preferred stock. The number of shares of Technest common stock into which each share of Series C convertible preferred stock is convertible is determined by dividing $2.175 by the Series C Conversion Price. The Series C Conversion Price is $2.175.

(4)	Represents the number of shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock at an exercise price of $6.50 per share.

(5)
Represents our good faith estimate of the number of shares which may become issuable in satisfaction of liquidated damages arising from our Registration Rights Agreement, dated February 14, 2005. If the number of shares issuable as liquidated damages exceeds the registered amount, we will not rely on Rule 416 to cover the additional shares, but will instead file a new registration statement.

(6)
Represents shares of common stock that are presently outstanding, including 190,733 shares issued in satisfaction of liquidated damages arising from our Registration Rights Agreement, dated February 14, 2005, as amended on October 3, 2005, with an effective date of September 30, 2005, to require that all liquidated damages be paid using shares of our common stock. We are registering these shares pursuant to piggy-back registration rights previously granted and other arrangements agreed to by the registrant.

(7)
Estimated solely for the purpose of determining our registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of our common stock on December 20, 2005, as reported on the OTC Bulletin Board by the National Association of Securities Dealers, Inc., which was $5.09.

(8)	Previously paid.

____________________________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________________________________

EXPLANATORY NOTE

General. This registration statement on Form SB-2 covers the resale of 11,841,498 shares of our common stock that are presently outstanding; 306,047 shares of our common stock issuable upon conversion of 64.631 shares of Series A convertible preferred stock; 747,120 shares of our common stock issuable upon conversion of Series C preferred stock; 489,228 shares of our common stock issuable upon exercise of currently outstanding warrants to purchase common stock at an exercise price of $6.50 per share; and 133,334 shares issuable as liquidated damages in connection with a certain registration rights agreement.

____________________________________

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

13,517,227 SHARES OF COMMON STOCK
OF
TECHNEST HOLDINGS, INC.

This prospectus relates to the resale, from time to time, of up to 13,517,227 shares of our common stock by the stockholders referred to throughout this prospectus as "selling stockholders" including:

•	306,047 shares of our common stock issuable upon conversion of 64.631 shares of Technest Series A convertible preferred stock;

•	747,120 shares of our common stock issuable upon conversion of 747,120 shares of Technest Series C convertible preferred stock;

•	489,228 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock at an exercise price of $6.50 per share;

•	133,334 shares of our common stock which may be issued as liquidated damages as contemplated by our Registration Rights Agreement dated February 14, 2005, as amended on October 3, 2005; and

•	11,841,498 shares of our common stock that are presently outstanding.

The selling stockholders may sell the common stock being offered pursuant to this prospectus from time to time (directly or through agents or dealers) on terms to be determined at the time of sale. The prices at which the selling stockholders may sell their shares may be determined by the prevailing market price for the shares or in negotiated transactions.

The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol "TCNH.OB." On January 5, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $5.25 per share.

Investing in our common stock involves a high degree of risk. See Risk Factors on page 3 of this prospectus.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Broker-dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __, 2005

The selling stockholders are offering and selling shares of our common stock only to those persons and in those in jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof.

In this prospectus, "Technest," "the Company," "we," "us" and "our" refer to Technest Holdings, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires; “Markland” refers to Markland Technologies, Inc.; “Genex” refers to Genex Technologies, Inc.; and “EOIR” refers to EOIR Technologies, Inc.

The information in this prospectus reflects our 1-for-211.18 reverse stock split effective as of the close of business on July 19, 2005.

This prospectus contains trademarks, service marks and registered marks of Technest Holdings, Inc. and its subsidiaries and other companies, as indicated. Unless otherwise provided in this prospectus, as amended and supplemented from time to time, trademarks identified by (R) and (TM) are registered trademarks or trademarks, respectively, of Technest Holdings, Inc. or its subsidiaries. All other trademarks trade names and service names are the properties of their respective owners.

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus but does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this prospectus and the matters discussed in "Risk Factors" beginning on page 3.

Recent Acquisitions

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland, and as a result, Markland’s ownership of Technest increased from 85% immediately prior to the transaction to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock).

On February 14, 2005, Markland acquired a controlling interest in Technest. In connection with this transaction, and at the same time, we acquired all of the capital stock of Genex Technologies, Inc., a private company with expertise in imaging and surveillance whose primary customer is the U.S. Department of Defense ("DOD"). We financed the acquisition of Genex through the private placement of securities to sophisticated investors.

Prior to the EOIR and Genex transactions, we were a public “shell” company with no operations, nominal assets, accrued liabilities totaling $309,316 and 139,260 shares of common stock issued and outstanding. Our primary attraction to a potential merger partner or acquisition vehicle was expected to be our status as a public company.

Who we are

Through our acquisition of EOIR and Genex, we offer remote sensing technology products and services and provide complete solutions for three-dimensional (3D) imaging and display, intelligent surveillance, and 3D facial recognition to the DOD and various other United States intelligence agencies ("INTEL"), educational and medical institutions and private commercial entities. These acquisitions are a very important part of our ongoing business strategy of creating a world class integrated portfolio of solutions for the Homeland Security, DOD and INTEL marketplaces.

Genex offers products which include: (i) design and fabrication of customized remote sensor systems and platforms for DOD, INTEL and Homeland Security applications; (ii) design and fabrication of 3D facial recognition products tools for law enforcement; and (iii) design and fabrication of non-invasive 3D medical imaging tools. EOIR offers products and services which include: (i) design and fabrication of customized remote sensor systems and platforms for DOD, INTEL and Homeland Security applications; (ii) remote sensor data collection, data signal processing and data exploitation; and (iii) training in the use of remote sensor systems and data. These efforts of EOIR and Genex involve systems engineering, system integration, prototyping, manufacturing and field data collections as well as data analysis and processing.

Our executive offices are located at 8 Faneuil Hall, Third Floor, Boston, Massachusetts 02109, and our phone number is (617) 973-5104.

Summary Historical Consolidated Financial Information

You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our financial statements and the notes therewith. Please note that in June 2005, we changed our fiscal year end from December 31 to June 30.

	Fiscal Year Ending June 30,		Three Months Ended September 30,
	2005(2)	2004(2)	2005	2004(1)(2)
Revenue	$68,586,687	$60,110,947	$18,996,341	$15,507,314
Gross Profit	$13,653,273	$13,357,536	$3,405,886	$3,066,165
Operating Income / (Loss)	$178,101	$2,964,423	$(136,460)	$(403,922)
Net Income / (Loss) Attributable to Common Stockholders	$(930,138)	$244,698	$(775,525)	$(650,673)
Total Current Assets	$14,268,061		$11,913,938
Total Current Liabilities	$13,844,232		$15,353,342
Total Assets	$37,185,842		$39,678,545

(1)
Since the acquisition of EOIR was a transaction between entities under common control, Technest recorded the net assets of EOIR at their carrying value on the date of transfer. Additionally, Technest has reported the results of operations and cash flows as though the transfer of EOIR occurred at the beginning of the first period presented.

(2)
Financial statements and financial information for prior periods has been restated to include the results of EOIR and to reflect the change of fiscal year end from December 31 to June 30 in order to provide comparative information.

The Offering

The selling stockholders are offering up to 13,517,227 shares of our common stock in accordance with the following terms:

Issuer:	Technest Holdings, Inc.

Securities Offered:	13,517,227 shares of Technest common stock, $.001 par value, per share

OTC Bulletin Board Symbol:	TCNH.OB

Use Of Proceeds:	We will not receive any of the proceeds from the sale by any selling stockholder of the common stock.

Offering Price :	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions.

Risk Factors:	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

Common Stock Outstanding	15,518,621 as of January 5, 2006.

The selling stockholders acquired the securities covered by this registration statement in connection with the transactions described on page 21 under “Transactions with our Selling Stockholders.”

Shares Of Common Stock Offered Pursuant To This Registration Statement

The selling stockholders are offering up to 13,517,227 shares of our common stock consisting of (i) 11,841,498 shares of our common stock that are presently outstanding; (ii) 306,047 shares of our common stock issuable upon conversion of 64.631 shares of Series A convertible preferred stock; (iii) 747,120 shares of our common stock issuable upon conversion of Series C preferred stock; (iv) 489,228 shares of our common stock issuable upon exercise of currently outstanding warrants to purchase common stock at an exercise price of $6.50 per share; and (v) 133,334 shares issuable as liquidated damages in connection with a certain registration rights agreement.

We do not know when these shares will be sold since sales will depend upon the market price for our common stock, the circumstances, needs and decisions of the selling stockholders, and other factors. Sales of these shares may significantly affect the trading price for our common stock.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks described below and elsewhere in this prospectus and the information under “Special Note Regarding Forward-Looking Statements,” together with any added, updated or changed information included in applicable prospectus supplements before you decide to buy the securities. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In that case, the value of the securities could fall and you may lose all or part of the money you paid to buy the securities.

Risks Related To Our Business, Results Of Operations And Financial Condition

We have no operating history on which investors may evaluate our operations and prospects for profitable operations and ability to produce a return on Genex or EOIR.

Technest does not have operating history on which a potential investor may base an evaluation of us nor of our prospects and ability to operate Genex or EOIR profitably.  If Technest is unable to sustain profitable operations, investors may lose their entire investment in Technest.

We have a history of operating losses and cannot give assurance of future revenues or operating profits; investors may lose their entire investment.

Technest has had net operating losses each year since its inception. If Technest continues to suffer losses as it has in the past, investors may not receive any return on their investment and may lose their entire investment.

If we cannot obtain additional capital required to fund our operations and finance the growth our business, operating results and financial condition may suffer and the price of our stock may decline.

The development of our technologies will require additional capital, and our business plan is to acquire additional revenue-producing assets. We reported net losses applicable to our common stockholders of $775,525 for the three months ended September 30, 2005 and $4,903,487 for the six months ended June 30, 2005 before our acquisition of EOIR. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business. If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. If this occurs, the price of our common stock may decline and you may lose part or all of your investment.

Although we have been successful in the past in obtaining financing for working capital and acquisitions, we will have ongoing capital needs as we expand our business.  If we raise additional funds through the sale of equity or convertible securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock.  We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand.

We have grown quickly; if we cannot effectively manage our growth, our business may suffer.

We have rapidly and significantly expanded operations through the acquisitions of EOIR in August 2005 and Genex in February 2005.  This growth has placed, and is expected to continue to place, a strain on our personnel, management, financial and other resources.  Some of our officers have no prior senior management experience at public companies.  Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations.  To manage our growth effectively, we must, among other things:

•	upgrade and expand our contract support, manufacturing facilities and capacity in a timely manner;

•	successfully attract, train, motivate and manage a larger number of employees for contract support, manufacturing, sales and customer support activities;

•	control higher inventory and working capital requirements; and

•	improve the efficiencies within our operating, administrative, financial and accounting systems, procedures and controls.

To meet our growth objectives we must attract and retain highly skilled technical, operational, managerial and sales and marketing personnel.  If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in net sales.  We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

If we fail to manage our growth properly, we may incur unnecessary expenses and the efficiency of our operations may decline, adversely affecting our business and the price of our stock.

Future acquisitions of other companies, if any, may disrupt our business and additional expenses. As a result, our business could suffer.

We have completed the acquisitions of EOIR and Genex.  We plan to review potential acquisition candidates, and our business and our strategy may include building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

Acquisitions involve numerous risks including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilations of the operations, personnel, and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we may acquire in the future, our business will suffer.

If we fail to realize some or all of the anticipated benefits from our acquisition of EOIR, our business will suffer.

Our combined company may fail to realize some or all of the anticipated benefits and synergies of the transaction as a result of, among other things, lower than expected order rates from customers of EOIR, unanticipated costs, deterioration in the U.S. economy and other factors. There can be no assurance that we will receive new orders under EOIR’s existing contract with the United States Army Night Vision and Electronic Sensors Directorate.

Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do. If we cannot effectively compete, our business may suffer and the price of our stock would decrease.

With the U.S. government's large appropriation of money for homeland security programs, many companies are competing for the same homeland security contracts and there can be no assurance that Technest will effectively compete with large companies who have more resources and funds than we do. Several companies have been working on issues relevant to the safety of the American people for the past several years. Because of the services and additional human and financial resources that these larger companies can provide, they may be more attractive to the U.S. government. Lockheed Martin and Northrop Grumman are providers of hardware engineering and systems engineering solutions. Computer Sciences Corporation and EDS provide computer and computer software solutions. Defense companies, such as General Dynamics, Boeing and Raytheon, are solutions providers that could easily expand their businesses into the homeland security business and are currently allocating resources to develop programs in this area.

 Our business may suffer if we cannot protect our proprietary technology.

Our ability to compete depends significantly upon our patents, our trade secrets, our source code and our other proprietary technology.  Any misappropriation of our technology or the development of competing technology could seriously harm our competitive position, which could lead to a substantial reduction in revenue.

The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Our patents could be challenged, invalidated or circumvented, in which case the rights we have under our patents could provide no competitive advantages. Existing trade secrets, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States, which could increase the likelihood of misappropriation.  Furthermore, other companies could independently develop similar or superior technology without violating our intellectual property rights.

If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, distract the attention of management, and there can be no assurance that we would prevail.

Claims by others that we infringe their intellectual property rights could increase our expenses and delay the development of our business. As a result, our business and financial condition could be harmed.

Our industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

We do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in our quarterly revenue and results of operations could depress the market price of our common stock.

Our future net sales and results of operations are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that our revenue or results of operations in a quarter will fall below the expectations of securities analysts or investors. If this occurs, the market price of our common stock could fall significantly. Our results of operations in any quarter can fluctuate for many reasons, including:

•	timing of orders from our largest customers - the DOD, Homeland Security, various INTEL and the United States Night Vision and Electronic Sensors Directorate;

•	our ability to perform under contracts and manufacture, test and deliver products in a timely and cost-effective manner;

•	our success in winning competitions for orders;

•	the timing of new product introductions by us or our competitors;

•	the mix of products we sell;

•	competitive pricing pressures; and

•	general economic climate.

A large portion of our expenses, including expenses for facilities, equipment, and personnel, are relatively fixed. Accordingly, if our revenues decline or do not grow as much as we anticipate, we might be unable to maintain or improve our operating margins. Any failure to achieve anticipated revenues could therefore significantly harm our operating results for a particular fiscal period.

Risks Related to Contracting with the United States Government

Our current and future expected revenues are derived from a small number of customers within the U.S. government such that the loss of any one ultimate customer could materially reduce our revenues. As a result, our financial condition and our stock price would be adversely affected.

We currently derived substantially all of our revenue from contracts with the U.S. Government, including the DOD, Homeland Security and various INTEL within the U.S. Government. We have a contract with the United States Army Night Vision and Electronic Sensors Directorate that may provide for revenues of up to approximately $406,000,000 depending upon the U.S. Army's needs of which our subsidiary, EOIR, recognized in excess of approximately $56.2 million in revenues for the year ended June 30, 2005.  We expect this contract to account for a substantial portion of our revenues going forward.

The loss of this customer due to cutbacks, competition, or other reasons would materially reduce our revenue base. Annual or quarterly losses may occur if there are material gaps or delays in orders from one of our largest customers that are not replaced by other orders or other sources of income.

Our largest customers are the DOD, Homeland Security, and various other INTEL whose operations are subject to unique political and budgetary constraints, involve competitive bidding, and our contacts with these customers may be subject to cancellation with or without penalty, which may produce volatility in our earnings and revenue.

Our largest customers are the DOD, Homeland Security, and various other INTEL. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or delayed, and the receipt of revenues or payments may be substantially delayed. This irregular and unpredictable revenue stream makes it difficult for our business to operate smoothly. Obtaining contracts from government agencies is challenging, and government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•	include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

•	be subject to purchasing decisions of agencies that are subject to political influence;

•	contain onerous procurement procedures; and

•	be subject to cancellation if government funding becomes unavailable.

In addition, federal government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. These audits may occur several years after completion of the audited work. An audit could result in a substantial adjustment to our revenues because we would not be reimbursed for any costs improperly allocated to a specific contract, and we would be forced to refund any improper costs already reimbursed. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, our reputation could be harmed if allegations of impropriety were made against us.

Our business could be adversely affected by changes in budgetary priorities of the Government.

Because we derive a substantial majority of our revenue from contracts with the Government, we believe that the success and development of our business will continue to depend on our successful participation in Government contract programs. Changes in Government budgetary priorities could directly affect our financial performance. A significant decline in government expenditures, or a shift of expenditures away from programs that we support, or a change in Government contracting policies, could cause Government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts. Any such actions could cause our actual results to differ materially from those anticipated. Among the factors that could seriously affect our Government contracting business are:

•	changes in Government programs or requirements;

•
budgetary priorities limiting or delaying Government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding, including potential Governmental shutdowns (as occurred during the Government’s 1996 fiscal year);

•	curtailment of the Government’s use of technology solutions firms.

Our Government contracts may be terminated by the government at any time and may contain other provisions permitting the government not to continue with contract performance. If lost contracts are not replaced, our operating results may differ materially from those anticipated.

We derive substantially all of our revenue from Government contracts that typically span one or more base years and one or more option years. The option periods typically cover more than half of the contract’s potential duration. Government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government client to terminate the contract for its convenience. A decision not to exercise option periods or to terminate contracts could result in significant revenue shortfalls from those anticipated.

Government contracts contain numerous provisions that are unfavorable to us.

Government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies, some of which are not typically found in commercial contracts, including allowing the Government to:

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	claim rights in systems and software developed by us;

•	suspend or debar us from doing business with the Government or with a Government agency, impose fines and penalties and subject us to criminal prosecution; and

•	control or prohibit the export of our data and technology.

    If the Government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the Government terminates a contract for default, we may be unable to recover even those amounts, and instead may be liable for excess costs incurred by the Government in procuring undelivered items and services from another source. Depending on the value of a contract, that type of termination could cause our actual results to differ materially from those anticipated. As is common with Government contractors, we have experienced and continue to experience occasional performance issues under certain of our contracts. Certain contracts also contain organizational conflict of interest clauses that limit our ability to compete for certain related follow-on contracts. For example, when we work on the design of a particular system, we may be precluded from competing for the contract to install that system. As we grow our business, we expect to experience organizational conflicts of interest more frequently. Depending upon the value of the matters affected a performance problem or organizational conflict of interest issue that precludes our participation in a program or contract could cause our actual results to differ materially from those anticipated.

If we fail to establish and maintain important relationships with government entities and agencies, our ability to successfully bid for new business may be adversely affected.

To facilitate our ability to prepare bids for new business, we rely in part on establishing and maintaining relationships with officials of various Government entities and agencies. These relationships enable us to provide informal input and advice to Government entities and agencies prior to the development of a formal bid. We may be unable to successfully maintain our relationships with Government entities and agencies, and any failure to do so may adversely affect our ability to bid successfully for new business and could cause our actual results to differ materially from those anticipated.

We derive significant revenue from contracts and task orders awarded through a competitive bidding process. If we are unable to consistently win new awards over any extended period, our business and prospects will be adversely affected.

Substantially all of our contracts and task orders with the Government are awarded through a competitive bidding process. We expect that much of the business that we will seek in the foreseeable future will continue to be awarded through competitive bidding. Budgetary pressures and changes in the procurement process have caused many Government clients to increasingly purchase goods and services through indefinite delivery/indefinite quantity, or ID/IQ, contracts, GSA schedule contracts and other government-wide acquisition contracts. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenue under each such contract. In addition, in consideration of recent publicity regarding the practice of agencies awarding work under such contracts that is arguably outside their intended scope, both the GSA and the DOD have initiated programs aimed to ensure that all work fits properly within the scope of the contract under which it is awarded. The net effect of such programs may reduce the number of bidding opportunities available to us. Moreover, even if we are highly qualified to work on a particular new contract, we might not be awarded business because of the Government’s policy and practice of maintaining a diverse contracting base.

The competitive bidding process presents a number of risks, including the following:

•	we bid on programs before the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

•	we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

•	we may be unable to estimate accurately the resources and cost structure that will be required to service any contract we win; and

•
we may encounter expense and delay if our competitors protest or challenge awards of contracts to us in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

    If we are unable to win particular contracts, we may be foreclosed from providing to clients services that are purchased under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, our business and prospects will be adversely affected and that could cause our actual results to differ materially from those anticipated. In addition, upon the expiration of a contract, if the client requires further services of the type provided by the contract, there is frequently a competitive re-bidding process. There can be no assurance that we will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract, and the termination or non-renewal of any of our significant contracts could cause our actual results to differ materially from those anticipated.

Our business may suffer if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our clients.

Many of our Government contracts require us to have security clearances and employ personnel with specified levels of education, work experience and security clearances. High-level security clearances can be difficult and time-consuming to obtain. If we or our employees lose or are unable to obtain necessary security clearances, we may not be able to win new business and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract, which could cause our results to differ materially from those anticipated.

The Government may change its procurement or other practices in a manner adverse to us.

The Government may change its procurement practices or adopt new contracting rules and regulations, such as cost accounting standards. It could also adopt new contracting methods relating to GSA contracts or other government-wide acquisition contracts, or adopt new socio-economic requirements. These changes could impair our ability to obtain new contracts or win re-competed contracts. New contracting requirements could be costly or administratively difficult for us to satisfy, and, as a result could cause actual results to differ materially from those anticipated.

Restrictions on or other changes to the Government’s use of service contracts may harm our operating results.

We derive a significant amount of revenue from service contracts with the Government. The Government may face restrictions from new legislation, regulations or union pressures, on the nature and amount of services the Government may obtain from private contractors. Any reduction in the Government’s use of private contractors to provide services could cause our actual results to differ materially from those anticipated.

Our contracts and administrative processes and systems are subject to audits and cost adjustments by the Government, which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

Government agencies, including the Defense Contract Audit Agency, or DCAA, routinely audit and investigate Government contracts and Government contractors’ administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review our compliance with regulations and policies and the adequacy of our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems is found not to comply with requirements, we may be subjected to increased government oversight and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts. Therefore, an unfavorable outcome to an audit by the DCAA or another agency could cause actual results to differ materially from those anticipated. If an investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Each of these results could cause actual results to differ materially from those anticipated.

Unfavorable government audit results could force us to adjust previously reported operating results and could subject us to a variety of penalties and sanctions.

The federal government audits and reviews our performance on awards, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. Like most large government vendors, our awards are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Management Agency and the Defense Contract Audit Agency. An audit of our work, including an audit of work performed by companies we have acquired or may acquire or subcontractors we have hired or may hire, could result in a substantial adjustment in our operating results for the applicable period. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may need to be refunded and our operating margins may be reduced.

If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies.

Failure to maintain strong relationships with other contractors could result in a decline in our revenue.

We derive substantial revenue from contracts in which we act as a subcontractor or from teaming arrangements in which we and other contractors bid on particular contracts or programs. As a subcontractor or teammate, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could differ materially from those anticipated if any prime contractor or teammate chose to offer directly to the client services of the type that we provide or if they team with other companies to provide those services.

Employee misconduct, including security breaches, could result in the loss of clients and our suspension or disbarment from contracting with the Government.

We may be unable to prevent our employees from engaging in misconduct, fraud or other improper activities that could adversely affect our business and reputation. Misconduct could include the failure to comply with procurement regulations, regulations regarding the protection of classified information and legislation regarding the pricing of labor and other costs in government contracts. Many of the systems we develop involve managing and protecting information involved in national security and other sensitive functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of employee misconduct could include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect this activity may not be effective, and we could face unknown risks or losses. As a result of employee misconduct, we could face fines and penalties, loss of security clearance and suspension or debarment from contracting with the Government, which could cause our actual results to differ materially from those anticipated.

If our subcontractors or vendors fail to perform their contractual obligations, our performance as a prime contractor and our ability to obtain future business could be materially and adversely impacted and our actual results could differ materially from those anticipated.

Our performance of Government contracts may involve the issuance of subcontracts or purchase orders to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our clients. A failure by one or more of our subcontractors or vendors to satisfactorily deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as a prime contractor.

A performance deficiency by a subcontractor or a vendor could result in the Government terminating our contract for default. A default termination could expose us to liability for excess costs of re-procurement by the Government and have a material adverse effect on our ability to compete for future contracts and task orders.

Depending upon the level of problem experienced, such problems with subcontractors could cause our actual results to differ materially from those anticipated.
Unfavorable government audit results could force us to adjust previously reported operating results and could subject us to a variety of penalties and sanctions.

The federal government audits and reviews our performance on awards, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. Like most large government vendors, our awards are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Management Agency and the Defense Contract Audit Agency. An audit of our work, including an audit of work performed by companies we have acquired or may acquire or subcontractors we have hired or may hire, could result in a substantial adjustment in our operating results for the applicable period. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may need to be refunded and our operating margins may be reduced.

If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies.

Risks Related To “Controlled Companies”

We are a majority owned subsidiary of Markland. As a result, the ability of minority shareholders to influence our affairs is extremely limited.

As of January 5, 2006, Markland controlled approximately 90% of outstanding Technest common stock on a primary basis.  As a result, Markland has the ability to control all matters submitted to the stockholders of Technest for approval (including the election and removal of directors) and to control Technest’s management and affairs.

This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, which in turn could materially and adversely affect the market price of the common stock.

Minority shareholders of Technest will be unable to affect the outcome of stockholder voting as long as Markland or any other party retains a controlling interest.

Technest’s executive officers and directors will not spend full time operating our business, thereby potentially delaying the development of Technest’s business.

Technest’s Chief Executive Officer, President, Chief Financial Officer and both of its directors are also officers and directors of other companies, including Markland.  As a result, they may not be able to devote their full time to Technest. As a result of their participation in business activities of other companies, their limited attention to Technest may delay the development of Technest’s business.

Risks Related To Capital Structure

Shares eligible for future sale, if sold into the public market, may adversely affect the market price of our common stock.

Pursuant to the terms of the Merger Agreement and the Registration Rights Agreements executed on February 14, 2005, Technest is obligated to file registration statements with the Securities and Exchange Commission within 75 to 105 days from February 14, 2005. As of December 22, 2005, we have filed one registration statement, of which this prospectus is a part. The average daily volume of Technest over the past six months is 444 shares.  The market may not be able to absorb all of the shares that we have registered and are obligated to register for resale.  This may cause the market price of our common stock to decrease.

The sale of material amounts of common stock could encourage short sales by third parties and further depress the price of our common stock.  As a result, you may lose all or part of your investment.

The significant downward pressure on our stock price caused by the sale of a significant number of registered shares could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

Technest does not foresee paying cash dividends in the foreseeable future.

Technest has not paid cash dividends on our stock and does not plan to pay cash dividends on our stock in the foreseeable future.

Risks Related To Investing In Low- Priced Stock

It may be difficult for you to resell shares of our common stock if an active market for our common stock does not develop.

Our common stock is not actively traded on a securities exchange and we do not meet the initial listing criteria for any registered securities exchange or the Nasdaq National Market System. It is quoted on the less recognized OTC Bulletin Board. This factor may further impair your ability to sell your shares when you want and/or could depress our stock price. As a result, you may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

Technest’s common stock is “penny stock,” with the result that trading of our common stock in any secondary market may be impeded.

Due to the current price of our common stock, many brokerage firms may not be willing to effect transactions in our securities, particularly because low-priced securities are subject to SEC rules imposing additional sales requirements on broker-dealers who sell low-priced securities (generally defined as those having a per share price below $5.00). These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock as it is subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.  These factors severely limit the liquidity, if any, of our common stock, and will likely continue to have a material adverse effect on its market price and on our ability to raise additional capital.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries on disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC may require by rule or regulation.

In addition, the broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and ask quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	monthly account statements showing the market value of each penny stock held in the customer’s account.

Also, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

We cannot predict the extent to which investor interest in our stock or a business combination, if any, will lead to an increase in our market price or the development of an active trading market or how liquid that market, if any, might become.

The market price of our common stock may be volatile. As a result, you may not be able to sell our common stock in short time periods, or possibly at all.

Our stock price has been volatile. From January 2003 to January 5, 2006, the trading price of our common stock ranged from a low price of $0.02 per share to a high price of $63.29 per share. Many factors may cause the market price of our common stock to fluctuate, including:

•	variations in our quarterly results of operations;

•	the introduction of new products by us or our competitors;

•	acquisitions or strategic alliances involving us or our competitors;

•	future sales of shares of common stock in the public market; and

•	market conditions in our industries and the economy as a whole.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm our business.

Risks Related to the Homeland Security and Defense Industries

The homeland security and defense industries are characterized by rapid technological change and evolving industry standards, and unless we keep pace with the changing technologies, we could lose customers and fail to win new customers.

Our future success will depend, in part, upon our ability to develop and introduce a variety of new products and services and enhancements to these new product and services in order to address the changing and sophisticated needs of the homeland security marketplace. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of our products and services and purchase those of our competitors. Frequently, technical development programs in the homeland security industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict.

We face intense competition, which could result in lower revenues and higher research and development expenditures and could adversely affect our results of operations.

Current political tensions throughout the world have heightened interest in the homeland security industry, and we expect competition in this field, which is already substantial, to intensify. If we do not develop new and enhanced products, or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures.

We cannot assure you that we will be able to compete successfully against current and future competitors.

Risks Relating to New Corporate Governance Standards

We are not subject to the same corporate governance standards as listed companies. This may affect market confidence and company performance. As a result, our business could be harmed and the price of our stock could decrease.

Registered exchanges and the Nasdaq National Market have adopted enhanced corporate governance requirements that apply to issuers that list their securities on those markets. These standards deal with the rights and responsibilities of a company's management, its board, shareholders and various stakeholders. How well companies are run may affect market confidence as well as company performance. Our common stock is quoted on the OTC Bulletin Board, which does not have comparable requirements. As a result, our business and the price of our stock may be adversely affected.

For instance, we are not required to have any independent directors and we do not have independent directors. Therefore management has significant influence over decisions made by the Board on behalf of the stockholders.

In some circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise. We do not have a policy to resolve conflicts of interest and we are not required to have one. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our other stockholders in general, these persons may have interests different than yours.

Our administrative costs and expenses resulting from new regulations have increased, adversely affecting our financial condition and results of operations.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 and SEC rules adopted there under. These regulations increased our legal and financial compliance and made some activities more difficult, time-consuming and costly. Our expenses will continue to increase as we continue to implement these new regulations.

New corporate governance requirements have made it more difficult to attract qualified directors. As a result, our business may be harmed and the price of our stock may be adversely affected

New corporate governance requirements have increased the role and responsibilities of directors and executive officers of public companies. These new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve as members of our board of directors.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock.

Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our independent registered public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountant. We expect that this requirement will first apply to our annual report for the fiscal year ending June 30, 2007. The standards that must be met for management to assess the effectiveness of the internal control over financial reporting are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of its internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of its assessment by our independent registered public accountants. If management cannot assess our internal control over financial reporting as effective, or our independent registered public accounting firm is unable to issue an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely management’s current predictions of future events or based on current expectations, estimates and projections about the industry in which we operate, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are outside Technest ’s control and management’s control.

These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include, among others, those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We assume no obligation to update our forward-looking statements to reflect new information or developments, unless required by law. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Readers are cautioned not to put undue reliance on such forward-looking statements.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders" section of this prospectus.

PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

    Until March 30, 2001 our common stock was traded on the OTC Bulletin Board under the symbol FNTN. On April 2, 2001, our trading symbol was changed to FNIT and in July 2001, it was changed to THNS. Prior to our initial public offering on December 16, 1996, there was no public trading market for such shares. On July 19, 2005, as a result of our reverse stock split, we began trading under the symbol TCNH. The following table sets forth the high and low closing bid quotations for our common stock as set forth on Nasdaq.com:

Calendar Year	High	Low

2003
First Quarter	$ 4.22	$ .02
Second Quarter	$ 4.22	$2.11
Third Quarter	$21.10	$2.11
Fourth Quarter	$10.55	$4.22

2004
First Quarter	$27.43	$4.22
Second Quarter	$4.22	$4.22
Third Quarter	$12.66	$2.11
Fourth Quarter	$21.10	$2.11

2005
First Quarter	$63.29	$10.55
Second Quarter	$40.08	$12.66
Third Quarter	$52.743	$5.15

    The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission. These quotes are not necessarily representative of actual transactions or of the value of our common stock, and are in all likelihood not based upon any recognized criteria of securities valuation as used in the investment banking community. As of January 5, 2006, there were approximately 122 record holders of our common stock. Since our fiscal year ended June 30, 2005, we did not purchase any of our equity securities.

    We have not paid and do not anticipate paying any cash dividends on our common stock in the foreseeable future. The payment of any cash dividends will be at the discretion of the board of directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the board.

    The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all previous equity compensation plans not previously approved by stockholders, as of the most recently completed fiscal year:

Equity Compensation Plan Information As Of June 30, 2005

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	0	$0	10,000,000
Equity compensation plans not approved by security holders (2)	3,817	$422.36	0
Total	3,817	$422.36	10,000,000

(1)	2001 Stock Option Plan.

(2)	Options and warrants issued without security holder approval as compensation to officers and contractors outside of the 2001 Stock Option Plan.

SELLING STOCKHOLDERS

The following section presents information regarding our selling stockholders. The selling stockholder table and the notes thereto describe each selling stockholder, their relationship to Technest and the number of securities being sold. Immediately thereafter, we have also included a table identifying the individuals having voting and investment control over the securities being sold. Finally, a description of how each selling stockholder acquired the securities being sold in this offering is detailed under the heading "Transactions with Our Selling Stockholders."

Selling Stockholder Table

The following table sets forth the approximate number of shares beneficially owned as of December 20, 2005 by each of the selling stockholders and their pledgees, assignees and successors-in-interest. Please consider the following when reviewing the information presented in the table and the notes:

•	The number of shares beneficially owned by the selling stockholders is determined in accordance with rules promulgated by the SEC.

•
Applicable percentage of ownership is based on 15,481,289 shares of common stock outstanding as of December 20, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of December 20, 2005 for each stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

•
Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or convertible within 60 days of December 20, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

•	The "Right to Acquire" column reflects beneficial ownership of shares subject to warrants and convertible preferred stock that may be exercised and converted within 60 days after December 20, 2005.

•	The "Shares Offered" under this prospectus column reflects all of the shares that each selling stockholder may offer under this prospectus.

•
The table assumes that the selling stockholders will sell all of the shares. No assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.

Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. The selling stockholders may have sold, transferred or otherwise disposed of the securities being registered, since the date the selling stockholders provided the information regarding their securities holdings.

BENEFICIAL OWNERSHIP PRIOR TO OFFERING
NAME OF BENEFICIAL OWNER (1)	OUTSTANDING	RIGHT TO ACQUIRE	TOTAL	SHARES OFFERED UNDER THIS PROSPECTUS

DKR Soundshore Oasis Holding Fund, Ltd. / DKR Soundshore Strategic Holding Fund, Ltd.(2)(3)	42,328 (10)	459,768 (12)(13)	502,096 (15)	528,763 (10)(12)(13)(15)(16)

Southridge Partners LP(4)	338,736 (10)(11)	344,827 (13)	683,563	723,563 (10)(11)(13)(16)

Verdi Consulting, Inc.(5)	551,301 (10)(11)(17)	134,407 (12)	685,708	715,708 (10)(11)(12)(16)(17)

ipPartners, Inc.(6)	390,192 (11)(17)	9,995 (12)	400,187	416,854 (11)(12)(16) (17)

Deer Creek Fund LLC(7)	8,466	229,884 (12)(13)	238,350	251,683 (10)(12)(13)(16)

Southshore Capital Fund Ltd. (8)	73,060 (10)(11)	57,467 (13)	130,527	120,586 (10)(11)(13)(16)

Garth LLC (9)	12,404	306,047 (14)	318,451	306,047 (14)

Markland Technologies, Inc. (18)	13,954,023	-	13,954,023	10,454,023

BENEFICIAL OWNERSHIP AFTER OFFERING
NAME OF BENEFICIAL OWNER	OUTSTANDING	RIGHT TO ACQUIRE	PERCENT

DKR Soundshore Oasis Holding Fund, Ltd. / DKR Soundshore Strategic Holding Fund, Ltd.(2)(3)	0	0	0

Southridge Partners LP(4)	0	0	-

Verdi Consulting, Inc.(5)	0	0	-

ipPartners, Inc.(6)	0	0	-

Deer Creek Fund LLC(7)	0	0	-

Southshore Capital Fund Ltd.(8)	16,608	0	*

Garth LLC(9)	12,404	0	*

Markland Technologies, Inc. (18)	3,500,000	0	10.1%

* Indicates less than one percent.
(1)	Each selling stockholder has represented to us that it is not a registered broker-dealer.
(2)
DKR Soundshore Oasis Holding Fund Ltd. was a party to the February 14, 2005 Securities Purchase Agreement between Technest and the investors thereto. Pursuant to the terms of this agreement, DKR Soundshore Oasis Holding Fund Ltd. received, among other things, warrants to purchase 218,390 shares of common stock at an exercise price of $6.50 and 218,390 shares of Series C preferred stock, convertible into 218,390 shares of common stock. As of December 20, 2005, a total of 40,212 shares of common stock has been issued to DKR Soundshore Oasis Holding Fund Ltd. in satisfaction of liquidated damages arising under the February 14, 2005 Registration Rights Agreement.

(3)
DKR Soundshore Strategic Holding Fund Ltd. was a party to the February 14, 2005 Securities Purchase Agreement between Technest and the investors thereto. Pursuant to the terms of this agreement, DKR Soundshore Strategic Holding Fund Ltd. received, among other things, warrants to purchase 11,494 shares of common stock at an exercise price of $6.50 and 11,494 shares of Series C preferred stock, convertible into 11,494 shares of common stock. As of December 20, 2005, a total of 2,116 shares of common stock has been issued to DKR Soundshore Strategic Holding Fund Ltd. in satisfaction of liquidated damages arising under the February 14, 2005 Registration Rights Agreement.

(4)
Southridge Partners LP was a party to the February 14, 2005 Securities Purchase Agreement between Technest and the investors thereto. Pursuant to the terms of this agreement, Southridge Partners LP received, among other things, warrants to purchase 344,827 shares of common stock at an exercise price of $6.50 and 344,827 shares of Series C preferred stock, convertible into 344,827 shares of common stock. On October 25, 2004, Southridge Partners LP exercised all of the warrants it received pursuant to the February 14, 2005 Securities Purchase Agreement. This exercise was pursuant to a net exercise provision and resulted in the issuance of 259,604 shares of common stock to Southridge Partners LP. As of December 20, 2005, a total of 79,132 shares of common stock has been issued to Southridge Partners LP in satisfaction of liquidated damages arising under the February 14, 2005 Registration Rights Agreement.

(5)
Verdi Consulting, Inc., a company wholly owned and controlled by Chad Verdi, was a party to the February 14, 2005 Securities Purchase Agreement between Technest and the investors thereto. Pursuant to the terms of this agreement, Verdi Consulting, Inc. received, among other things, warrants to purchase 258,620 shares of common stock at an exercise price of $6.50 and 258,620 shares of Series C preferred stock, convertible into 258,620 shares of common stock. On February 8, 2005 Verdi Consulting, Inc. was a party to a Securities Purchase Agreement with Technest. Pursuant to the terms of that agreement, Verdi Consulting, Inc. received 25 shares of Series A convertible preferred stock convertible into 118,382 shares of common stock. Subsequently, Verdi Consulting, Inc. received an additional 34.694 shares of Series A convertible preferred stock from Garth LLC and transferred an aggregate 30 shares of Series A convertible preferred stock to ipPartners, Inc. On June 20, 2005, Verdi Consulting, Inc. exercised 124,213 of the warrants it received pursuant to the February 14, 2005 Securities Purchase Agreement. This exercise was pursuant to a net exercise provision and resulted in the issuance of 104,452 shares of common stock to Verdi Consulting, Inc. On October 14, 2005, Verdi Consulting, Inc. converted its remaining shares of Series A convertible preferred stock into 140,610 shares of common stock and 258,620 shares of Series C preferred stock into 258,620 shares of common stock. As of December 20, 2005, a total of 47,619 shares of common stock has been issued to Verdi Consulting, Inc. in satisfaction of liquidated damages arising under the February 14, 2005 Registration Rights Agreement.

(6)
ipPartners, Inc., a company controlled and wholly owned by Robert Tarini, our CEO and Chairman of our Board of Directors, was a party to the February 14, 2005 Securities Purchase Agreement between Technest and the investors thereto. Pursuant to the terms of this agreement, ipPartners, Inc. received, among other things, warrants to purchase 143,678 shares of common stock at an exercise price of $6.50 and 143,678 shares of Series C preferred stock, convertible into 143,678 shares of common stock. Shares held by ipPartners, Inc. should be aggregated to those held by Mr. Tarini. Between March 7, 2005 and October 14, 2005, ipPartners, Inc. acquired 30 shares of Series A convertible preferred stock convertible into 118,382 shares of common stock. On June 20, 2005, ipPartners, Inc. exercised 133,683 of the warrants it received pursuant to the February 14, 2005 Securities Purchase Agreement. This exercise was pursuant to a net exercise provision and resulted in the issuance of 104,455 shares of common stock of ipPartners, Inc. On November 3, 2005, ipPartners, Inc. converted all of its shares of Series A convertible preferred stock into 142,059 shares of common stock and all of its shares of Series C preferred stock into 143,678 shares of common stock.

(7)
Deer Creek Fund LLC was a party to the February 14, 2005 Securities Purchase Agreement between Technest and the investors thereto. Pursuant to the terms of this agreement, Deer Creek Fund LLC received, among other things, warrants to purchase 114,942 shares of common stock at an exercise price of $6.50 and 114,942 shares of Series C preferred stock, convertible into 114,942 shares of common stock. As of December 20, 2005, a total of 8,466 shares of common stock has been issued to Deer Creek Fund LLC in satisfaction of liquidated damages arising under the February 14, 2005 Registration Rights Agreement.

(8)
Southshore Capital Fund Ltd. was a party to the February 14, 2005 Securities Purchase Agreement between Technest and the investors thereto. Pursuant to the terms of this agreement, Southshore Capital Fund Ltd. received, among other things, warrants to purchase 57,467 shares of common stock at an exercise price of $6.50 and 57,467 shares of Series C preferred stock, convertible into 57,467 shares of common stock. Prior to that time, Southshore Capital Fund Ltd. Held 16,608 shares of our common stock. On October 4, 2005, Southshore Capital Fund Ltd. exercised all of the warrants it received pursuant to the February 14, 2005 Stock Purchase Agreement. This exercise was pursuant to a net exercise provision and resulted in the issuance of 43,264 shares of common stock to Southshore Capital Fund Ltd. As of December 20, 2005, a total of 13,188 shares of common stock has been issued to Southshore Capital Fund Ltd. in satisfaction of liquidated damages arising under the February 14, 2005 Registration Rights Agreement.

(9)
On February 8, 2005, Garth LLC was a party to a Securities Purchase Agreement with Technest. Pursuant to that agreement, Garth LLC received 99.325 shares of Series A convertible preferred stock convertible into 470,333 shares of common stock. Prior to February 8, 2005, Garth LLC owned 12,404 shares of our common stock. Subsequently, Garth LLC transferred an aggregate of 34.694 shares of Series A convertible preferred stock to Verdi Consulting, Inc. and ipPartners, Inc.

(10)	Includes shares of common stock issued to the selling stockholder in satisfaction of liquidated damages arising under the February 14, 2005 Registration Rights Agreement as amended.

(11)	Includes shares common stock issued to the selling stockholder pursuant to the exercise of the warrants issued on February 14, 2005.

(12)	Includes shares of common stock issuable upon exercise of the warrants issued on February 15, 2005.

(13)	Includes shares of common stock issuable upon conversion of shares of Series C preferred stock issued on February 15, 2005.

(14)	Includes shares of common stock issuable upon conversion of Series A convertible preferred stock.

(15)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the total number of shares of common stock beneficially owned by both entities has been aggregated for purposes of calculating beneficial ownership and may not exceed 4.999% on a combined basis.

(16)
Includes shares of common stock which may become issuable as liquidated damages pursuant to a Registration Rights Agreement dated February 14, 2005 and amended on October 3, 2005 effective as of September 30, 2005.

(17)	Includes shares of common stock issued to the shareholder pursuant to the conversion of Series A convertible preferred stock and Series C preferred stock.

(18)
On February 14, 2005, in accordance with the terms of a Securities Purchase Agreement between Markland and Technest, Markland received 1,954,023 shares of Technest common stock in exchange for 10,168,764 shares of Markland common stock which were used as partial consideration for the concurrent acquisition of Genex Technologies, Inc. On August 17, 2005, Markland received 12 million shares of Technest common stock as consideration for the sale of all of the outstanding stock of EOIR Technologies to Technest pursuant to a Stock Purchase Agreement.

Voting And Investment Control

The table below sets forth selling stockholders that are entities and the names of individuals having voting and investment control over the securities held by these entities on December 20, 2005. We prepared this table based upon information supplied to us by the selling stockholders. This information is not necessarily indicative of beneficial ownership for any other purpose.

Entity	Voting And Investment Control
Deer Creek Fund, LLC	Colm Wrynn / Marc Sharinn (a)
DKR Soundshore Oasis Holding Fund, Ltd.	Seth Fisher(b)
DKR Soundshore Strategic Holding Fund, Ltd.	Seth Fisher(b)
Garth LLC	David Sims (c)
Southridge Partners LP	Stephen Hicks (d)
Southshore Capital Fund Ltd.	David Sims (e)
Verdi Consulting, Inc.	Chad Verdi
ipPartners, Inc.	Robert Tarini
Markland Technologies, Inc.	(f)

Notes

(a)	Colm Wrynn and Marc Sharinn each disclaim beneficial ownership of the shares of our common stock beneficially owned by Deer Creek Fund, LLC.
(b)	Seth Fisher disclaims beneficial ownership of the shares of Technest common stock beneficially owned by DKR Soundshore Oasis Holding Fund, Ltd. and DKR Soundshore Strategic Holding Fund, Ltd.
(c)	David Sims disclaims beneficial ownership of shares of our common stock beneficially owned by Garth LLC.
(d)	Stephen Hicks disclaims beneficial ownership of the shares of our common stock beneficially owned by Southridge Partners, LP.
(e)	David Sims disclaims beneficial ownership of shares of our common stock beneficially owned by Southshore Capital Fund, Ltd.
(f)
Robert Tarini, Joseph P. Mackin and Gino Pereira are the directors of Markland Technologies, Inc. and therefore, in that capacity, they share voting and investment control over the shares of Technest owned by Markland. Each disclaim beneficial ownership of the shares owned by Markland.

Transactions With Our Selling Stockholders

Up to 13,517,227 shares are being offered under this prospectus, all of which are being registered for sale for the account of the selling stockholders. The selling stockholders acquired these securities in connection with the following transactions.

Securities Purchase Agreement among Technest and Southridge Partners, LP, Southshore Capital Fund Ltd., ipPartners, Inc., DKR Soundshore Strategic Holding Fund, Ltd., DKR Soundshore Oasis Holding Fund, Ltd. and Deer Creek Fund LP

This summary highlights selected information regarding the terms of a stock purchase agreement, dated February 14, 2005, between us and Southridge Partners, LP, Southshore Capital Fund Ltd., ipPartners, Inc., DKR Soundshore Strategic Holding Fund, Ltd., DKR Soundshore Oasis Holding Fund, Ltd. and Deer Creek Fund LP. It may not contain all of the information that is important to you. For a detailed description of this agreement, you should refer to our current report on Form 8-K (SEC File # 000-27023) filed with the SEC on February 15, 2005 and the securities purchase agreement filed as an exhibit thereto. This current report and this agreement contain material information and are publicly available on the SEC’s web site at www.sec.gov. We urge you to obtain and read carefully copies of these reports and documents before making an investment decision.

Summary. We financed the acquisition of Genex pursuant to a Securities Purchase Agreement, dated February 14, 2005. In connection with this agreement, we and Markland entered into agreements providing for the registration of shares of common stock to be issued by Markland or us upon conversion of our Series B and Series C preferred stock and the exercise of warrants. In connection with the acquisition of Genex, our Board of Directors and the holders of a majority of our common stock approved a 1 for 211.18 reverse split of our outstanding common stock, which became effective as of the close of business on July 19, 2005. ipPartners, Inc., one of the investors in this transactions is a corporation solely owned and controlled by Robert Tarini. Mr. Tarini is our chief executive officer and the chairman of our board of directors. Mr. Tarini is also the chief executive officer and chairman of the board of directors of our majority stockholder, Markland Technologies, Inc.

Issuance of Units. We financed the acquisition of Genex with the sale of 1,149,425 shares of our Series B preferred stock (which is convertible into Markland common stock), five-year warrants to purchase up to 1,149,425 shares of our common stock for an exercise price of $6.50 per share (after giving effect to the Reverse Stock Split), and 1,149,425 shares of our Series C preferred stock convertible into 1,149,425 shares of our common stock (after giving effect to the Reverse Stock Split). We received gross proceeds of $5,000,000 in this offering. The issuance of these securities was not registered under the Securities Act, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof. The proceeds of this financing were used to fund the acquisition of Genex , pay transactions costs and fund working capital.

As of December 20, 2005, holders of the February 14, 2005 warrants have exercised warrants to purchase 660,190 shares of common pursuant to net exercise provisions set forth in the warrants. As a result of these exercises, Technest has issued 511,778 shares of common stock to the respective holders.

Series B Preferred Stock. On June 20, 2005, Markland entered into definitive agreements with DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd., Verdi Consulting, Inc., and ipPartners, Inc. pursuant to which Markland exchanged 632,182 shares of Technest Series B preferred stock (convertible into shares of Markland common stock) for 2,750 shares of Markland Series D preferred stock (also convertible into shares of Markland common stock). On August 19, 2005, Markland entered into a definitive exchange agreement with the Deer Creek Fund LLC, pursuant to which Markland exchanged 114,943 shares of our Series B preferred stock for 500 shares of Markland Series D preferred stock. On October 4, 2005, Markland entered into definitive agreements with Southridge Partners LP and Southshore Capital Fund Ltd. pursuant to which Markland exchanged 402,294 shares of our Series B preferred stock for 1,750 shares of Markland Series D preferred stock. As a result of these agreements, all of our Series B preferred stock has been retired.

Series C Preferred Stock. The Technest Series C preferred stock is convertible at the option of the stockholder at any time. The number of shares of Technest common stock into which each share of Series C preferred stock is convertible is determined by dividing $2.175 by the Series C conversion price, currently $2.175.

Each holder’s shares of Series C preferred stock may only be converted to the extent that after such conversion, the number of shares our common stock held by such holder and its affiliates will not exceed 4.999% of the outstanding shares of our common stock. The holder may waive this limitation in favor of an unwaivable 9.999% cap, with any such waiver not to be effective until 65 days after the request. Shares of the Series C preferred stock have a liquidation preference of approximately $2.175 per share, may only vote on changes to the rights, privileges and priority of the Series C preferred stock, receive dividends on an as converted basis whenever dividends are made to the Technest common stock holders, are not redeemable by Technest and are convertible into Technest common stock.

As of December 20, 2005, 402,298 shares of the Series C preferred stock have been converted into 402,298 shares of Common Stock.

Technest Registration Obligations. Technest and the investors in the private placement entered into a Registration Rights Agreement dated February 14, 2005. Pursuant to this agreement, Technest agreed to file a registration statement covering the resale of all of the common stock issuable upon conversion of the Series C preferred stock, (b) all of the common stock issuable upon exercise of the common stock purchase warrants, and (c) common stock which may become issuable to selling stockholders as liquidated damages for breach of covenants contained in or as a result of adjustments contemplated by the securities purchase agreement and the registration rights agreement. Technest agreed to use its best efforts to cause the registration statement to be declared effective as promptly as possible thereafter, and to keep the registration statement effective until twenty-four (24) months following the date on which the shelf registration becomes effective, unless the shares of common stock covered by the registration statement have been sold or may be sold pursuant to Rule 144(k) of the Securities Act without volume restrictions. Technest will be required to amend such registration statement or file an additional registration statement as soon as reasonably practicable if the number of shares of common stock issuable in lieu of the payment of partial liquidated damages exceeds the number of such shares then registered in a registration statement.

Failure to comply with the terms of the registration rights agreement will trigger liquidated damages equal to four percent (4%) of the purchase price paid by each holder in connection with the investors' investments for each month (and pro rata for any portion of a month) that Technest fails to meet the relevant filing date, the relevant effective date, or for such failure to keep the registration statement effective. Technest shall pay any such liquidated damages by issuing registered shares of common stock valued at ninety (90%) percent of the average of the trailing five (5) trading days' closing prices before the payment.

As of December 20, 2005 we have issued 190,733 shares of Common Stock in satisfaction of liquidated damages arising under the February 14, 2005 registration rights agreement.

Securities Purchase Agreements with Garth LLC and Verdi Consulting, Inc.

This summary highlights selected information regarding the terms of exchange agreements among us and on the one hand and Garth LLC and Verdi Consulting, Inc. on the other. It may not contain all of the information that is important to you. For a detailed description of these agreements, you should refer to our current report on Form 8-K (SEC File # 000-27023) filed with the SEC on February 14, 2005 and the exchange agreements filed as exhibits thereto. This current report and these agreements contain material information and are publicly available on the SEC’s web site at www.sec.gov. We urge you to obtain and read carefully copies of these reports and documents before making an investment decision.

Summary. On February 8, 2005, we entered into an Exchange Agreement and a Securities Purchase Agreement with Garth LLC pursuant to which we agreed to issue 99.325 shares of our Series A convertible preferred stock in exchange for $25,000 in cash and the surrender of certain of our 8% Promissory Notes held by Garth LLC (the "Notes"). Immediately prior to their surrender, the Notes had an aggregate outstanding principal balance plus accrued interest of $74,848. We received net cash proceeds of $25,000 from this private placement.

On February 8, 2005, we entered into a Securities Purchase Agreement with Verdi Consulting, Inc. pursuant to which we sold twenty five (25) shares of our Series A convertible preferred stock for the aggregate consideration of $25,000.

The proceeds from the issuance of the Series A convertible preferred stock were used to reduce accounts payable.

Subsequently, ipPartners, Inc., Verdi Consulting, Inc. and Garth LLC engaged in a series of private placements, the end whereby Verdi Consulting, Inc. received 39.694 shares of Series A convertible preferred stock from Garth LLC and ipPartners, Inc. received 30 shares of Series A convertible preferred stock from Verdi Consulting, Inc.

Registration Rights. Both Garth LLC and Verdi Consulting, Inc. have certain piggy-back registration rights and are entitled to include the shares of our common stock underlying their shares of Series A convertible preferred stock in this registration statement.

Stock Purchase Agreement with Markland Technologies, Inc.

This summary highlights selected information regarding the terms of stock purchase agreement between Markland Technologies, Inc. and us. It may not contain all of the information that is important to you. For a detailed description of this agreement, you should refer to our current report on Form 8-K (SEC File # 000-27023) filed with the SEC on August 18, 2005, as amended on November2, 2005 and the stock purchase agreement filed as an exhibit thereto. This current report and the agreement contain material information and are publicly available on the SEC’s web site at www.sec.gov. We urge you to obtain and read carefully copies of these reports and documents before making an investment decision.

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of EOIR, formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland, and, as a result, Markland’s ownership of Technest increased from 85% to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock). This reorganization did not result in a change of control of EOIR. We did not need stockholder consent in order to complete this reorganization.

This transaction was not registered under the Securities Act, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, insofar as such securities were sold only to an "accredited investor" within the meaning of Rule 501 of Regulation D.

Relationship with Markland Technologies, Inc.

We are a majority owned subsidiary of Markland Technologies, Inc. Immediately prior to this offering, Markland owns approximately 90% of the outstanding shares of our common stock. Our common stock has one vote per share, while our Series A, Series B and Series C preferred stock do not have voting rights, therefore, as of January 5, 2006, Markland held approximately 90% of the combined voting power of our outstanding capital stock. Markland has the ability to direct the election of members of our board of directors and to determine the outcome of other matters submitted to the vote of our shareholders including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Markland will also have the power to prevent or cause a change in control, and could take other actions that might be favorable to Markland but not to Technest.

Markland has advised us that its current intent is to complete the sale of shares in this offering within two years and additionally plans to dividend to its shareholders up to 2,500,000 shares of our common stock to its shareholders of record as of May 1, 2006. Assuming Markland does not acquire any additional shares of our common stock, after this offering and the Markland dividend, Markland will not own any of our outstanding common stock. Except for Markland, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. Markland will, in its sole discretion, determine the timing, structure and all terms of its sales of our common stock that it owns. If the offering is delayed or not completed at all, the liquidity of our shares in the market will be severely constrained unless and until Markland elects to sell some of its significant ownership. There are no limits on these sales and the sale or potential sale by Markland could adversely affect market prices. In addition, because of the limited liquidity until the distribution occurs, relatively small trades of our stock will have a disproportionate effect on our stock price.

The following is a summary of certain significant relationships we have with Markland.

Right of First Refusal. On February 14, 2005, we entered into a securities purchase agreement with Markland, a copy of which is filed as Exhibit 2.2 to our current report on Form 8-K filed on February 15, 2005, under which we grant to Markland a continuing option to purchase additional shares of our common stock. Markland may exercise the option simultaneously with the issuance of any equity security of Technest, to the extent necessary to permit Markland to maintain a 51% percentage ownership of our common stock. The purchase price and terms of the shares of our common stock purchased upon any exercise of this option will be equal to the price paid and terms for the common stock in the related new issuance. However, Markland is not subject to any contractual obligation to exercise this right to maintain its share ownership.

Cross Directorships. Our chief executive officer, president, chief financial officer and all of our directors are also officers and directors of Markland. These cross directorships of both Technest and Markland could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the two companies. We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

Tax-Sharing. We are included in Markland's federal consolidated income tax group, and our federal income tax liability will be included in the consolidated federal income tax liability of Markland and its subsidiaries. In certain circumstances, certain of our subsidiaries will also be included with certain Markland subsidiaries in combined, consolidated or unitary income tax groups for state and local income tax purposes.

In general, we will be included in Markland’s consolidated group for federal income tax purposes for so long as Markland beneficially owns at least 80% of the total voting power and value of our outstanding common stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although we have agreed to allocate tax liabilities between Technest and Markland, during the period in which we are included in Markland’s consolidated group, we could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Markland’s consolidated group.

Litigation Against Markland. Various legal actions, proceedings and claims are pending or may be instituted against Markland. If plaintiffs are successful in holding Markland responsible, shares of our common stock that are owned by Markland would be among the assets of Markland available to satisfy these liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the transition period beginning January 1, 2005 and ending June 30, 2005 should be read together with our financial statements and related notes included elsewhere in this prospectus.

When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that characterize our business. In particular, we encourage you to review the risks and uncertainties described under "Risk Factors " below. These risks and uncertainties could cause actual results to differ materially from those forecasted in forward-looking statements or implied by past results and trends. Forward-looking statements are statements that attempt to project or anticipate future developments in our business; we encourage you to review the examples of forward-looking statements under "Note Regarding Forward-Looking Statements." These statements, like all statements in this prospectus, speak only as of the date of this prospectus (unless another date is indicated) and we undertake no obligation to update or revise the statements in light of future developments.

Recent Developments

Change in Fiscal Year. In June 2005, we changed our fiscal year end from December 31 to June 30.

Reverse Stock Split. On June 2, 2005, our Board of Directors and the holders of a majority of our outstanding shares of common stock approved a recapitalization in the form of a one (1) for two hundred eleven and eighteen one hundredths (211.18) reverse stock split of our shares of common stock, par value $.001 per share, outstanding after considering and concluding that the Reverse Stock Split was in our best interests and the best interests of our stockholders, with all fractional shares rounded up to the nearest whole number. The Reverse Stock Split was effective as of the close of business on July 19, 2005. The Reverse Stock Split did not reduce our authorized shares of common stock, which remains at 495,000,000 shares. Based on the number of shares outstanding as of July 19, 2005, after giving effect to the Reverse Stock Split, we had approximately 2,302,193 shares of Technest common stock outstanding. Technest began trading under the symbol "TCNH" on July 20, 2005.

Acquisition of EOIR. On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland, and, as a result, Markland’s ownership of Technest increased from 85% immediately prior to the transaction to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock).

EOIR offers products and services which include: (i) design and fabrication of customized remote sensor systems and platforms for U.S. Department of Defense, United States intelligence agencies and U.S. Department of Homeland Security applications; (ii) remote sensor data collection, data signal processing and data exploitation; and (iii) training in the use of remote sensor systems and data. Markland acquired EOIR on June 29, 2004. EOIR generated approximately 97% of Markland’s revenue for fiscal 2005.

Six months ended June 30, 2005 compared with the six months ended June 30, 2004

The push-down basis of accounting has been applied to the acquisition of Technest by Markland and the acquisition of Genex by Technest. In accordance with the push-down basis of accounting, Technest’s and Genex’s net assets were adjusted to their estimated fair values as of the date of acquisition. The results of operations for the six months ended June 30, 2005 include the operations of Genex from February 15, 2005 through June 30, 2005. Prior to the acquisition of Genex, Technest had no operations. Therefore, the results for the six months ended June 30, 2005 are not directly comparable to the same period in the previous year or to the year ended December 31, 2004. The comparative amounts below for the six months ended June 30, 2004 are unaudited.

Revenue

Technest had $1,664,075 in revenue during the six months ended June 30, 2005 compared with no revenue for the same period in 2004. Of the 2005 revenue, $504,196 was from sales to EOIR, a related party.

Gross profit

The gross profit for the six months ended June 30, 2005 was $798,136. Technest expects to expand its commercial product manufacturing capacity and refine its commercial product costing and, accordingly, gross profit on future commercial product sales may differ.

Selling, general and administrative expenses

Selling, general and administrative expenses for the six months ended June 30, 2005 was $1,104,504 and consisted primarily of payroll and payments of $326,241 to EOIR, a related party, for management and accounting services. Selling, general and administrative expenses and net loss from operations for the six months ended June 30, 2004 was $5,787.

Research and development

Research and development expenses for the six months ended June 30, 2005 was $2,298,850. Of this amount, $2,095,000 was attributable to non-cash in process R & D written off on the acquisition of Genex. This amount was determined by an independent business valuation of Genex obtained as of the acquisition date and related to research and development projects in-process as of the acquisition date which have not reached technological feasibility and for which no alternative use exists. The projects in process were in the areas of intelligent surveillance, three-dimensional imaging, and medical imaging.

Net loss

The net loss for the six months ended June 30, 2005 was $2,728,639 compared with $5,787 for the period ended June 30, 2004.

Net loss applicable to common stockholders

The net loss applicable to common stockholders for the six months ended June 30, 2005 was $4,903,487. This reflects the non-cash deemed dividends related to the beneficial conversion features of $124,848 for Series A convertible preferred stock and $2,050,000 for Series C convertible preferred stock. The net loss applicable to common stockholders for the six months ended June 30, 2004 was $5,787.

Three months ended September 30, 2005 compared with the three months ended September 30, 2004

        The push down basis of accounting has been applied to the acquisition of Technest by Markland and the acquisition of Genex by Technest. In accordance with the push down basis of accounting, Technest’s and Genex’s net assets were adjusted to their estimated fair values as of the date of acquisition.

Since the acquisition of EOIR was a transaction between entities under common control, Technest recorded the net assets of EOIR at their carrying value on the date of transfer. Additionally, Technest has reported the results of operations and cash flows as though the transfer of EOIR occurred at the beginning of the first period presented. Financial statements and financial information for prior periods has been restated to include the results of EOIR in order to provide comparative information.

Revenue

        Technest had $18,996,341 in revenue during the three months ended September 30, 2005 compared with $15,507,314 for the same period in 2004. The increase in revenue was due to the acquisition of Genex in February 2005 and an increase in the product breadth of EOIR resulting in an increase in contract revenues for EOIR.

        Gross profit

        The gross profit for the three months ended September 30, 2005 was $3,405,886 compared with $3,066,165 for the same period in 2004. The gross profit margin for the three months ended September 30, 2005 was 18% compared with 20% for the same period in 2004 due to the mix of service revenues.

        Selling, general and administrative expenses

        Selling, general and administrative expenses for the three months ended September 30, 2005 was $3,040,732 and consisted primarily of payroll. Selling, general and administrative expenses for the three months ended September 30, 2004 was $3,143,559. The decrease in selling, general and administrative expenses is due to lower stock compensation expense and management fee charges in 2005. Included in selling, general and administrative expenses, amortization of compensatory element of stock issuances for the three months ended September 30, 2005 and 2004 were $96,339 and $288,848 respectively. This represents the amortization of stock-based compensation related to options for the purchase of Markland common stock granted to EOIR employees by Markland in conjunction with the original acquisition of EOIR in June 2004. Also included in selling general and administrative expenses are management fees paid to Markland. These amounted to $250,000 and $375,000 for the three months ended September 30, 2005 and 2004, respectively.

        Research and development

        Research and development expenses for the three months ended September 30, 2005 was $60,745 and consisted primarily of research for new product development. There were no equivalent expenses for the same period in 2004.

        Amortization of intangible assets

        Amortization of intangible assets for the three months ended September 30, 2005 and 2004 were $440,869 and $326,528 respectively. Additional amortization expense was recorded in 2005 because of the amortization of definite-lived intangible assets acquired in conjunction with Genex and EOIR in 2005 and EOIR only in 2004.

Operating loss

        The operating loss for the three months ended September 30, 2005 was $136,460 compared with a loss of $403,922 for the period ended September 30, 2004.

        Interest expense and other income

        Interest expense for the three months ended September 30, 2005 and 2004 were $669,647 and $251,917, respectively.

        In connection with the acquisition of EOIR, EOIR issued $11,000,000 in original principal amount of notes due to the former stockholders of EOIR. The fair market value of these notes was $9,532,044 as determined by management based on a number of factors including an independent valuation. The discount of $1,467,956 is being amortized to interest expense over the life of the note. Non-cash interest expense related to the amortization of this discount was $73,399 and $73,398 in the three months ended September 30, 2005 and 2004, respectively. These notes bear interest at the rate of six (6%) percent per annum and must be repaid within the next four years.  In the quarter ended September 30, 2005, the Company charged to interest expense $530,000 related to liquidated damages accruing for failure to file a registration statement.

Other income for the three months ended September 30, 2005 and 2004 were $30,582 and $5,166, respectively, and represents interest received on cash balances.

        Net loss

        The net loss for the three months ended September 30, 2005 was $775,525. The net loss for the three months ended September 30, 2004 was $650,673.

Liquidity And Capital Resources

Cash and Working Capital

On September 30, 2005, Technest had a negative working capital balance of $3,439,406. Technest’s current liabilities include $1,142,347 due to Markland, Technest’s parent company. Net cash used in operating activities was $1,869,488 for the three months ended September 30, 2005. Non-cash expenses included in the net loss totaled $686,004 while changes in the components of working capital used cash of $1,791,503. Most of this change in working capital was related to a reduction of amounts due to related parties and trade payables by $2,400,674 in 2005.

        Cash Used in Investing Activities

        Technest used net cash of $55,409 for the acquisition of equipment

        Cash Used in Financing Activities

In the three months ended September 30, 2005, $610,592 was used for loan repayments.

Sources of Liquidity

During the three months ended September 30, 2005, we have satisfied our cash requirements primarily through operating cash flows and our cash reserves.

        Commitments and Contingencies

Facilities

Technest has its executive office in Boston, Massachusetts. The monthly lease amount for this facility is approximately $6,000.

        EOIR, our wholly owned subsidiary, holds a three-year lease for its executive and administrative offices of approximately 5,420 square feet in Woodbridge, Virginia. The lease expires on September 30, 2008. EOIR leases approximately 10,000 square feet in Spotsylvania, Virginia, where it houses its software development unit. The lease expires on October 31, 2009. EOIR also holds a five-year lease for 6,951 square feet in Spotsylvania, Virginia. The lease expires on October 15, 2010. EOIR also has several offices located in Fredericksburg, Virginia - one office with 1,200 square feet, with a two-year lease that expires on October 31, 2006, and one with 4,200 square feet, with a three-year lease that expires on June 30, 2007. Monthly lease amounts for these facilities total approximately $36,600.

Genex leases office space under the terms of a non-cancelable operating lease that expires in January 2006. The office space lease provides for annual increases of 3% to the base rent and requires Technest to reimburse the landlord for its pro rata share of the increases in annual operating expenses and real estate taxes. Monthly lease amounts for this facility total approximately $10,100.

Rent expense for the three months ended September 30, 2005 and 2004, was $126,717 and $54,965 respectively.

Legal

On July 23, 1998, H & H Acquisition Corp., individually and purportedly on behalf of Technest, commenced an action in federal court in the Southern District of New York against Technest, the founder and certain officers, among others. The complaint is an action to recover shares of common stock of Technest and unspecified damages. Management believes that the claims against Technest and certain officers are without merit and is vigorously defending the action. Technest cannot make any assurances about the litigation's outcome. However, Technest could be adversely affected if the plaintiff prevails.

In September 2002 Technest was served with a Summary Judgment Motion regarding H & H Acquisition Corp. and Technest answered the motion in November 2002. On January 3, 2005, the court denied the motion for summary judgment. Trial of this matter is scheduled to begin in January 2006.

On or about September 16, 2004, Joseph R. Moulton, Sr. initiated a lawsuit in the Circuit Court of Spotsylvania County, Virginia, against Markland, EOIR, and our Chief Executive Officer and Director, Robert Tarini, in his capacity as Markland’s Chief Executive Officer. Mr. Moulton was the largest single shareholder of EOIR prior to its acquisition by Markland, owning approximately 67% of the EOIR capital stock. Mr. Moulton received approximately $5,863,000 in cash and a promissory note of EOIR in the approximate principal amount of $6,967,000 for his shares of EOIR at the closing of the acquisition of EOIR by Markland.

In his complaint Mr. Moulton asserts, among other things, that Markland and EOIR breached their obligations under the Stock Purchase Agreement, dated June 29, 2004, pursuant to which Markland acquired EOIR, by terminating Mr. Moulton's employment with EOIR and removing him from the EOIR board of directors.

Mr. Moulton is seeking damages allegedly suffered by his loss of employment, extreme emotional distress, and costs incurred to enforce his contractual rights. In addition, he is seeking some other equitable relief including, the appointment of a receiver to oversee the management of EOIR until the promissory notes issued to former EOIR shareholders at the closing of the acquisition are paid in full and a declaratory judgment that Markland and EOIR's actions constitute an event of default under these promissory notes allowing for the acceleration of all amounts (approximately $11,000,000) due there under. Markland is a guarantor of these notes.

Markland and EOIR believe that the allegations in this lawsuit are entirely without merit. Markland and EOIR have filed an answer denying Mr. Moulton's allegations and opposing vigorously all equitable relief sought. Markland and EOIR have also filed a counterclaim against Mr. Moulton seeking damages resulting from alleged misconduct and misrepresentations on the part of Mr. Moulton related to EOIR’s relationship with certain banks.

On April 4, 2005 a hearing was held in the Spotsylvania County Circuit Court on Markland and EOIR's demurrer to certain claims brought by Mr. Moulton. As a result of that hearing, the claim by Mr. Moulton that his employment was terminated in violation of public policy was dismissed by the court, and the Court dismissed those aspects of Mr. Moulton's complaint suggesting that he was pursuing his claims on behalf of other, unnamed sellers of EOIR shares. Mr. Moulton was not given leave to amend or refile these claims. Also on April 4, 2005, trial was set to begin on January 17, 2006.

Markland and EOIR were notified on July 11, 2005 by counsel for Greg and Mary Williams, former shareholders and employees of EOIR and, in the case of Mr. Williams, a former director of Markland, that the Williamses filed a lawsuit in the Commonwealth of Virginia, naming EOIR and Markland as defendants, regarding a number of contractual disputes involving the registration of shares of Markland common stock underlying certain options issued to the Williamses in connection with the acquisition of EOIR by Markland and severance payments called for pursuant to severance agreements by and among the Willliamses, EOIR and Markland. On August 3, 2005, EOIR and Markland filed an answer and a demurrer denying all liability.

Off balance sheet arrangements

We have a letter of credit in the amount of $250,000 issued in favor of a bank in conjunction with our corporate credit cards. Other than this letter of credit, we have no other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Effect of inflation and changes in prices

Management does not believe that inflation and changes in price will have a material effect on operations.

Critical Accounting Policies

The preparation of Technest's financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements and the amounts of revenues and expenses recorded during the reporting periods. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions.

The sections below present information about the nature of and rationale for our critical accounting policies.

Principles Of Consolidation

        Our consolidated financial statements as of September 30, 2005 include the accounts of Technest, our wholly-owned subsidiaries- Genex and EOIR. We have eliminated all significant inter-company balances and transactions.

Concentrations

Statement of Financial Accounting Standards ("SFAS") No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires that we disclose any significant off-balance-sheet and credit risk concentrations. We are subject to concentrations of credit risk because the majority of our revenues and accounts receivable are derived from the U.S. government, including the Department of Defense, who is not required to provide collateral for amounts owed to us. We do not believe that we are subject to any unusual credit risks, other than the normal level of risk attendant to operating our business.

As of September 30, 2005, we had cash balances in banks in excess of the maximum amount insured by the FDIC. In addition, we derive substantially all of our contract revenue from contracts with Federal government agencies. Consequently, substantially all of our accounts receivable are due from Federal government agencies either directly or through other government contractors.

Research And Development

We charge research and development costs to expense as incurred. We capitalize costs related to acquired technologies that have achieved technological feasibility and have alternative uses. We expense as research and development costs the technologies we acquire if they are in process at the date of acquisition or have no alternative uses.

Impairment Of Goodwill And Amortizable Intangibles

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," we review goodwill and amortizable intangibles for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of our business enterprise below its carrying value. The impairment test requires us to estimate the fair value of our overall business enterprise down to the reporting unit level. We estimate fair value using either a discounted cash flows model, or an approach using market comparables, to determine fair value. Under the discounted cash flows method, we utilize estimated long-term revenue and cash flows forecasts developed as part of our planning process, together with an applicable discount rate, to determine fair value. Under the market approach, fair value is determined by comparing us to similar businesses (or guideline companies). Selection of guideline companies and market ratios require management's judgment. The use of different assumptions within our discounted cash flows model or within our market approach model when determining fair value could result in different valuations for goodwill.

Estimated Useful Lives Of Amortizable Intangible Assets

We amortize our amortizable intangible assets over the shorter of the contractual/legal life or the estimated economic life. We are amortizing the intangible assets acquired as of a result of the EOIR Technologies, Inc. acquisition, consistent with an independent business valuation, over nine years.

Definite-lived intangible assets acquired from Genex represent costs of outside legal counsel related to obtaining new patents.  Patent costs are amortized over the legal life of the patents, generally twenty years, starting on the patent issue date.  The costs of unsuccessful and abandoned patent applications are expensed when abandoned.  The cost to maintain existing patents are expensed as incurred.  The nature of the technology underlying these patents relates to 3D imaging, intelligent surveillance and 3D facial recognition technologies.

Technest also acquired commercialized technology relating to 3D facial recognition cameras and contracts and customer relationships from the application of 3D imaging technologies to breast cancer research for the National Institute of Health and disposable sensors and 3D face mapping for the Department of Defense. The amounts assigned to definite-lived intangible assets were determined by management based on a number of factors including an independent purchase price allocation analysis. These assets have an estimated useful life of five years.

Impairment Of Long-Lived Assets

Pursuant to SFAS No. 144, we continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. We recognize an impairment loss when the carrying value of an asset exceeds expected cash flows. Accordingly, when indicators or impairment of assets are present, we evaluate the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying business. Our policy is to record an impairment loss when we determine that the carrying amount of the asset may not be recoverable. No impairment charges were recorded in the three months ended September 30, 2005 and 2004.

Revenue Recognition

We recognize revenue when the following criteria are met: (1) we have persuasive evidence of an arrangement, such as agreements, purchase orders or written requests, (2) we have completed delivery and no significant obligations remain, (3) our price to our customer is fixed or determinable, and (4) collection is probable. Revenues from time and materials contracts are recognized as costs are incurred. Revenues from firm fixed price contracts are recognized on the percentage-of-completion method, either measured based on the proportion of costs recorded to date on the contract to total estimated contract costs or measured based on the proportion of labor hours expended to date on the contract to total estimated contract labor hours, as specified in the contract. Provisions for estimated losses on all contracts are made in the period in which such losses become known. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revision to cost and income and are recognized in the period in which the revisions are determined. Technest participates in teaming agreements where they are the primary contractor and they participate with other organizations to provide complex integrated remote sensor product and technology development services to the Federal government. Technest has managerial and oversight responsibility for all team members as well as the responsibility for the ultimate acceptability of all integrated technical performance criteria under the contracts for deliverable services and products. Technest as the prime contractor whom accepts risks for these customer funded tasks includes as revenues the amounts that they bill under the teaming arrangements and include as direct costs amounts that are reimbursable or paid to team members

Impact Of Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and Amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is not an alternative. SFAS No. 123(R) must be adopted no later than the first interim period for fiscal years beginning after December 15, 2005. We expect to adopt SFAS No. 123(R) on July 1, 2006.

SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods: a “modified prospective” approach or a “modified retrospective” approach. Under the modified prospective approach, compensation cost is recognized beginning with the effective date based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and the requirements of SFAS No. 123(R) for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. The modified retrospective approach includes the requirements of the modified prospective approach but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for all prior periods presented or prior interim periods of the year of adoption. We are evaluating which method to adopt.

As permitted by SFAS No. 123, we currently account for the share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. However, grants of stock to employees have always been recorded at fair value as required under existing accounting standards. We expect the adoption of SFAS No. 123(R) to have a material effect on its results of operations. Additionally, Our results of operations could be materially effected by share-based payments issued after the adoption of SFAS 123(R). The impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in Note 2 to our financial statements.

SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than an operating cash flow under current accounting literature. Since we do not have the benefit of tax deductions in excess of recognized compensation cost, because of our net operating loss position, the change will have no immediate impact on our consolidated financial statements.

BUSINESS

General

On February 14, 2005, Technest became a majority owned subsidiary of Markland Technologies, Inc., a homeland defense, armed services and intelligence contractor. Markland is a public company with a class of equity securities registered pursuant to Section 12(g) of the Exchange Act. Technest issued to Markland 1,954,023 shares of its common stock in exchange for 10,168,764 shares of Markland common stock which were used as partial consideration for the concurrent acquisition of Genex Technologies, Inc.

Prior to our acquisition of Genex, we were a public “shell” company with no operations, nominal assets, accrued liabilities totaling $184,468 and 29,408,870 shares of common stock issued and outstanding. From May 2002 through our acquisition of Genex, we had no operations.

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland, our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland.

Technest History

Technest Holdings, Inc. is the successor of a variety of businesses dating back to 1993. We were incorporated in 1993 as Alexis and Co. in the State of Nevada, and subsequently changed our name to Wee Wees Inc. Prior to December 17, 1996, we had no operations. Between December 1996 and May 2002, we were involved in a number of different businesses.

In May 2002, we discontinued our satellite business located in Atlanta, Georgia and closed and vacated those offices.

Between July and August 2002, with the approval of the Board of Directors, we sold all of our holdings of restricted securities in three investments for $100,000 to Flamboro Court LLC. As of immediately prior to the closing of the August transaction, these holdings represented approximately 68% of the entire portfolio of our holdings of restricted securities.

In February 2003, we distributed to our stockholders an information statement on Schedule 14C in connection with the actions taken by written consent of the holders of 50.34% of our outstanding shares of common stock of record as of October 31, 2002. The actions approved by written consent were:

•	withdrawal of our election to be treated as a business development company under the Investment Company Act of 1940;

•
authorization to sell all or any part of the securities held by us in various companies or borrow funds, repayment of which was secured by all or any part of those portfolio securities, or any combination of such sales or borrowings; and

•
authorization to effectuate a reverse split of our common stock, $.001 par value, where a number of such shares, (but not more than 100), issued and outstanding as of the date of the stock split would be reclassified as and converted into one (1) share of common stock immediately following such reverse stock split.

On March 25, 2003, we sold all outstanding shares of Technest.com, Inc. (a subsidiary of Technest Holdings, Inc.) to Aberdeen Avenue LLC for the purchase price of $1.00. As a result of this sale, we reversed $2,234,428 of the subsidiary’s liabilities which was recorded as other income during the second quarter 2003.

On April 1, 2003, we exchanged all of our shares in Corpfin.com, Inc. with six shareholders in return for 16,261,822 shares of our common stock. Thereafter we retired these shares. On October 10, 2003, we filed a Form N-54C withdrawing our election to be treated as a business development company.

Between October 10, 2003 and February 14, 2005, we had no operations.

Technest Business

Through our acquisition of EOIR and Genex, we offer remote sensing technology products and services and provide complete solutions for three-dimensional (3D) imaging and display, intelligent surveillance, and 3D facial recognition to the United States Department of Defense ("DOD") and various other United States intelligence agencies ("INTEL"), educational and medical institutions and private commercial entities. These acquisitions are a very important part of our ongoing business strategy of creating a world class integrated portfolio of solutions for the Homeland Security, DOD and INTEL marketplaces.

Our sources of operating revenue are from our wholly-owned subsidiaries, EOIR (remote sensing) and Genex (3D imaging and intelligent surveillance). Of these, remote sensing accounts for more than 96% of the total business revenues.

        Genex offers products which include: (i) design and fabrication of customized remote sensor systems and platforms for DOD, INTEL and Homeland Security applications; (ii) design and fabrication of 3D facial recognition products tools for law enforcement; and (iii) design and fabrication of non-invasive 3D medical imaging tools. EOIR offers products and services which include: (i) design and fabrication of customized remote sensor systems and platforms for DOD, INTEL and Homeland Security applications; (ii) remote sensor data collection, data signal processing and data exploitation; and (iii) training in the use of remote sensor systems and data. These efforts of EOIR and Genex involve systems engineering, system integration, prototyping, manufacturing and field data collections as well as data analysis and processing.

3D Imaging and Intelligent Surveillance

The 3D imaging and intelligent surveillance operations are primarily performed through our subsidiary, Genex Technologies, Inc. Genex’s 3D imaging and intelligent surveillance portfolio is anchored by its real-time embedded image processing technology and its 3D facial recognition technology. Our products include OmniEye™ Wellcam, OmniEye™ Cerberus, Smart Optical Sensor (SOS), Smart Suite™ and Omnivision.

The OmniEye™Wellcam is an ultra light, portable 360 degree field of view camera which can be used in field applications, such as detection of underground weapon caches and search and rescue beneath building rubble, due to its durability. The OmniEye™ Cerberus is a re-configurable multi-sensor system that is designed for long distance infrared and visible light detection. The OmniEye™ Cerberus delivers this flexibility while still maintaining seamless panoramic coverage up to 360 degrees.

The Smart Optical Sensor (“SOS”) high speed image processing platform powers Genex’s Smart Suite™ algorithms, enhancing both new and existing sensor systems with capabilities including: reliable target detection, motion tracking, and object classification and recognition. Smart Suite™ algorithms by Genex are a portfolio of advanced video analysis and augmentation modules. The SOS is a powerful system that allows multiple cameras to be deployed easily in a distributed, scaleable network that provides autonomous surveillance.

OmniVision is a software platform for Genex’s wide range of security and surveillance camera products. Built as a modular system, OmniVision can operate as a standalone application or easily integrate into existing systems. The unique architecture of OmniVision puts next-generation capabilities within reach of traditional camera and digital video recorder systems. The system includes software application modules for many different end user needs.

Genex currently is engaged in programs to develop: disposable sensors for the U.S. Army Night Vision Lab; a miniature general purpose sensor processor for the U.S. Army Picatinny Arsenal; SmartMTI Motion Detection for the U.S. Army Armament Research, Development and Engineering Center; a weapon’s flash detection system for the U.S. Navy Office of Naval Research; and a smart object avoidance system for the U.S. Navy Naval Surface Warfare System.

Genex has an advanced technologies research and development group which is focused on developing our imaging technology portfolio via advanced research in 3D facial recognition, intelligent surveillance 3D imaging, and medical imaging. By integrating our marketing pursuits with our R&D efforts, we can bring to market technological advances that have enhanced customer value. Some of our targeted research areas include: (i) fully integrated Surematch™ suite of 3D facial recognition software application programs, (ii) intelligent surveillance using two- and three-dimensional image processing to support homeland security, military, and commercial applications; (iii) detection of concealment of intent using thermal and 3D imaging to support anti-terrorist efforts; (iv) early detection of cancer using non-invasive and non-radiological diffuse optical tomography; and (v) more effective and less risky radiation treatment for cancer by use of 3D imaging for patient positioning.

Currently, we have eight funded SBIR ongoing programs. The R & D efforts include maintenance and capture of intellectual property in the form of patents and licensing agreements. Presently, we have a patent portfolio covering the areas of 3D imaging. Our strategy is to transform our captive intellectual property into proprietary products and services, which will create recurring revenue streams derived from our government customer base.

In some cases, our technologies and intellectual property have application in the commercial sector. With respect to the commercial sector, we are focused on finding markets which have: high fit of application with our technology; high revenue potential; economic value add for market to adopt our technology; and accessible customers and channels. Management plans to generate further commercial growth primarily through strategic partnerships with customers in markets passing the above screen to reduce technical risk while providing strong channels of distribution for market access. Efforts here are focused on our 3D FaceCam product and associated software. This product is utilized by our customers to create personalized products for customers based on a 3D image captured by our camera. The product is being marketed towards applications in digitized identification such as employee ID and motor vehicle licenses as well into the medical market place. Efforts are underway to reduce product costs to encourage broader market adoption, to improve channels of distribution for this product, and to establish commercial agreements for mass market deployment.

In addition, we are targeting manufacturers of products who would benefit strategically by adopting our technology to produce custom fitted products for their customers. We believe this strategy has the potential to generate a sustainable competitive advantage based on Genex’s ability to generate accurate 3D measurement data.

Remote Sensor Systems and Technologies For Military And Intelligence Applications

The remote sensing operations are primarily performed through our subsidiary, EOIR Technologies, Inc. EOIR provides advanced remote sensing technology products and services to the DOD and to various other United States intelligence agencies. EOIR’s remote sensor systems are a very important core function in our ongoing business strategy of creating a world-class integrated portfolio of solutions for the Homeland Security, DOD and INTEL marketplaces.

EOIR's most significant source of revenues is an Omnibus Contract with the United States Army Night Vision and Electronic Sensors Directorate. The Omnibus Contract has an extensive and varied scope that requires us to provide a very broad range of products and technical services. For those products and technical services that EOIR does not possess in-house, we subcontract to our team members and other subcontractors as necessary. As a prime contractor, EOIR is responsible for the technical performance of all of its products and services delivered to the customer. Primary revenue streams are derived from the delivery of products and services which provide the customer with: advanced development product concepts; low volume produced prototypes; advanced signal processing algorithms and software; advanced systems integration; engineering and evaluation services; data collection and processing capabilities and other highly differentiated and proprietary products and services.

We are targeting key sensing technologies that are critical to both DOD and Homeland Security missions: Chemical/Biological (Chem/Bio) and Improvised Explosive Devices (IED) detection sensors. Our Chem/Bio and IED group concentrates on the research and development of technologies that can reliably detect the presence of chemical, biological, and explosive devices or components from a stand-off distance utilizing multi spectral electro optical sensing methods. Under a Phase 2 Small Business Innovation Research (“SBIR”) grant from the U.S. Army, Genex is developing a new and unique sensor that can remotely detect the presence of chemical and biological weapons. We intend to offer these standoff detection sensors in an integrated system solution approach which also includes point detection capability provided by the EOIR manufactured ACADA system. The ACADA system utilizes Ion Mobility Spectroscopy cell based point detection chemical sensor technology.

EOIR intellectual property lies in trade secrets and the experience and capabilities of its technical staff whom support these government contracts. We protect EOIR intellectual property and our competitive position through patent applications, non-disclosure agreements with our business partners, and non-compete agreements with our employees.

Products

EOIR develops and produces highly advanced remote sensing hardware and software system products for our government customer base. Our products extend the range of our remote sensor services, encompassing the full spectrum of sensor science, systems integration, and system support. Below is a list of our current products in development:

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ACADA (Automatic Chemical Agent Detection and Alarm) - Man portable chemical agent point detector sensor system which utilizes Ion Mobility Spectroscopy technology to detect chemical agents such as Tabun, Sarin, and classic nerve agents. This unit has been mass produced and deployed throughout the US Navy.

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SERTS™ (Safety Evaluation Range Training System) - Audio and video recording system that allows instructors to instruct, review, and qualify trainees. SERTS is a minimally intrusive, multi-platform compatible, audio/video monitoring system that brings range evaluators to the action inside a host of live fire exercise vehicles. It transmits live audio and video from the exercise vehicle directly to a range tower for exercise monitoring, recording, and post exercise review.

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USRD (Universal Sensor Remoting Device) - Embedded system that allows multiple sensors to be remotely controlled. USRD is designed to remotely control and retrieve data from multiple sensors and transfer data to a base station through wired and wireless communications.

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Pelco Camera Translators - Embedded system that allows non-Pelco cameras to be integrated into Pelco networks, that is, it allows non-Pelco cameras to be controlled by a standard Pelco control network.

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WinProc™ - A thermal imaging display and analysis software based tool designed for viewing and analyzing thermal images. It offers a range of features including Fourier analysis, high and low pass filters, thermal image calibration, image statistics, and advanced digital display algorithms.

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IProc™ - An interferogram processing and analysis software based tool that permits analysis of interferograms from spectrometers. Designed for the analysis of remotely captured chemical emission spectral information, the analysis tool enables the recognition of targeted chemical signatures.

•	GPS Groundtruthre - A software based tool that can be used to keep accurate positioning information for multiple vehicles during field tests.

•	TTAASP™ and EOIRTA™ - A software based tool that assists predictive modeling of thermal targets and is used to calculate detection probabilities of targets at arbitrary angles and ranges.

Services

EOIR has been providing highly differentiated services to government customers for nearly 20 years. Our scientific support spans a wide range of services, including the full spectrum of sensor sciences, systems integration, system support and software development, as more fully described below:

•
Sensor Science. Sensor science services at EOIR involve a multitude of spectral regions, ranging from visible to far infrared, developing, using and interpreting data from a number of different sensors including acoustic, radar, thermal, multi-spectral and hyper-spectral calibrated imagers.

•	Systems Integration. EOIR has the electrical and mechanical engineering design experience necessary to integrate laboratory prototypes into existing military sensor systems.

•
Technical Training. EOIR has the ability to develop classroom courses and computer-based and web-based trainers to satisfy unique customer requirements. EOIR is able to train on the use of sensor and detection equipment as well as teaching students how to interpret sensor signature data.

•	Software Development. EOIR develops customized sensor and data collection software platforms to satisfy a variety of unique customer requirements.

Competition

The markets for our products and solutions are extremely competitive and are characterized by rapid technological change as a result of technical developments exploited by our competitors, changing technical needs of customers, and frequent introductions of new features. We expect competition to increase as other companies introduce products that are competitively priced, that may have increased performance or functionality, or that incorporate technological advances not yet developed or implemented by us. Some of our present and potential competitors may have financial, marketing, and research resources substantially greater than ours. In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices, and have the resources to invest in significant research and development activities. There is a risk that we may not be able to make the technological advances necessary to compete successfully. Existing and new competitors may enter or expand their efforts in our markets, or develop new products to compete against ours. Our competitors may develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. New products or technologies may render our products obsolete. Many of our primary competitors are well-established companies that have substantially greater financial, managerial, technical, marketing, personnel and other resources than we do.

We have particular proprietary technologies, some that have been developed and others that are in development. We will focus on our proprietary technologies, or leverage our management experience, in order to differentiate ourselves from these organizations. There are many other technologies being presented to the Department of Homeland Security that directly compete with our technologies. The Department of Homeland Security may pursue solutions different from ours.

Intellectual Property

Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We rely primarily on patents and trade secret laws and confidentiality procedures to protect our intellectual property rights. We own 12 U.S. patents. We enter into confidentiality agreements with our consultants and key employees, and maintain controls over access to and distribution of our technology, software and other proprietary information. The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us.

We do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Dependence On U.S. Government Contracts

Almost all of our range of services and products are sold to agencies of the U.S. Government. Although we are continuously working to diversify our client base, we will continue to aggressively seek additional work from the U.S. Government. As with other government contractors, our business is subject to government client funding decisions and actions that are beyond our control.

Much of our business is won through submission of formal competitive bids. Commercial bids are frequently negotiated as to terms and conditions for schedule, specifications, delivery and payment. With respect to bids for government work, however, in most cases the client specifies the terms and conditions and the form of contract.

Essentially all contracts with the United States Government, and many contracts with other government entities, permit the government client to terminate the contract at any time for the convenience of the government or for default by the contractor. We operate under the risk that such terminations may occur and have a material impact on operations.

Government Regulation

Most of our U.S. Government business is subject to unique procurement and administrative rules based on both laws and regulations, including the U.S. Federal Acquisition Regulation, that provide various profit and cost controls, rules for allocations of costs, both direct and indirect, to contracts and non-reimbursement of unallowable costs such as interest expenses and some costs related to business acquisitions, including for example the incremental depreciation and amortization expenses arising from fair value increases to the historical carrying values of acquired assets.

Companies supplying defense-related equipment to the U.S. Government are subject to some additional business risks specific to the U.S. defense industry. Among these risks are the ability of the U.S. Government to unilaterally suspend a company from new contracts pending resolution of alleged violations of procurement laws or regulations. In addition, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

U.S. Government contracts are, by their terms, subject to unilateral termination by the U.S. Government either for its convenience or default by the contractor if the contractor fails to perform the contracts' scope of work. Upon termination other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and an allowance for profit. Foreign defense contracts generally contain comparable provisions permitting termination at the convenience of the government. To date, none of our significant contracts have been terminated.

As is common in the U.S. defense industry, we are subject to business risks, including changes in the U.S. Government's procurement policies, governmental appropriations, national defense policies or regulations, service modernization plans, and availability of funds. A reduction in expenditures by the U.S. Government for products and services of the type we manufacture and provide, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or the incurrence of substantial contract cost overruns could materially adversely affect our business.

Sales and Marketing

We currently divide the marketing efforts of our products and services into three areas: (1) directly to federal or local government agencies; (2) to large partners who may represent an opportunity for us as subcontractors; and (3) to commercial entities. These marketing duties are divided among upper management.

Manufacturing

Our primary manufacturing facilities are located in Fredericksburg, Virginia.

Employees

        As of December 20, 2005, Technest Holdings had a total of 201 employees, 190 of which are full-time and 11 of which are part time. We believe our future success will depend upon the continued service of our key technical and senior management personnel and upon our continued ability to attract and retain highly qualified technical and managerial personnel. None of our employees is represented by a labor union. We have never experienced a work stoppage and consider our relationship with our employees to be good.

The Acquisition of EOIR Technologies, Inc.

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland, our majority stockholder, we purchased all of the outstanding stock of EOIR, formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland, and, as a result, Markland’s ownership of Technest increased at the time of the transaction from 85% to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock). This reorganization did not result in a change of control of EOIR. We did not need stockholder consent in order to complete this reorganization.  Markland acquired EOIR on June 29, 2004.  EOIR generated approximately 97% of Markland’s revenue for fiscal 2005.

Because Markland continues to own a majority interest in Technest, Markland will continue to include Technest results in its consolidated financial statements.

This transaction was not registered under the Securities Act, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, insofar as such securities were sold only to an "accredited investor" within the meaning of Rule 501 of Regulation D.

The Acquisition Of Genex Technologies, Inc.

The acquisition of Genex Technologies, Inc. was effected pursuant to an Agreement Plan of Merger, dated February 14, 2005, by and among Markland, Technest, Mtech Acquisition, Inc. (a wholly-owned subsidiary of Technest), Genex and Jason Geng (the then sole stockholder of Genex). In connection with this merger, Markland and Technest entered into agreements providing for the registration of shares to be issued to Jason Geng, a lock-up agreement with Jason Geng and an employment agreement with Jason Geng.

Merger Agreement. Technest paid $3,000,000 in cash and transferred 10,168,764 shares of Markland common stock to Jason Geng, the sole stockholder of Genex, for all of the capital stock of Genex. As a result of this transaction, Genex Technologies, Inc. became a wholly-owned subsidiary of Technest. Jason Geng's share consideration was to be adjusted to reflect changes in the closing bid price of our common stock in the 10 trading days following February 14, 2005. In addition, the Merger Agreement provides for Mr. Geng to receive a six-month unsecured promissory note in the principal amount of $550,000 that accrues interest at the rate of 6% per year. Also, the Merger Agreement provides that if Genex meets specified revenue goals at the end of each of the first three years following February 14, 2005, Technest will pay to Mr. Geng contingent consideration of additional shares of Technest common stock equal to the fair market value of 30% of the difference in Genex's gross revenue during the year proceeding the payment and its gross revenue in 2004. Finally, the Merger Agreement provides that if the Intraoral Technologies are commercialized, Mr. Geng will be entitled to 50% of all profits generated from the Intraoral Technologies for a period of five years following February 14, 2005. Following the acquisition, it is Technest’s opinion that Mr. Geng omitted material representations from the Merger Agreement, and as a result, Markland and Technest have not issued and do not intend to issue the promissory note, the additional Markland share consideration or the contingent payments of Technest common stock.

Markland, Technest and MTECH, on one hand, and Jason Geng, on the other hand have agreed to indemnify each other for breaches of representations, warranties and failures to perform covenants. Indemnity is available pursuant to the indemnity escrow agreement for any claim by us or Technest above $100,000. Jason Geng's liability is limited to the amount in the indemnity escrow fund, set at closing as $2 million of Markland common stock taken from the consideration paid to Jason Geng at closing. There are 2,905,361 shares of Markland common stock held in the indemnity escrow fund, which as of December 13, 2005, had a market value of approximately $43,324. Jason Geng has agreed to indemnify the Technest entities for all losses associated with disputes relating to the title of Genex shares, taxes, ERISA, environmental and intellectual property claims for amounts up to the full consideration for the merger. Jason Geng also agreed to pay Genex for any amount a governmental entity refuses to pay in relation to a regulatory audit currently being conducted.

Technest Registration Obligations. Technest entered into a Registration Rights Agreement with Jason Geng, on February 14, 2005. Pursuant to this agreement, Technest agreed to file with the SEC registration statements covering the resale of all of the Technest common stock Technest may ultimately be required to issue to Jason Geng as additional consideration for the sale of his Genex common stock if Genex recognizes gross revenues in excess of a particular dollar amount in each of the three years following Technest's acquisition of Genex. We would be required to file one such registration statement within forty-five (45) days following each of the three yearly determinations of whether earnout payments are due. Technest agreed to use commercially reasonable efforts to cause each registration statement to be declared effective within one hundred five (105) days following each such earnout payment determination. Pursuant to the agreement, Technest must also use commercially reasonable efforts to keep each registration statement effective until the date on which Jason Geng no longer holds any of the registrable securities, unless the shares of Technest common stock covered by the registration statement have been sold or may be sold pursuant to Rule 144 of the Securities Act without volume restrictions.

Lock-Up Agreements. We entered into a lock-up agreement with Jason Geng and Markland pursuant to which Jason Geng agreed (a) not to sell or dispose of any of Markland common stock issued to Jason Geng under the Merger Agreement through July 31, 2005 without the prior written consent of Markland, provided that Jason Geng may sell or transfer such shares to Markland, Technest or his immediate family members as a bona fide gift, (b) beginning on August 1, 2005, not to sell more than ten percent (10%) in the aggregate, of Markland common stock in any given thirty (30) day period, and (c) not to sell more than twenty-five percent (25%) of the aggregate Technest common stock that may be issued to him, in any given thirty (30) day period.

Jason Geng Employment Agreement. In connection with this acquisition, Genex entered in to an employment agreement with Jason Geng. The agreement contemplated the employment of Jason Geng by Genex for a period of three years as its Executive Vice President and Chief Scientist with a salary of $300,000 per year and eligibility to participate in any bonus or incentive compensation plans established by the Board of Directors of Genex, Markland or Technest. The employment agreement provided that Jason Geng's salary payments and health insurance benefits would continue until the earlier of (a) the date that Jason Geng has obtained other full-time engagement or (b) twelve (12) months from the date of termination of employment with Genex, in the event that Genex terminates his engagement without cause (as defined in the agreement) prior to the termination of the agreement or in the event that Jason Geng terminates his engagement for good reason (as defined in the agreement). The agreement also provided for a continuation, for the lesser of six months or through the end of the term of the agreement, of Jason Geng's salary in the event that he became permanently disabled during the term of the agreement. On March 18, 2005, as a result of claims made by Technest arising from the purchase of Genex, Mr. Geng’s employment with Genex was terminated and Genex has ceased paying his salary under the employment agreement.

Broker Agreement. Genex Technologies, Inc. entered into an agreement with Ocean Tomo, LLC, on October 17, 2003. The agreement was extended for one year in a subsequent letter from Jason Geng to Ocean Tomo. Under this agreement, Genex paid Ocean Tomo as a finder in connection with the acquisition by Technest of Genex.

Technest Financing of Genex Acquisition

Technest financed the acquisition of Genex pursuant to a Securities Purchase Agreement, dated February 14, 2005. In connection with this agreement, Technest and Markland entered into agreements providing for the registration of shares of common stock to be issued by Markland or Technest upon conversion of Series B and Series C preferred stock and the exercise of warrants. In connection with the acquisition of Genex, the Board of Directors of Technest and the holders of a majority of the common stock of Technest approved a 1 for 211.18 reverse split of Technest's outstanding common stock, which became effective as of the close of business on July 19, 2005.

Issuance of Units. Technest financed the acquisition of Genex with the sale of 1,149,425 shares of Technest Series B preferred stock (which is convertible into Markland common stock), five-year warrants to purchase up to 1,149,425 shares of Technest common stock for an exercise price of $6.50 per share (after giving effect to the Reverse Stock Split), and 1,149,425 shares of Technest Series C preferred stock convertible into 1,149,425 shares of Technest's common stock (after giving effect to the Reverse Stock Split). Technest received gross proceeds of $5,000,000 in this offering. The purchasers in this offering included (i) Southridge Partners LP, DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. (who are also selling stockholder named in this prospectus), (ii) ipPartners, Inc., a company controlled by Robert Tarini, our CEO, and (iii) other investors. The issuance of these securities was not registered under the Securities Act, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof. The proceeds of this financing were used to fund the acquisition of Genex Technologies, Inc., pay transactions costs and fund working capital.

If the units do not have a market value of $6.525 on February 14, 2006, we will be obligated to issue in exchange for each unit a number of shares of our common stock determined by dividing (i) the amount by which $6.525 exceeds the sum of the average closing bid prices of Markland’s and our common stock for the period beginning 10 trading days prior to the reset date and ending 10 trading days after the reset date by (ii) the average closing bid price of our common stock during that period. As of October 25, 2005, there are no longer any units outstanding.

Series B Preferred Stock. The Technest Series B preferred stock is convertible into Markland common stock upon the earlier to occur of February 14, 2006 or the trading day immediately following the first period of five trading days during which Markland common stock has a closing bid price of $2.50 or higher on each day, if any. The number of shares to be issuable upon conversion of each share of Series B preferred stock will be equal to approximately 4.35 divided by the lower of $0.60 and the average closing bid price for the 20 trading days preceding such conversion.

Each holder’s shares of Series B preferred stock may only be converted to the extent that after such conversion, the number of shares of Markland common stock held by such holder and its affiliates will not exceed 4.999% of the outstanding shares of our common stock. The holder may waive this limitation in favor of an unwaivable 9.999% cap, with any such waiver not to be effective until 65 days after the request. Shares of the Series B preferred stock have a liquidation preference of $2.175 per share, may only vote on changes to the rights, privileges and priority of the Series B preferred stock, do not accrue dividends, and are not redeemable.

On June 20, 2005, Markland entered into definitive agreements with DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd., Verdi Consulting, Inc., and ipPartners, Inc. pursuant to which Markland exchanged 632,182 shares of Technest Series B preferred stock (convertible into shares of Markland common stock) for 2,750 shares of Markland Series D preferred stock (also convertible into shares of Markland common stock). On August 19, 2005, Markland entered into a definitive exchange agreement with the Deer Creek Fund LLC, pursuant to which Markland exchanged 114,943 shares of Technest Series B preferred stock for 500 shares of Markland Series D preferred stock. On October 4, 2005, Markland entered into a definitive exchange agreement with Southshore Capital Fund, Ltd. and Southridge Partners, LP pursuant to which Markland exchanged 402,293 shares of Technest Series B preferred stock for 1,750 shares of Markland Series D preferred stock. As a result, as of October 25, 2005, there are no longer any shares of Technest Series B preferred stock outstanding.

Series C Preferred Stock. The Technest Series C preferred stock is convertible at the option of the stockholder at any time. The number of shares of Technest common stock into which each share of Series C preferred stock is convertible is determined by dividing $2.175 by the Series C conversion price, currently $2.175.

Each holder’s shares of Series C preferred stock may only be converted to the extent that after such conversion, the number of shares our common stock held by such holder and its affiliates will not exceed 4.999% of the outstanding shares of our common stock. The holder may waive this limitation in favor of an unwaivable 9.999% cap, with any such waiver not to be effective until 65 days after the request. Shares of the Series C preferred stock have a liquidation preference of approximately $2.175 per share, may only vote on changes to the rights, privileges and priority of the Series C preferred stock, receive dividends on an as converted basis whenever dividends are made to the Technest common stock holders, are not redeemable by Technest and are convertible into Technest common stock.

Technest Registration Obligations. Technest and the investors in the private placement entered into a Registration Rights Agreement dated February 14, 2005. Pursuant to this agreement, Technest agreed to file a registration statement covering the resale of all of the common stock issuable upon conversion of the Series C preferred stock, (b) all of the common stock issuable upon exercise of the common stock purchase warrants, and (c) common stock which may become issuable to selling stockholders as liquidated damages for breach of covenants contained in or as a result of adjustments contemplated by the securities purchase agreement and the registration rights agreement. Technest agreed to use its best efforts to cause the registration statement to be declared effective as promptly as possible thereafter, and to keep the registration statement effective until twenty-four (24) months following the date on which the shelf registration becomes effective, unless the shares of common stock covered by the registration statement have been sold or may be sold pursuant to Rule 144(k) of the Securities Act without volume restrictions. Technest will be required to amend such registration statement or file an additional registration statement as soon as reasonably practicable if the number of shares of common stock issuable in lieu of the payment of partial liquidated damages exceeds the number of such shares then registered in a registration statement.

Failure to comply with the terms of this agreement will trigger liquidated damages equal to two percent (2%) of the purchase price paid by each holder in connection with the investors' investments for each month (and pro rata for any portion of a month) that Technest fails to meet the relevant filing date, the relevant effective date, or for such failure to keep the registration statement effective. Technest may also pay any such liquidated damages by issuing registered shares of common stock valued at ninety (90%) percent of the average of the trailing five (5) trading days' closing prices before the payment. On October 3, 2005, Technest entered into an agreement with an effective date of September 30, 2005 with Verdi Consulting, Inc., ipPartners, Inc., Southridge Partners LP, and Southshore Capital Fund, Ltd. to amend the Registration Rights Agreement dated February 14, 2005. The amendment provides that liquidated damages pursuant to the Registration Rights Agreement shall accrue at a rate of 4% of the initial subscription amount for any month, or pro-rata portion thereof, during which a condition giving rise to liquidated damages shall continue, and that such damages shall be paid in Technest common stock. Pursuant to this agreement, Technest is filing this registration statement of which this prospectus is a part.

Brokers. Greenfield Capital Partners LLC is a registered broker-dealer retained by Technest in connection with the Genex transaction. For its services, Greenfield Capital Partners LLC received a fee of approximately $650,000.

PROPERTY

EOIR, our wholly owned subsidiary, holds a three-year lease for its executive and administrative offices of approximately 5,420 square feet in Woodbridge, Virginia. The lease expires on September 30, 2008. EOIR leases approximately 10,000 square feet in Spotsylvania, Virginia, where it houses its software development unit. The lease expires on October 31, 2009. EOIR also holds a five-year lease for 6,951 square feet in Spotsylvania, Virginia. The lease expires on October 15, 2010. EOIR also has several offices located in Fredericksburg, Virginia - one office with 1,200 square feet, with a two-year lease that expires on October 31, 2006, and one with 4,200 square feet, with a three-year lease that expires on June 30, 2007. Monthly lease amounts for these facilities total approximately $36,600. In addition, we have a one-year lease for executive offices in Boston, Massachusetts. The monthly rental amount for this facility is approximately $6,000.

Genex Technologies, Inc., our wholly-owned subsidiary, leases offices with approximately 6,831 square feet in Kensington, Maryland, pursuant to a five-year lease which expires on January 31, 2006. The office space lease provides for annual increases of 3% to the base rent and requires Genex to reimburse the landlord for its pro rata share of the increases in annual operating expenses and real estate taxes. Monthly lease amounts for this facility total approximately $10,100.

We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices. However, we may not be able to relocate to a new facility without severely disrupting the production of our goods.

LEGAL PROCEEDINGS

        On or about July 23, 1998, H & H Acquisition Corporation, individually and purportedly on behalf of Technest Holdings, commenced an action in United States District Court, Southern District of New York entitled H & H Acquisition Corp., individually and on behalf of Technest Holdings, Inc. v. Financial Intranet Holdings, Inc. Technest Holdings, Inc., F/K /A Financial Intranet, Inc., Ben Stein, Interwest Transfer Co., Steven A. Sanders, Michael Sheppard, Maura Marx, Henry A. Schwartz, Leonard Gotshalk, Gotshalk Enterprises, Law Office of Steven A. Sanders, P.C. and Beckman, Millman & Sanders, LLP, 98 Civ. 5269 The Judge is Judge Barbara S. Jones. The action’s principal basis appears to be plaintiff’s claim that Ben Stein wrongfully claims ownership of shares of common stock that Stein agreed to purchase from plaintiff. According to plaintiff, these shares belong to plaintiff. The plaintiff asserts sixteen causes of action. Only some make allegations against Technest Holdings, Inc., Michael Sheppard and Maura Marx, former officers. The plaintiff alleges:

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that Mr. Sheppard and Ms. Marx assisted defendants Stein and Financial Intranet Holdings (a company owned by Mr. Stein) in converting stock which plaintiff allegedly owns. Plaintiff seeks damages allegedly sustained because of the alleged conversion.

•	that Mr. Sheppard and Ms. Marx assisted in defrauding plaintiff with respect to the stock plaintiff claims. Plaintiff seeks damages allegedly sustained because of the alleged fraud.

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in a derivative claim, purportedly on behalf of Technest Holdings, Inc., that Mr. Sheppard and Ms. Marx permitted issuance of shares to defendant Gotshalk without proper consideration and at a price lower than that offered to a company introduced by Plaintiff; that they refused to allow plaintiff to purchase additional shares; that Mr. Sheppard and Ms. Marx permitted Technest Holdings, Inc. to pay defendant Schwartz monies which should not have been paid, and authorized issuance of stock to Schwartz without proper authority; and that Mr. Sheppard and Ms. Marx caused the issuance of stock to themselves without proper authority. Plaintiff seeks damages allegedly sustained for these alleged wrongful acts.

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in a derivative claim, purportedly on behalf of Technest Holdings, Inc., that actions taken at a December 1998 shareholders meeting were improper. The plaintiff seeks an order directing the rescission of actions determined by the Court or its designee.

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that Technest Holdings, Inc. and its former transfer agent wrongfully transferred shares belonging to plaintiff to a third party. The transfer agent has asserted a claim against us seeking indemnification for any liabilities incurred by the transfer agent in this action.

        Plaintiff also seeks an accounting from Mr. Sheppard, among other defendants, for damages Technest Holdings, Inc. allegedly suffered.

Technest Holdings, Inc., Mr. Sheppard and Ms. Marx believe that the claims against Technest Holdings, Inc., Mr. Sheppard and Ms. Marx are without merit and are vigorously defending the action. Technest Holdings, Inc., Mr. Sheppard and Ms. Marx have filed responses to the claims against them. The responses deny all material allegations of the complaint and the claim asserted by the transfer agent, and asserts a variety of defenses. We cannot make any assurances about the litigation’s outcome. If the plaintiff prevails against us, we could be adversely affected.

In September 2002, Technest was served with a Summary Judgment Motion regarding H & H Acquisition Corp. and we answered the motion in November 2002. On January 3, 2005, the court denied the motion for summary judgment. On November 23, 2005, Technest was notified that the trial of this matter, which was scheduled to begin on January 4, 2006, was postponed by the trial judge. As of December 20, 2005, Technest has not been notified of a new trial date.

On or about September 16, 2004, Joseph R. Moulton, Sr. initiated a lawsuit in the Circuit Court of Spotsylvania County, Virginia, against Markland, EOIR, and our Chief Executive Officer and Director, Robert Tarini, in his capacity as Markland’s Chief Executive Officer. Mr. Moulton was the largest single shareholder of EOIR prior to its acquisition by Markland, owning approximately 67% of the EOIR capital stock. Mr. Moulton received approximately $5,863,000 in cash and a promissory note of EOIR in the approximate principal amount of $6,967,000 for his shares of EOIR at the closing of the acquisition of EOIR by Markland.

In his complaint Mr. Moulton asserts, among other things, that Markland and EOIR breached their obligations under the Stock Purchase Agreement, dated June 29, 2004, pursuant to which Markland acquired EOIR, by terminating Mr. Moulton's employment with EOIR and removing him from the EOIR board of directors.

Mr. Moulton is seeking damages allegedly suffered by his loss of employment, extreme emotional distress, and costs incurred to enforce his contractual rights. In addition, he is seeking some other equitable relief including, the appointment of a receiver to oversee the management of EOIR until these promissory notes issued to former EOIR shareholders at the closing of the acquisition are paid in full and a declaratory judgment that Markland and EOIR's actions constitute an event of default under these promissory notes allowing for the acceleration of all amounts (approximately $11,000,000) due there under. Markland is a guarantor of these notes.

Markland and EOIR believe that the allegations in this lawsuit are entirely without merit. Markland and EOIR have filed an answer denying Mr. Moulton's allegations and opposing vigorously all equitable relief sought. Markland and EOIR have also filed a counterclaim against Mr. Moulton seeking damages resulting from alleged misconduct and misrepresentations on the part of Mr. Moulton related to EOIR’s relationship with certain banks.

On April 4, 2005 a hearing was held in the Spotsylvania County Circuit Court on Markland and EOIR's demurrer to certain claims brought by Mr. Moulton. As a result of that hearing, the claim by Mr. Moulton that his employment was terminated in violation of public policy was dismissed by the court , and the Court dismissed those aspects of Mr. Moulton's complaint suggesting that he was pursuing his claims on behalf of other, unnamed sellers of EOIR shares. Mr. Moulton was not given leave to amend or refile these claims. On December 16, 2005, the trial of this matter, which was scheduled to begin on January 17, 2006 was postponed. As of December 20, 2005, no new date had been set for the trial.

Markland and EOIR were notified on July 11, 2005 by counsel for Greg and Mary Williams, former shareholders and employees of EOIR and, in the case of Mr. Williams, a former director of Markland, that the Williamses filed a lawsuit in the Commonwealth of Virginia, naming EOIR and Markland as defendants, regarding a number of contractual disputes involving the registration of shares of Markland common stock underlying certain options issued to the Williamses in connection with the acquisition of EOIR by Markland and severance payments called for pursuant to severance agreements by and among the Willliamses, EOIR and Markland. On August 3, 2005, EOIR and Markland filed an answer and a demurrer denying all liability.

DIRECTORS AND EXECUTIVE OFFICERS

The following table set forth information regarding our current executive officers and the current members of our board of directors. The name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, for each of our directors and executive officers, are set forth below.

Directors And Officers For Six Months Ended June 30, 2005

Name	Age	Position	Year Began
Robert Tarini	46	Chief Executive Officer and Chairman of the Board of Directors	2005
Joseph P. Mackin	55	President, Director	2005
Gino M. Pereira	47	Chief Financial Officer, Director	2005

ROBERT TARINI was appointed Chief Executive Officer and Chairman of the Board of Directors of Technest on February 14, 2005. He has served as Markland's Chief Executive Officer since November 14, 2003 and as Markland's Chairman of the Board of Directors since December 9, 2002. In April 2003, Mr. Tarini founded Syqwest Inc., a firm which specializes in the design and manufacture of acoustic remote sensing devices utilized in marine and land based applications. In April 2001, Mr. Tarini founded Trylon Metrics Corp., a developer of acoustic remote sensing technology, and acted as President of Trylon from April 2001 to present. In May 2001, Mr. Tarini founded ipPartners Inc. and has served as its President to present. ipPartners Inc. specializes in the development of acoustic remote sensing devices. Since 1999, Mr. Tarini has served as the chief executive officer of Ocean Data Equipment Corporation, where he oversaw the design and development of a complete line of scientific instruments targeted for geophysical and hydrographic research, and developed a remote sensing technique, which is currently being applied to detecting illicit materials. From June 1982 to July 1990, Mr. Tarini worked at Raytheon, where he designed active sonar and sonar trainers for US and foreign customers which were installed onto every 688 class attack submarine and every SQQ-89 surface ship combat system, in total, over 100 seafaring vessels.

DR. JOSEPH P. MACKIN was appointed President of Technest on April 1, 2005.  He has been a member of our Board of Directors since April 1, 2005. He has been a member of the Board of Directors of Markland since July 13, 2004 and has served as Markland's Chief Operating Officer since December 7, 2004. Dr. Mackin has been with EOIR, one of Markland's wholly-owned subsidiaries, for 4 years and is currently the President and CEO of EOIR. Dr. Mackin is responsible for strategic technology development and Homeland Security initiatives as well as a key participant in corporate day-to-day operations at EOIR. He has served on numerous government panels and committees, and has had an extensive career in the military in weapons systems development and acquisition.  Prior to joining EOIR, Dr. Mackin was an Assistant Sensor Systems Group Leader at MIT Lincoln Laboratories where, among other things, he served as the system integration lead for the Smart Sensor Web program. Dr. Mackin holds a PhD in Physics from the Massachusetts Institute of Technology and a BS in Engineering from the United States Military Academy at West Point.  He is a graduate of the Defense Systems Management College, and holds a DOD level 3 certification (the highest) in both R&D and Project Management.  He is a retired Colonel in the United States Army.

GINO M. PEREIRA has served as our Chief Financial Officer since February 14, 2005. On January 6, 2006, Mr. Pereira was elected to our board of directors. Mr. Pereira has served as Markland's Chief Financial Officer since December 7, 2004. Mr. Pereira currently serves on the Board of Directors of Teletrak Environmental Systems. From 1991 through 2000, Mr. Pereira was employed by CDC Technologies, Inc., located in Oxford, Connecticut. From 1991 through 1998, Mr. Pereira was CDC Technologies' Executive Vice President and Chief Financial Officer. In 1999, Mr. Pereira assumed the role of Chief Operating Officer of CDC Technologies. Mr. Pereira remained in that role through 2000. In January 2001, Mr. Pereira assumed the position of Chief Operating Officer of CDC Acquisition Corporation, a subsidiary company of Drew Scientific Group plc. Mr. Pereira remained in that position until November 2001, when he became a principal at Interim Management Solutions in Oxford, Connecticut. During his tenure at Interim Management Solutions, Mr. Pereira has acted as an interim or part-time Chief Financial Officer or Chief Operations Officer for numerous small and emerging companies. In January 2003, Mr. Pereira also became a Managing Director of Kiwi Securities, Inc., an independently owned investment banking firm, a post he held until December 7, 2004. Mr. Pereira is a Fellow of the Chartered Association of Certified Accountants (UK).

Family Relationships

There are no family relationships between any of the directors or executive officers.

Board Of Directors

Board Composition

All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors.

Process for Recommending Nominees to the Board

We do not have in place a process by which our stockholders may recommend nominees to our board of directors. However, our board would consider any candidate proposed by a stockholder in accordance with the by-laws, certificate of incorporation and the laws of the State of Nevada. We do not pay fees to any third party to assist in the process of identifying or evaluating director candidates.

Criteria used by our Board to Consider Potential Nominees

Our directors take a critical role in guiding our strategic direction and oversee the company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences. In addition, directors must have time available to devote to board activities and to enhance their knowledge of the industry.

Committees of the Board

During the six months ended June 30, 2005, we did not have an audit committee, compensation or nomination committee, due to the lack of operation activity.

As of January 2006 we do not have an audit committee. The full Board of Directors serves as the audit committee. On February 14, 2005, the Board of Directors established an executive committee consisting of Robert Tarini. This committee has responsibility for the day to day management of our business. The Company presently has no compensation or nominating committee.

Corporate Governance

Financial Expert

During the six months ended June 30, 2005 and as of January 2006, we did not have and do not have an “audit committee financial expert.” We believe the cost related to retaining a financial expert at this time is prohibitive.

Code of Ethics

Given Technest’s current size and the short period for which we have been an operating company, our board of directors has not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or other persons performing similar functions.

In the near future, our board of directors expects to (i) assess ethics and compliance risks within the organization, and (ii) evaluate our corporate culture, our internal reporting mechanisms in light of Sarbanes-Oxley, and the time and financial resources necessary to put in place an ethics compliance program.

If we decide to adopt a code of ethics, we intend to satisfy the disclosure obligations set for in SEC Release No.33-8180 and in the Form 8-K.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director and Executive Compensation Prior to Genex Transaction

Prior to the consummation of the Genex transaction, directors who were not employees of our company were compensated for their services in the amount of $350.00 and expenses incurred for attending each meeting of the Board of Directors. Directors who were employees or officers of our company were not compensated for their services as directors. Prior to the consummation of the Genex transaction, other than the restricted stock grant described below, our executive officers were not compensated. On July 28, 2004, Technest issued 1,250,000 restricted shares to Mark Allen, a director and principal officer (not giving effect to the Reverse Stock Split). At the time, Technest valued these shares at their market value on the date of issuance of $.02 per share. Mr. Allen resigned on March 30, 2005.

Executive Compensation After the Genex transaction

The following table sets forth information regarding the executive compensation for the six months ended June 30, 2005.

Summary Compensation Table

	ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	OTHER ANNUAL COMPENSATION
Robert Tarini, Chief Executive Officer and Chairman of the Board of Directors	2005	(1)
Joseph P. Mackin, President, Director	2005	(1)
Gino Pereira, Chief Financial Officer, Director	2005	(1)

(1) These executive officers are also the executive officers of Markland Technologies, Inc. and are parties to individual employment agreements with Markland. Markland acquired Technest in February 2005. For the period from February through June 2005, Markland and Technest did not have any special arrangements with regard to these individuals’ compensation as executive officers of Technest. After its acquisition of EOIR, Technest has agreed to pay Markland $250,000 per quarter for the services of its executives and other administrative support.

Stock option plans

Technest Holdings, Inc. has established the 2001 Stock Option Plan which provides for the granting of options which are intended to qualify either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or as options which are not intended to meet the requirements of such section. The total number of shares of common stock reserved for issuance under the plan is 10,000,000. Options to purchase shares may be granted under the plan to persons who, in the case of incentive stock options, are key employees (including officers) or, in the case of non-statutory stock options, are key employees (including officers) or non-employee directors or non-employee consultants.

The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of Technest Holdings common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which incentive stock options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's common stock). The aggregate fair market value (determined at the date of the option grant) of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

The exercise price of all non-statutory stock options granted under the plan must be at least equal to the 100% of the fair market value of such shares on the date of the grant

As of today, no options have been granted under the plan.

Stock option grants and stock appreciation rights

We did not grant any stock options or stock appreciation rights to the executive officers or directors during the fiscal year ended June 30, 2005.

Exercises of stock options and stock appreciation rights with year-end values

No stock options or stock appreciation rights were exercised by our officers, directors or employees during the fiscal year ended June 30, 2005.

Long-term incentive plans

During fiscal year 2005, we did not have any long-term incentive plans, pension plans, or similar compensatory plans for our directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding the beneficial ownership of our common stock as of December 20, 2005 by:

- each of the individuals listed on the "Summary Compensation Table" below;
- each of our directors, officers and nominees;
- each person (including any group) who is known by us to own beneficially 5% or more of our common stock; and
- all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options warrants and any other type of convertible securities held by that person that are currently exercisable or exercisable within 60 days of December 20, 2005, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder. Percentage of ownership is based on 15,481,289 shares of common stock outstanding on December 20, 2005.

Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Unless otherwise noted below, the address of the beneficial owners is Technest Holdings, Inc. 8 Faneuil Hall, Third Floor, Boston, Massachusetts, 02108.

Name And Address Of Beneficial Owner	Number Of Shares Beneficially Owned	Percent Of Class Beneficially Owned
Markland Technologies, Inc. (2) 88 Royal Little Drive, Providence, Rhode Island 02904	13,954,023	90%
Robert Tarini, Chief Executive Officer and Director	400,187(1)	2.6%
Gino M. Pereira, Chief Financial Officer and Director	0	0
Joseph P. Mackin, President and Director	0	0
All Current Directors and Executive Officers As A Group	400,187(1)	2.6%

(1) Consists of 390,192 shares currently outstanding and 9,995 shares issuable upon exercise of warrants to purchase common stock with an exercise price of $6.50.

(2) The directors of Markland, Robert Tarini, Joseph P. Mackin and Gino M. Pereira, share voting and investment control over the shares of Technest held by Markland. Each disclaims beneficial ownership of such shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the Nevada Revised Statutes permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.  Section 78.7502 of the Nevada Revised Statutes also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As described in the Business section of this prospectus under the heading “Technest Financing of Genex Acquisition,” we completed a financing on February 14, 2005 in connection with the Genex transaction. Mr. Robert Tarini was an investor in that financing through ipPartners, Inc., a company owned by Mr. Tarini. ipPartners Inc. invested $625,000 in this financing and received 143,678 shares of Technest Series B preferred stock, 143,678 shares of Technest Series C preferred stock, and warrants to purchase 143,678 shares of Technest common stock. The Technest Series B preferred stock is convertible into shares of Markland common stock. On June 20, 2005, ipPartners, Inc. exchanged all of its Technest Series B preferred stock for Markland Series D preferred stock.

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland, and as a result, Markland’s ownership of Technest increased from 85% immediately prior to the transaction to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock).

During the six months ended June 30, 2005, Technest, through its wholly-owned subsidiary, Genex, had entered into certain transactions with EOIR as more fully described in the Management’s Discussion and Analysis section of this prospectus under the heading “Six months ended June 30, 2005 compared with the six months ended June 30, 2004.”

After its acquisition of EOIR, Technest has agreed to pay Markland $250,000 per quarter for the services of its executives and other administrative support.

DESCRIPTION OF OUR SECURITIES

The following section contains a description of our common stock and other securities that we have issued from time to time. Our authorized capital stock consists of 495,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of January 5, 2006, we had 15,518,621 shares of our common stock issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Liquidation And Dissolution. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

Other Rights And Restrictions. Our charter does not provide for the granting of preemptive rights to any stockholder. All outstanding shares are fully paid and nonassessable.

Our common stock is quoted on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol “TCNH.OB.”

Preferred Stock

Our articles of incorporation authorize us to issue shares of our preferred stock from time to time in one or more series without stockholder approval.

As of January 5, 2006, we had designated 150 shares as Series A convertible preferred stock. We have issued an aggregate 124.325 shares of Series A convertible preferred stock, of which 64.631 of which were currently outstanding. As of January 5, 2006 we had issued 1,149,425 shares of our preferred stock as Series B preferred stock, all of which were subsequently cancelled and no longer outstanding. As of January 5, 2006 we had designated 1,149,425 shares of our preferred stock as Series C preferred stock, of which 1,149,418 were issued and 402,298 shares of Series C preferred stock were converted into common stock, leaving 747,120 currently outstanding. Upon conversion, shares of Series A preferred stock may be retired and returned to the status of authorized and unissued shares of Series A preferred stock by the board of directors. Upon conversion, shares of Series C convertible preferred stock are returned to the pool of undesignated preferred stock.

As of January 5, 2006, we had designated 150 shares as Series A convertible preferred stock, 64.631 of which were currently outstanding, 1,149,425 shares of our preferred stock as Series B preferred stock, all of which were subsequently cancelled and no longer outstanding, and 1,149,425 shares of our preferred stock as Series C preferred stock, of which 1,149,418 were issued and 402,298 shares of Series C preferred stock were converted into common stock, leaving 747,120 currently outstanding.

The following is a summary description of the principal terms of each series of our preferred stock. For a complete statement of all the terms of each series of preferred stock, please review the applicable certificate of designations that we have previously filed with the SEC.  The certificate of designations for our Series A convertible preferred stock was filed as an exhibit to our current report on Form 8-K filed with the SEC on February 14, 2005.  The certificates of designations for our Series B preferred stock and our Series C preferred stock were filed as exhibits to our current report on Form 8-K filed with the SEC on February 15, 2005.

Series A Convertible Preferred Stock

Voting Rights. Except as otherwise provided under Nevada law, the Series A convertible preferred stockholders have no right to vote with the holders of our common stock. However, the holders of Series A convertible preferred stock will be entitled to vote as a separate class on any amendment to the terms or authorized number of shares of Series A convertible preferred stock, the issuance of any equity security ranking senior to the Series A convertible preferred stock and the redemption of or the payment of a dividend in respect of any junior security. Where the Series A convertible preferred stockholders do have the right to vote as a series, whether under our charter or pursuant to Nevada law, the affirmative vote of the holders of not less than 50% of the outstanding shares of Series A convertible preferred stock is necessary to constitute approval.

Dividends. In the event we make, or fix a record date for the determination of holders of common stock entitled to receive any distribution payable in our property or in our securities other than shares of common stock, then and in each such event the holders of the Series A convertible preferred stock shall receive, at the time of such distribution, the amount of property or the number of our securities that they would have received had their Series A convertible preferred shares been converted into common stock on the date of such event.

Conversion. Each share of the Series A convertible preferred stock is convertible at option of the Series A stock holder at any time, provided that sufficient authorized and unissued shares of common stock are available.  Each share of Series A convertible preferred stock converts into 4,735.3 shares of common stock, provided however, that in the event that such a conversion would result in the issuance of fractional shares of common stock, the number of shares of common stock issued shall be rounded down to the nearest whole number.  The Series A convertible preferred stock can be converted only to the extent that the Series A stockholder will not, as a result of the conversion, hold in excess of 4.999% of the total outstanding shares of our common stock. The Series A stockholder may elect to waive this restriction, but such a waiver shall not be effective until the 61st day after it is given.  Any shares of Series A convertible preferred stock so converted may be retired and returned to the status of authorized and unissued shares of Series A preferred stock by the board of directors.

Antidilution. Upon the occurrence of a stock distribution, stock combination or stock dividend, the conversion rate shall be adjusted so that the conversion rights of the Series A convertible preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series A convertible preferred stock stockholders prior to such event.

Redemption. We may not redeem shares of the Series A convertible preferred stock.

Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A convertible preferred stock shall be entitled to receive a liquidation preference of $1,000 per share.  The Series A convertible preferred stock is equal in rank to the Series B and Series C preferred stock and is senior to the common stock. If, upon any winding up of our affairs, our assets available to pay the holders of Series A convertible preferred stock, Series B preferred stock and Series C preferred stock are not sufficient to permit the payment in full, then all our assets will be distributed to those holders on a pro rata basis.

Series B Preferred Stock

The Series B preferred stock is no longer outstanding and has been cancelled. Pursuant to the certificate of designations once the Series B preferred stock is cancelled, it may no longer be reissued.

Series C Convertible Preferred Stock

Voting Rights. Except as otherwise provided under Nevada law, the Series B preferred stockholders have no right to vote.

Dividends. In the event we make, or fix a record date for the determination of holders of common stock entitled to receive any distribution payable in our property or in our securities other than shares of common stock, then and in each such event the holders of the Series C preferred stock shall receive, at the time of such distribution, the amount of our property or the number of our securities that they would have received had their Series C preferred shares been converted into common stock on the date of such event.

Conversion. Provided that sufficient shares of authorized and unissued shares of common stock are available, each share of the Series C preferred stock is convertible, at the option of the holder into one share of our common stock.  The Series C preferred stock can be converted only to the extent that the Series C stockholder will not, as a result of the conversion, hold in excess of 4.999% of the total outstanding shares of our common stock.  The Series C stockholder may elect to waive this restriction, but such a waiver shall not be effective until the 65th day after which it is given to us.  In no event can the Series C preferred stock be converted if such conversion will result in the holder will hold in excess of 9.999% of our common stock. . Any shares of Series C shares so converted shall be cancelled and shall return to the status of authorized, but unissued preferred stock of no designated series.

Antidilution. Upon the occurrence of a stock split, stock dividend, combination or reclassification of our common stock, the conversion rate shall be proportionately adjusted so that the conversion rights of the Series C preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series C preferred stock stockholders prior to such event.

Redemption. We may not redeem shares of the Series C preferred stock.

Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series C preferred stock shall be entitled to receive a liquidation preference of $2.175 per share.  The Series C preferred stock is equal in rank to the Series A and Series B preferred stock and is senior to the common stock. If, upon any winding up of our affairs, our assets available to pay the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are not sufficient to permit the payment in full, then all our assets will be distributed to those holders on a pro rata basis.

Nevada Law And Certain Charter And Bylaw Provisions

Provisions of Nevada law, our charter and bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized But Unissued Stock. We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Special Meeting Of Stockholders. Our bylaws provide that special meetings may be called only by our board of directors or by holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. This provision may make it more difficult for stockholders to take action opposed by our board of directors.

Amendment To Our Bylaws. Section 78.1955 of the Nevada revised statutes provides that preferred stockholders have the right to vote as a class on amendments to our charter that would negatively impact their rights or preferences as preferred stockholders of such class. Our charter, however, provides that our board of directors has the exclusive authority to alter, amend or repeal them. This provision of our charter may also make it more difficult for stockholders to take action opposed by our board of directors.

The Issuance Of Preferred Stock May Entrench Management Or Discourage A Change Of Control. Our Articles of Incorporation authorize the issuance of preferred stock that would have designations rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

In the event of issuance, the preferred stock could be used, under some circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock such rights as to entrench management. Current members of our management that are large stockholders and members of our Board may have interests that are different form other stockholders. Therefore, conflicting interests of some members of management and our stockholders may lead to stockholders desiring to replace these individuals. In the event this occurs and the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors. In addition, by issuing preferred stock, management could prevent other shareholders from receiving a premium price for their shares as part of a tender offer.

Recent Amendments to the Bylaws.  On March 23, 2005, we amended Article II, Section 13 of our bylaws to reduce the time required for notice of a special meeting of the board of directors from not less than two days to not less than one day.

Transfer Agent. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.

Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

(i) the name of each such selling stockholder and of the participating broker-dealer(s),

(ii) the number of shares involved,

(iii) the price at which such the shares of common stock were sold,

(iv) the commissions paid or discounts or concessions allowed  to such broker-dealer(s), where applicable,

(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    (vi) other facts material to the transaction.

In addition, upon Technest being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers.

Each selling stockholder who is an affiliate of a broker-dealer has represented and warranted to Technest that he acquired the securities subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of his purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. As such, they are not underwriters within the meaning of Section 2(11) of the Securities Act. We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.

The selling stockholders have acknowledged that they understand their obligations to comply with these provisions of the Exchange Act and the rules thereunder and have agreed that they will not engage in any transaction in violation of such provisions.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this registration statement.

The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against some losses, claims, damages and liabilities, including liabilities under the Securities Act.

AVAILABLE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Some information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

LEGAL MATTERS

Foley Hoag LLP of 155 Seaport Boulevard, Boston, Massachusetts 02210 has advised us about the legality and validity of the shares. We know of no members of Foley Hoag who are beneficial owners of our common stock or preferred stock.

EXPERTS

Our consolidated financial statements as of June 30, 2005, included in this prospectus have been audited by Wolf & Company, P.C., registered independent public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2004, included in this prospectus have been audited by Sherb & Co., LLP, registered independent public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Technest’s financial statements for the transition period, the notes to financial statements and the reports of independent registered public accounting firms with respect thereto, referred to in the Table of Contents to Financial Statements, appear elsewhere in this prospectus beginning on page F-1.

TECHNEST HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page Number
Technest Holdings, Inc.
Reports Of Independent Registered Public Accounting Firms	F-2 - F-3
Consolidated Balance Sheets	F-4
Consolidated Statements of Loss	F-5
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)	F-6 - F-8
Consolidated Statements of Cash Flows	F-9 - F-11
Notes to Consolidated Financial Statements	F-12 - F-30

Unaudited Quarterly Financial Statements For Technest Holdings, Inc. For The Period Ended September 30, 2005
Condensed Consolidated Balance Sheet at September 30, 2005	F-31
Condensed Consolidated Statements of Loss for the Three Months Ended September 30, 2005 and 2004	F-32
Condensed Consolidated Statement of Stockholders’ Equity for the Three Months Ended September 30, 2005	F-33
Condensed Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2005 and 2004	F-34 - F-35
Notes to Condensed Consolidated Financial Statements	F-36 - F-51

Genex Technologies, Inc.
Report Of Independent Registered Public Accounting Firm	F-52
Balance Sheets as of December 31, 2004 and December 31, 2003	F-53 - F-54
Statements of Operations for the Years Ended December 31, 2004 and December 31, 2003	F-55
Statements of Stockholder’s Equity for the Years Ended December 31, 2004 and December 31, 2003	F-56
Statements of Cash Flows for the Years Ended December 31, 2004 and December 31, 2003	F-57
Notes to the Financial Statements	F-58 - F-64

Technest Holdings, Inc., Genex Technologies, Inc. and EOIR Technologies, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements	F-65
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2005	F-66
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2005	F-67
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2004	F-68
Notes to the Pro Forma Condensed Consolidated Financial Statements	F-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Technest Holdings, Inc. and Subsidiary
Providence, Rhode Island

We have audited the accompanying consolidated balance sheet of Technest Holdings, Inc. and subsidiary as of June 30, 2005, and the related consolidated statements of loss, changes in stockholders' equity (deficit) and cash flows for the six months ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Technest Holdings, Inc. and subsidiary as of June 30, 2005, and the results of its operations and its cash flows for the six months ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

            /s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts
September 27, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    Board of Directors
    Technest Holdings, Inc. and Subsidiary

We have audited the accompanying balance sheet of Technest Holdings, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Technest Holdings, Inc. as of December 31, 2004, and the results of its operations, stockholders' equity (deficit) and its cash flows for the years ended December 31, 2004, and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has negative working capital of $309,177 and an accumulated deficit of $15,531,599 at December 31, 2004, and has incurred significant recurring operating losses which raise substantial doubt about its ability to continue as a going concern without the raising of additional debt and/or equity financing to fund operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    /s/ Sherb & Co., LLP
    Certified Public Accountants

    New York, New York
    March 28, 2005

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
BALANCE SHEETS
JUNE 30, 2005 AND DECEMBER 31, 2004

ASSETS

	2005	2004
CURRENT ASSETS
Cash and cash equivalents	$303,764	$139
Accounts receivable	444,396	--
Inventory and work in process	374,859	--
Prepaid expenses and other current assets	17,475	--
Due from related party	117,615	--
TOTAL CURRENT ASSETS	1,258,109	139

PROPERTY AND EQUIPMENT - Net of accumulated depreciation of $3,410 at June 30, 2005	42,317	--

OTHER ASSETS
Definite-lived intangible assets - net of accumulated amortization of $121,679 at June 30, 2005	1,609,432	--
Goodwill	4,876,038	--
TOTAL OTHER ASSETS	6,485,470	--
TOTAL ASSETS	$7,785,896	$139

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$590,471	$242,158
Accrued expenses and other current liabilities	310,383	--
Notes payable	--	67,158
TOTAL CURRENT LIABILITIES	900,854	309,316

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A Convertible Preferred Stock - $.001 par value;
150 shares authorized; 124.325 and 0 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively (preference in
liquidation of $124,325 at June 30, 2005)	--	--
Series B Convertible Preferred Stock - $.001 par value;
517,243 and 0 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively (preference in liquidation of
$2,500,000 at June 30, 2005)	517	--
Series C Convertible Preferred Stock - $.001 par value;
1,149,425 and 0 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively (preference in liquidation of
$2,500,000 at June 30, 2005)	1,149	--
Common stock - par value $.001 per share; 495,000,000 shares authorized; 2,302,193 and 139,260 shares issued and outstanding
at June 30, 2005 and December 31, 2004, respectively	2,302	139
Subscription receivable	--	(7,035)
Additional paid-in capital	9,607,463	15,229,318
Accumulated deficit, from February 15, 2005	(2,726,389)	(15,531,599)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	6,885,042	(309,177)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,785,896	$139

    See notes to consolidated financial statements.
    (Reflects reverse stock split of 1 for 211.18 on July 19, 2005)

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

	2005	2004	2003

REVENUES (including $504,196 to a related party in 2005)	$1,664,075	$--	$--

COST OF REVENUES	865,939	--	--

GROSS PROFIT	798,136	--	--

OPERATING EXPENSES:
Selling, general and administrative (including $326,241 to related
parties in the six months ended June 30, 2005)	1,106,246	104,818	145,024
Research and development	2,298,850	--	--
Amortization of intangible assets	121,679	--	--
TOTAL OPERATING EXPENSES	3,526,775	(104,818)	(145,024)

OPERATING LOSS	(2,728,639)	(104,818)	(145,024)

OTHER (EXPENSES) INCOME:
Gain on sale of subsidiary	--	--	2,234,428
Interest expense	--	(7,690)	(21,652)
	--	(7,690)	2,212,776

NET (LOSS) INCOME	(2,728,639)	(112,508)	2,067,752

Deemed dividend on Series A Convertible Preferred Stock	124,848	--	--

Deemed dividend on Series C Convertible Preferred Stock	2,050,000	--	--

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(4,903,487)	$(112,508)	$2,067,752

BASIC AND DILUTED LOSS PER COMMON SHARE	$(3.02)	$(0.89)	$0.07

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,624,918	126,883	141,937

    See notes to consolidated financial statements.
    (Reflects reverse stock split of 1 for 211.18 on July 19, 2005)

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

			Series A		Series B
			Convertible		Convertible
	Common Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance - January 1, 2003	194,955	$195	--	$--	--	$--

Retirement of common stock	(77,004)	(77)	--	--	--	--

Beneficial conversion feature	--	--	--	--	--	--

Net income	--	--	--	--	--	--

Balance - December 31, 2003	117,951	118	--	--	--	--

Issuance of common stock for services	21,309	21	--	--	--	--

Net loss	--	--	--	--	--	--

Balance - December 31, 2004	139,260	139	--	--	--	--

Issuance of Series A Convertible Preferred Stock	--	--	124	--	--	--

Net loss through February 14, 2005	--	--	--	--	--	--

Balance - February 14, 2005	139,260	139	124	--	--	--

Impact of applying push down accounting	--	--	--	--	--	--

Issuance of common stock to Markland in connection with the Genex acquisition	1,954,023	1,954	--	--	--	--

Issuance of Series B and C Convertible Preferred stock and warrants	--	--	--	--	1,149,425	1,149

Exchange of Series B Convertible Preferred Stock for Markland Series D Preferred Stock	--	--	--	--	(632,182)	(632)

Issuance of common stock in conjunction with warrant exercises	208,910	209	--	--	--	--

Net loss from February 15, 2005 to June 30, 2005	--	--	--	--	--	--

Balance - June 30, 2005	2,302,193	$2,302	124	$--	517,243	$517

    See notes to consolidated financial statements.
    (Reflects reverse stock split of 1 for 211.18 on July 19, 2005)

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

	Series C
	Convertible		Subscription
	Preferred Stock		Receivable
	Shares	Amount	Amount
Balance - January 1, 2003	--	$--	$(7,035)

Retirement of common stock	--	--	--

Beneficial conversion feature	--	--	--

Net income	--	--	--

Balance - December 31, 2003	--	--	(7,035)

Issuance of common stock for services	--	--	--

Net loss	--	--	--

Balance - December 31, 2004	--	--	(7,035)

Issuance of Series A Convertible Preferred Stock	--	--	--

Net loss through February 14, 2005	--	--	--

Balance - February 14, 2005	--	--	(7,035)

Impact of applying push down accounting	--	--	7,035

Issuance of common stock to Markland
in connection with the Genex acquisition	--	--	--

Issuance of Series B and C Convertible Preferred stock
and warrants	1,149,425	1,149	--

Exchange of Series B Convertible Preferred Stock
for Markland Series D Preferred Stock	--	--	--

Issuance of common stock in conjunction with
warrant exercises	--	--	--

Net loss from February 15, 2005 to June 30, 2005	--	--	--

Balance - June 30, 2005	1,149,425	$1,149	--

    See notes to consolidated financial statements.
    (Reflects reverse stock split of 1 for 211.18 on July 19, 2005)

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

	Additional		Total
	Paid-In	Accumulated	Stockholders'
	Capital	Deficit	Equity (Deficit)
	Amount	Amount	Amount
Balance - January 1, 2003	$15,120,262	$(17,486,843)	$(2,373,421)

Retirement of common stock	77	--	--

Beneficial conversion feature	19,000	--	19,000

Net income	--	2,067,752	2,067,752

Balance - January 1, 2004	15,139,339	(15,419,091)	(286,669)

Issuance of common stock for services	89,979	--	90,000

Net loss	--	(112,508)	(112,508)

Balance - December 31, 2004	15,229,318	(15,531,599)	(309,177)

Issuance of Series A Convertible Preferred Stock	124,848	--	124,848

Net loss through February 14, 2005	--	(2,250)	(2,250)

Balance - February 14, 2005	15,354,166	(15,533,849)	(186,579)

Impact of applying push down accounting	(15,356,554)	15,533,849	184,330

Issuance of common stock to Markland
in connection with the Genex acquisition	6,099,304	--	6,101,258

Issuance of Series B and C Convertible Preferred stock
and warrants	3,510,124	--	3,512,422

Exchange of Series B Convertible Preferred Stock
for Markland Series D Preferred Stock	632	--	--

Issuance of common stock in conjunction with
warrant exercises	(209)	--	--

Net loss from February 15, 2005 to June 30, 2005	--	(2,726,389)	(2,726,389)

Balance - June 30, 2005	$9,607,463	$(2,726,389)	$6,885,042

    See notes to consolidated financial statements.
    (Reflects reverse stock split of 1 for 211.18 on July 19, 2005)

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
  CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income(loss)	$(2,728,639)	$(112,508)	$2,067,752

Adjustment to reconcile net loss to net
cash used in operating activities:
Gain on sale of subsidiary	--	--	(2,234,428)
Beneficial conversion factor	--	--	19,000
Depreciation of property and equipment	3,410	--	--
Accrued interest on note payable paid in
Series A Convertible Preferred Stock	7,690	--	--
Amortization of intangible assets	121,679	--	--
Acquired in-process research and development	2,095,000	--	--
Stock-based compensation	--	90,000	--
Changes in operating assets and liabilities:
Accounts receivable	(277,839)	--	--
Inventory and work in process	(151,902)	--	--
Prepaid expenses and other current assets	7,928	--	--
Due from related parties	(117,615)	--	--
Accounts payable	217,924	11,659	84,631
Accrued expenses and other current liabilities	80,810	--	--
NET CASH USED IN OPERATING ACTIVITIES	(741,554)	(10,849)	(63,045)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used for acquisition of Genex Technologies, Inc.,
net of cash acquired	(2,515,516)	--	--
Purchase of property and equipment	(1,727)	--	--
NET CASH USED IN INVESTING ACTIVITIES	(2,517,243)	--	--

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of Series A convertible
preferred stock	50,000	--	--
Proceeds from sale of Series B and C convertible
preferred stock and warrants, net	3,512,422	--	--
Proceeds from note payable	--	10,000	57,158
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,562,422	10,000	57,158

NET INCREASE(DECREASE) IN CASH	303,625	(849)	(5,887)

CASH - BEGINNING OF PERIOD	139	988	6,875

CASH - END OF PERIOD	$303,764	$139	$988

See notes to consolidated financial statements.

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

	2005	2004	2003
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the periods for:
Interest	$--	$--	$--

Taxes	$500	$--	--
Non-cash investing and financing activities:

Conversion of notes payable and accrued interest into Series A
preferred stock	$74,848	$--	--

Common stock issued in exchange for shares of Markland
Technologies, Inc. used in conjunction with the acquisition of
Genex Technologies, Inc.	$6,101,258	$--	--

Deemed dividend preferred stock - beneficial conversion
feature - Series A	$124,848	$--	--

Deemed dividend preferred stock - beneficial conversion
feature - Series C	$2,050,00	$--	--

    See notes to consolidated financial statements.

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (concluded)
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

On February 14, 2005, the Company acquired 100% of the outstanding common stock of Genex Technologies, Inc. The transaction had the following non-cash impact on the balance sheet:

Accounts receivable	$166,557
Inventory and work in process	222,957
Prepaid expenses and other current assets	25,403
Property and equipment	44,000
Intangible assets, goodwill and in-process research and development	8,702,149
Accounts payable	(314,718)
Accrued expenses and other current liabilities	(229,574)
Equity issued	(6,101,258)

Net cash used for acquisition, net of cash acquired of $784,484	$2,515,516

On the date of the acquisition of Genex Technologies, Inc. and the application of push-down accounting (see Note 3), Technest Holdings, Inc. had net accounts payable of $184,300.

    See notes to consolidated financial statements.

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 and 2003

1. NATURE OF OPERATIONS

Business

Technest Holdings, Inc. (“Technest” or “the Company”) had no operations between October 10, 2003 and February 14, 2005.

On February 14, 2005, Technest became a majority owned subsidiary of Markland Technologies, Inc. (“Markland”), a homeland defense, armed services and intelligence contractor. Markland is a public company with a class of equity securities registered pursuant to Section 12(g) of the Exchange Act. Technest issued to Markland 1,954,023 shares of its common stock, representing a 93% ownership interest in Technest’s common stock, in exchange for 10,168,764 shares of Markland common stock valued at $6,101,258 which were used as partial consideration for the concurrent acquisition of Genex Technologies, Inc. (“Genex”) (see Note 3).

In connection with these acquisitions, the accounts of Technest and Genex have been adjusted using the push down basis of accounting to recognize the allocation of the consideration paid to the respective net assets acquired (see Note 3).

Genex Technologies, Inc. offers imaging products and complete solutions for three-dimensional (3D) Imaging and Display, Intelligent Surveillance, and three-dimensional Facial Recognition.

Imaging and Surveillance

Genex currently is engaged in programs to develop: disposable sensors for the U.S. Army Night Vision Laboratory; a miniature general purpose sensor processor for the U.S. Army Picatinny Arsenal; SmartMTI Motion Detection for the U.S. Army Armament Research, Development and Engineering Center; a weapon’s flash detection system for the U.S. Navy Office of Naval Research; and a smart object avoidance system for the U.S. Navy Naval Surface Warfare System.

Chemical and Explosive Detection

Through Genex, we have targeted sensing technologies that are relevant to both DOD and Department of Homeland Security missions: Chemical/Biological (Chem/Bio) and Improvised Explosive Devices (IED) detection sensors. The Chem/Bio and IED Division concentrates on the research and development of technologies that can reliably detect the presence of chemical, biological, and explosive devices or components from a stand-off distance.

Research and Development

The Research and Development (“R&D”) division of Genex is focused on developing our imaging technology portfolio via advanced research in intelligent surveillance, three-dimensional imaging, and medical imaging. By integrating our marketing pursuits and with our R&D efforts, we expect to bring to market technological advances that enhance customer value. Some of our targeted research areas include: (i) intelligent surveillance using two- and three-dimensional image processing to support homeland security, military, and commercial applications; (ii) detection of concealment of intent using thermal and three-dimensional imaging to support anti-terrorist efforts; (iii) early detection of cancer using non-invasive and non-radiological diffuse optical tomography; and (iv) more effective and less risky radiation treatment for cancer by use of three-dimensional imaging for patient positioning.

Commercial Division

The Commercial Division of Genex is focused on growing commercial market opportunities for Genex’s technology portfolio. Our core technologies of three-dimensional imaging, three-dimensional display, and intelligent surveillance have broad application, thus Genex’s commercial division is focused on finding markets which have: a high fit of application with our technology; high revenue potential; economic value added for markets to adopt our technology; and accessible customers and channels.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Technest and its wholly-owned subsidiary, Genex Technologies, Inc. from the date of acquisition on February 14, 2005. All significant inter-company balances and transactions have been eliminated in consolidation.

The purchase method of accounting was used by Technest Holdings, Inc. to record the assets acquired and liabilities assumed of Genex Technologies, Inc. on February 14, 2005 (see Note 3).  Accordingly, the accompanying financial statements of Technest Holdings, Inc. and Genex Technologies, Inc. as of and for periods ended subsequent to the acquisition are not comparable in all material respects to the financial statements of Technest Holdings, Inc. as of and for periods ended prior to the acquisition.

Fiscal Year-end

On June 30, 2005, the Board of Directors of Technest unanimously voted to change the fiscal year-end from December 31 to June 30.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change are the revenue recognized under the percentage completion method on firm fixed price contracts, allowance for doubtful accounts, the estimated useful lives of property and equipment, useful lives of intangible assets, the amount due to contracting government agencies as a result of their audits, the fair value allocation of consideration paid to the net assets of businesses acquired, the realizability of deferred tax assets and the fair value of equity instruments issued.

Concentrations and Risks

Technest has cash balances in banks in excess of the maximum amount insured by the FDIC as of June 30, 2005.

A significant portion of revenue is generated from contracts with Federal government agencies. Consequently, a significant portion of accounts receivable are due from Federal government agencies either directly or through other government contractors.

Technest is subject to risks common to companies in the Homeland Defense Technology industry, including, but not limited to, development by its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and loss of significant customers.

Accounts Receivable

Accounts receivable represent the amount invoiced for product shipped and amounts invoiced by the Company under contracts. An allowance for doubtful accounts is determined based on management's best estimate of probable losses inherent in the accounts receivable balance. Management assesses the allowance based on known trouble accounts, historical experience and other currently available evidence. If management determines amounts to be uncollectible, they will be charged to operations when that determination is made.

A significant portion of the Company's receivables are due from government contracts, either directly or as a subcontractor. The Company has not experienced any material losses in accounts receivable related to these contracts and has provided no allowance at June 30, 2005. If management determines amounts to be uncollectible, they will be charged to operations when that determination is made.

Inventory and Work in Process

Inventories are stated at the lower of cost or market.  Cost is determined by the first-in, first-out method and market represents the lower of replacement costs or estimated net realizable value. Work in process represents allowable costs incurred but not billed related to contracts.

Property and Equipment

Property and equipment are valued at cost and are being depreciated over their useful lives using the straight-line method for financial reporting purposes. Routine maintenance and repairs are charged to expense as incurred. Expenditures which materially increase the value or extend useful lives are capitalized.

Property and equipment are depreciated over the estimated useful lives of assets as follows:

Software	3 years
Computer equipment	3 years
Furniture and fixtures	5-7 years

Property and equipment consisted of the following at June 30, 2005:

Software	$35,196
Computer equipment	5,909
Furniture and fixtures	4,622
$45,727
Less accumulated depreciation	(3,410)
$42,317

Depreciation expense for the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003 was $3,410 and $0, respectively.

Definite-lived Intangible Assets

Definite-lived intangible assets represent costs of outside legal counsel related to obtaining new patents.  Patent costs are amortized over the legal life of the patents, generally twenty years, starting on the patent issue date.  The costs of unsuccessful and abandoned patent applications are expensed when abandoned.  The cost to maintain existing patents are expensed as incurred.  The nature of the technology underlying these patents relates to 3-D imaging, intelligent surveillance and 3-D facial recognition technologies.

With the acquisition of Genex, Technest acquired Commercialized Technology relating to 3D facial recognition cameras and Contracts and Customer Relationships from the application of 3D imaging technologies to breast cancer research for the National Institute of Health and disposable sensors and 3D face mapping for the Department of Defense. The amounts assigned to definite-lived intangible assets were determined based on an independent purchase price allocation analysis. These assets have an estimated useful life of five years.

Fair Value of Financial Instruments

The financial statements include various estimated fair value information at June 30, 2005, as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial asset is written down to its fair value.

Unless otherwise indicated, the fair values of financial instruments approximate their carrying amounts. By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The maximum potential loss may exceed any amounts recognized in the consolidated balance sheets.

The fair value of cash, accounts receivable and accounts payable approximate their recorded amounts because of their relative market and settlement terms.

Revenue Recognition

We recognize product revenue when the following criteria are met: (1) we have persuasive evidence of an arrangement, such as contracts, purchase orders or written requests; (2) we have completed delivery and no significant obligations remain; (3) our price to our customer is fixed or determinable; and (4) collection is probable.

Revenues from time and materials contracts are recognized as costs are incurred.

Revenues from firm fixed price contracts are recognized on the percentage-of-completion method, either measured based on the proportion of costs recorded to date on the contract to total estimated contract costs or measured based on the proportion of labor hours expended to date on the contract to total estimated contract labor hours, as specified in the contract.

Provisions for estimated losses on all contracts are made in the period in which such losses become known. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revision to cost and income and are recognized in the period in which the revisions are determined.

Research and Development

Research and development costs are charged to expense as incurred. The Company capitalizes costs related to acquired technologies that have achieved technological feasibility and have alternative uses. Acquired technologies which do not meet these criteria are expensed as in-process research and development costs. For the period ended June 30, 2005, the Company expensed $2,095,000 of acquired in-process research and development related to the acquisition of Genex (see Note 3).

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A deferred tax asset is recorded for net operating loss and tax credit carry forwards to the extent that their realization is more likely than not. The deferred tax benefit or expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

Loss Per Share

Basic and diluted net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented.

Common stock equivalents, consisting of, Series A and C Convertible Preferred Stock, options and warrants were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

Loss per share for all prior periods have been retroactively restated to reflect a 1 for 211.18 reverse stock split effective at the close of business on July 19, 2005.

Impairment of Intangible Assets

The Company records as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. Statements of Financial Accounting Standards (“SFAS” ) No. 142, "Goodwill and Other Intangible Assets", prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year. No indicators of impairment were identified in the six months ended June 30, 2005.

Impairment of Long-Lived Assets

Pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", Technest continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than the asset's carrying value. Accordingly, when indicators of impairment are present, Technest evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. Technest’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No impairment charges were recorded in the six months ended June 30, 2005.

Stock-Based Compensation

As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amended SFAS No. 123, "Accounting for Stock-Based Compensation", Technest has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretation including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. Had the Company followed the fair value method in accounting for its stock-based employee compensation it would have had no material effect on the net loss for the six months ended June 30, 2005 or the year ended December 31, 2004.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), "Share-Based Payment, an Amendment of FASB Statements No. 123 and 95." SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments. SFAS No. 123(R) requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize the cost over the period during which an employee is required to provide service in exchange for the award. Adoption requires a modified prospective application whereby compensation expense is recognized on or after the required effective date for the portion of the outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards, calculated on a basis consistent with the SFAS No. 123 pro forma disclosures. The Company will adopt SFAS No. 123 (R) on its effective date, commencing with the quarter beginning January 1, 2006. The Company does not expect the adoption of SFAS No. 123(R) to have a material effect on its results of operations. The Company’s results of operations could be materially effected by share-based payments issued after the adoption of SFAS 123(R).

3. ACQUISITIONS

Purchase by Markland Technologies, Inc.

On February 14, 2005, in conjunction with a Securities Purchase Agreement between Technest and Markland, Technest issued 1,954,023 shares of common stock to Markland Technologies, Inc. in exchange for 10,168,764 shares of Markland’s common stock valued at $6,101,258 (“the Markland Investment”). The common stock issued to Markland represented 93% of Technest’s outstanding common stock. Consequently, Technest became a majority owned subsidiary of Markland on that date. The Securities Purchase Agreement contains provisions that may require Markland to deliver additional shares of its common stock to Technest in conjunction with the acquisition of Genex Technologies, Inc. (see below) and conversion of the Series B Convertible Preferred Stock (see Note 6).

Purchase of Genex Technologies, Inc.

The acquisition of Genex was effected pursuant to an Agreement and Plan of Merger dated February 14, 2005 (the "Merger Agreement"), by and among Markland, Technest, MTECH Acquisition, Inc. ("MTECH"), a wholly-owned subsidiary of Technest, Genex and Jason Geng, the sole stockholder of Genex. A copy of the Merger Agreement was included as an exhibit to our current report on Form 8-K filed with the SEC on February 15, 2005.

In accordance with the terms of the Merger Agreement, on February 14, 2005, MTECH merged with and into Genex, with Genex surviving the merger as a wholly-owned subsidiary of Technest. As a result of the merger, all of the outstanding shares of the capital stock of Genex were automatically converted into the right to receive in the aggregate: (i) $3 million of cash; (ii) 10,168,764 shares of Markland's common stock (the shares of Markland common stock issued to Technest in the Markland Investment); and (iii) if earned, contingent payments in the form of additional shares of Technest common stock. A brokerage fee in connection with this acquisition of $300,000 was also paid. In addition, Mr. Geng was to receive a twelve month unsecured promissory note in the principal amount of $550,000 bearing interest at the rate of 6% per annum. Mr. Geng's share consideration was to be adjusted to reflect changes in the closing bid price of Markland common stock in the 10 trading days following February 14, 2005, subject to limitations set forth in the Merger Agreement. Following the acquisition, it is the Company’s opinion that Mr. Geng omitted material representations from the Merger Agreement, and as a result, the Company has not issued and does not intend to issue the promissory note, the additional Markland share consideration or the contingent payments of Technest common stock. In addition, Mr. Geng’s employment with Genex was terminated and the Company has ceased paying his salary under the employment agreement.

A summary of the allocation, as determined by an independent valuation, of the aggregate consideration for the merger to the fair value of the assets acquired and liabilities assumed is as follows:

Cash	$3,300,000
Shares of Markland Technologies, Inc. common stock	6,101,259
Total Purchase Price	$9,401,259

Fair value allocation to net assets acquired:

Fair value of assets acquired -
Current assets, including cash of $784,484	$1,199,401
Property and equipment	44,000
Fair value of liabilities assumed -
Accounts payable & accrued expenses	(544,291)
Fair value of identifiable net tangible assets acquired	699,111
Intangible assets - intellectual property	161,110
In-process research and development	2,095,000
Commercialized patents	440,000
Contracts and customer relationships	1,130,000
Goodwill	4,876,038
Total	$9,401,259

As a result of the transaction being structured as a stock acquisition, Technest does not expect any goodwill resulting from the transaction to be deductible for income tax reporting purposes. Consequently, no deferred tax assets were recorded in connection with the merger.

In connection with the Genex acquisition, Technest also raised gross proceeds of $5,000,000 through a private placement of units consisting of 1,149,425 shares of Series B Convertible Preferred Stock, 1,149,425 shares of Series C Convertible Preferred Stock and warrants to purchase 1,149,425 shares of Technest’s common stock (see note 6).

Unaudited pro forma financial information for the six months ended June 30, 2005 and the year ended December 31, 2004, had the acquisition Genex been completed as of January 1, 2004, is as follows:

	Six months ended June 30, 2005	Year ended December 31, 2004
Revenues	$1,888,459	$5,165,536

Loss from operations	$(2,905,604)	$(2,747,087)

Deemed dividends on beneficial conversion
to preferred stockholders	$(2,174,848)	$(2,174,848)

Net loss applicable to common stockholders	$(5,080,452)	$(4,921,935)

Net loss applicable to common stockholders per common share	$(3.13)	$(3.64)

Push-Down Accounting

Based on the substantial change in ownership and control of Technest, as well as the fact that the investors in the Technest financing (see Note 6) represent a collaborative group brought together to promote the acquisition of Genex, the push-down basis of accounting has been applied to the acquisition of Technest by Markland. In accordance with the push-down basis of accounting, Technest recorded Genex’s net assets at their estimated fair values as of the date of acquisition which resulted in the basis of the net assets acquired being adjusted as disclosed above and Technest’s accumulated deficit was reset to zero as of the acquisition date. The purchase price was allocated to the estimated fair value of Genex’s assets and liabilities based on an independent purchase price allocation analysis.

The excess of the purchase price of Genex over the fair value of net tangible assets acquired is $8,702,148. Of this amount, $4,876,038 was allocated to goodwill, $2,095,000 to in-process research and development and $1,570,000 to amortizable intangible assets (see Note 4) comprised of contracts, customer relationships and commercialized patents.

Included in the statement of loss for the six months ended June 30, 2005 is selling, general and administrative expenses of approximately $2,250 related to the period from January 1, 2005 to February 14, 2005 prior to the application of push-down accounting.

4. DEFINITE-LIVED INTANGIBLE ASSETS

Definite-lived intangible assets consist of the following at June 30, 2005:

Patents	$161,111
Commercialized patents	440,000
Contracts and relationships	1,130,000
Accumulated amortization	(121,679)
Net definite-lived intangible asset	$1,609,432

Future amortization expense related to the definite-lived intangible assets over the next five years is as follows:

Years Ending
June 30,	Amount
2006	326,574
2007	326,574
2008	326,574
2009	326,574
2010	208,824
$1,515,120

Amortization expense was $121,679 and $0 for the six months ended June 30, 2005 and years ended December 31, 2004 and 2003, respectively.

5. NOTES PAYABLE

During 2003, the Company issued an 8% convertible demand note in the principal amount of $57,158. In April 2004, the Company issued an 8% demand note in the principal amount of $10,000. On February 8, 2005, these notes and accrued interest of $7,690 were satisfied by the issuance of Series A Convertible Preferred Stock (see Note 6).

Interest expense related to these notes for the six months ended June 30, 2005 and the year ended December 31, 2004, was $0 and $7,690, respectively.

6. STOCKHOLDERS' EQUITY (DEFICIT)

Series A Convertible Preferred Stock

On February 8, 2005, the Company's Board of Directors designated 150 shares of preferred stock as Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock is non-interest bearing, is not entitled to receive dividends and is not redeemable. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of Series A Preferred Stock have no voting rights except that they will be entitled to vote as a separate class on any amendment to the terms or authorized number of shares of Series A Preferred Stock, the issuance of any equity security ranking senior to the Series A Preferred Stock and the redemption of or the payment of a dividend in respect of any junior security. At any time, holders of Series A Preferred Stock may elect to convert their Series A Preferred Stock into common stock. Each share of Series A Preferred Stock is currently convertible into 1,000,000 shares of common stock provided that, following such conversion, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of common stock. The Series A Preferred Stock ranks pari passu with the Company's Series B and C Preferred Stock.

On February 8, 2005, we entered into an Exchange Agreement and a Securities Purchase Agreement with Garth LLC pursuant to which we agreed to issue 99.325 shares of our Series A Preferred Stock in exchange for $25,000 in cash and the surrender of certain of our 8% Promissory Notes held by Garth LLC (the "Notes"). Immediately prior to their surrender, the Notes had an aggregate outstanding principal balance plus accrued interest of $74,848. We received net cash proceeds of $25,000 from this private placement.

On February 8, 2005, we entered into a Securities Purchase Agreement with Verdi Consulting, Inc. pursuant to which we sold twenty five (25) shares of our Series A Preferred Stock for the aggregate consideration of $25,000.

The proceeds from the issuance of the Series A Preferred Stock were used to reduce accounts payable.

Verdi Consulting has certain piggy-back registration rights with respect to the common stock issuable upon conversion of the Series A Preferred Stock. These piggy-back registration rights expire when the shares of Common Stock issued pursuant to conversion of the Series A Shares can be sold without volume restrictions pursuant to Rule 144(k) of the Act.

At June 30, 2005 there were 124.325 shares of Series A Preferred Stock issued and outstanding.

Series B and C Convertible Preferred Stock

On February 14, 2005, immediately after the acquisition by Markland of a controlling interest in Technest (see Note 3), an investor group consisting of Southridge Partners LP, Southshore Capital Fund Limited, Verdi Consulting, Inc., ipPartners, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund, LP (collectively, the "Investors") paid $5,000,000 in cash to Technest for 1,149,425 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”), 1,149,425 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock), and five-year warrants to purchase up to 1,149,425 shares of Technest’s common stock at an exercise price of $6.48 per share (“the Investor Financing”) after adjusting for a 211.18 for one reverse stock split on July 19, 2005.

These securities were sold in units for a price of $4.35 per unit. Each unit consists of one share of Series B Preferred Stock; one share of Series C Preferred Stock and a warrant to purchase up to one share of Technest's common stock. Gross proceeds received from the sale of the units was $5,000,000. From these proceeds, the Company paid a finder’s fee of $1,200,000 and legal fees related to the financing of $287,578.

The Series B Preferred Stock will be convertible into Markland common stock upon the earlier to occur of February 14, 2006 or the trading day immediately following the first period of five trading days during which Markland common stock has a closing bid price of $2.50 or higher on each day, if any. The number of shares to be issuable upon conversion of each share of Series B preferred stock will be equal to approximately 4.35 divided by the lower of $0.60 and the average closing bid price for the 20 trading days preceding such conversion. Shares of the Series B Preferred Stock have a liquidation preference of $2.175 per share, may only vote on changes to the rights, privileges and priority of the Series B Preferred Stock, do not accrue dividends and are not redeemable. The Series B Preferred Stock shall rank pari passu with the Company's Series A and C Preferred Stock.

The Series C Preferred Stock is convertible into Technest common stock at any time at the option of the stockholder. The number of shares of Technest common stock into which each share of Series C Preferred Stock is convertible is determined by dividing $2.175 by the Series C Conversion Price. The Series C Conversion Price is $2.175. Shares of the Series C Preferred Stock have a liquidation preference of approximately $2.175 per share, may only vote on changes to the rights, privileges and priority of the Series C Preferred Stock, receive dividends on an as converted basis whenever dividends are made to the Technest common stock holders, and are not redeemable. The Series C Preferred Stock shall rank pari passu with the Company's Series A and B Preferred Stock.

Technest and the Investors entered into a Registration Rights Agreement dated February 14, 2005. Pursuant to this agreement, Technest agreed to file a registration statement covering the resale of all of the common stock issuable upon conversion of the Series C preferred stock, (b) all of the common stock issuable upon exercise of the common stock purchase warrants, and (c) common stock which may become issuable to selling stockholders as liquidated damages for breach of covenants contained in or as a result of adjustments contemplated by the securities purchase agreement and the registration rights agreement. Technest agreed to use its best efforts to cause the registration statement to be declared effective as promptly as possible thereafter.

Technest has agreed to issue additional shares of its common stock to the Investors if the units do not have a market value of $6.525 at the end of one year. If the units do not have a market value of $6.525 on February 14, 2006, Technest will be obligated to issue in exchange for each unit a number of shares of common stock determined by dividing (i) the amount by which $6.525 exceeds the sum of the average closing bid prices of Markland’s and Technest’s common stock for the period beginning 10 trading days prior to the reset date and ending 10 trading days after the reset date by (ii) the average closing bid price of our common stock during that period.

On June 20, 2005, Markland entered into definitive exchange agreements with DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd., Verdi Consulting, Inc. ("Verdi"), and ipPartners, Inc., pursuant to which Markland exchanged 632,182 shares of Technest Series B Preferred Stock for 2,750 shares of Markland Series D Preferred Stock.  Subsequently, the Technest Series B Preferred shares held by Markland were cancelled.

On June 30, 2005, the Company had 517,243 shares of Series B Preferred Stock and 1,149,425 shares of Series C Preferred Stock issued and outstanding.

Beneficial Conversion Features

Based on the effective conversion price of the Series A Preferred Stock, the Company determined that there was a beneficial conversion feature of approximately $8,500,000. The beneficial conversion feature was limited to $124,848, the proceeds received from the Series A Preferred Stock. This beneficial conversion feature has been reflected as a deemed dividend to the Series A Preferred stockholders in the statement of loss for the six months ended June 30, 2005.

The Company allocated the proceeds received in the Investor Financing, on a relative fair value basis, to the Series B Preferred Stock, the Series C Preferred stock and the warrants. For purposes of this allocation, the Company estimated the fair value of the Series B and C Preferred Stock based on the fair value of the common stock into which these shares could convert. The Company estimated the fair value of the warrants using the Black-Scholes pricing model. Using the effective conversion price of the Series C Preferred Stock, the Company determined that there was a beneficial conversion feature of $10,177,295. The beneficial conversion feature was limited to $2,050,000, the allocated proceeds received from the Series C Preferred Stock. This beneficial conversion feature has been reflected as a deemed dividend to the Series C Preferred stockholders in the statement of loss for the six months ended June 30, 2005. As additional paid in capital includes amounts from both common and preferred stock, there is no net impact to stockholders’ equity as a result of the deemed dividend. Since the Series B Preferred Stock converts into common stock of Markland, there was considered to be no beneficial conversion feature or deemed dividend with respect to the common stockholders of Technest.

Common Stock Issuances

On July 28, 2004, the Company issued 5,919 restricted shares to Mark Allen, a director and principal officer of the company and 5,919 restricted shares to Michael Sheppard, a consultant and former director of the Company for services rendered. The Company valued these shares at their market value on the date of issuance of $4.22 per share and recorded consulting expense of $50,000 related to these services.

On August 9, 2004 the Company issued 4,735 restricted shares each to Verdi Consulting and Gary Wolff, two consultants for the Company, in lieu of cash compensation for services rendered. The Company valued these shares at their market value on the date of issuance of $4.22 per share and recorded consulting expense of $40,000 related to these services.

On February 14, 2005, Technest issued to Markland 1,954,023 shares of its common stock in exchange for 10,168,764 shares of Markland common stock in accordance with the terms of a Securities Purchase Agreement between Markland and Technest (see Note 3). On this date, Technest became a majority owned subsidiary of Markland. Markland also agreed to issue additional shares of its common stock with a value of $5,000,000 to Technest upon conversion of Technest's Series B Preferred Stock.

In conjunction with this Securities Purchase Agreement, Technest and Markland entered into a Registration Rights Agreement, dated February 14, 2005. Technest has agreed to use its best efforts to file a registration statement on Form SB-2 as soon as possible after it receives a request for registration from Markland (or the holder of a majority of the registrable securities if Markland transfers some or all of its shares) and to cause the registration statement to be declared effective. Pursuant to this agreement, Technest also agreed to keep the registration statement effective until the earlier of (a) thirty-six (36) months following the date of the agreement or (b) such time that the securities cease to be registrable securities due to the elimination of their transfer restrictions.

Markland, a homeland defense, armed services and intelligence contractor, is a public company with a class of equity securities registered pursuant to Section 12(g) of the Exchange Act.

On June 22, 2005, the Company issued 104,455 shares each to ipPartners and Verdi Consulting in a net-share exercise of warrants issued in conjunction with the Company Series B and C Convertible Preferred Stock to purchase 267,366 shares of the Company’s common stock. The net-share settlement feature was permitted as the Company failed to effect a registration statement by the prescribed date there under.

The Company has established the following reserves for the future issuance of common stock as follows:

Reserve for the exercise of options and warrants	885,875
Reserve for conversion of Series A Convertible Preferred Stock	588,716
Reserve for conversion of Series C Convertible Preferred Stock	1,149,428
Total reserves	2,624,019

Reverse stock split

On June 2, 2005, the Board of Directors of Technest and the holders of a majority of the common stock of Technest approved a 1-for-211.18 reverse split (the "Reverse Split"). The Reverse Split became effective at the close of business on July 19, 2005. All share and per share information has been retroactively restated to reflect the Reverse Split. The total authorized shares of common stock of 495,000,000 did not change as a result of the Reverse Split.

7. OPTIONS AND WARRANTS

In June 2001, the Company established the 2001 Stock Option Plan ("Plan") which provides for the granting of options which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as options which are not intended to meet the requirements of such section ("Non-Statutory Stock Options"). The total number of shares of common stock for issuance under the 2001 Plan shall not exceed 10,000,000. Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company or, in the case of Non-statutory Stock Options, are key employees (including officers) or nonemployee directors of, or nonemployee consultants to, the Company.

The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of Incentive Stock Options granted to the holder of more than 10% of the Company's common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's common stock). The aggregate fair market value (determined at the date of the option grant) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

The exercise price of all Non-Statutory Stock Options granted under the Plan must be at least equal to 80% of the fair market value of such shares on the date of the grant.

No options were granted pursuant to the Plan during the six months ended June 30, 2005 nor the year ended December 31, 2004.

Summary information with respect to stock options and warrants granted is as follows:

		Weighted Average
	Number of Shares	Exercise Price
Balance, December 31, 2003	4,352	$644.10
Expired	(456)	(232.18)
Balance, December 31, 2004	3,896	$504.72
Issued	1,149,425	6.33
Expired	(80)	(4,434.78)
Exercised	(267,366)	(6.33)

Balance, June 30, 2005	885,875	$8.12

The following table summarizes the Company's stock options and warrants outstanding at June 30, 2005:

Options and warrants outstanding and exercisable

Exercise price	Number	Expiration Date
$ 2,033.66	678	07/23/2005
$ 73.91	3,138	12/31/2005
$ 6.33	882,059	02/14/2010
	885,875
Weighted average remaining life		4.7 years

As of June 30, 2005 all options and warrants are exercisable.

In connection with the Investor Financing on February 14, 2005 (see Note 6), the Company issued five year warrants to purchase 1,149,425 shares of Technest common stock at an exercise price of $6.33 per share. In accordance with the stock purchase warrant agreement, in the event a registration statement covering these shares is not declared effective within four months of the warrant issuance date, the warrant holders may exercise the warrants on a net share settlement basis. The Company did not have an effective registration statement covering these shares as of June 30, 2005. The relative fair value of these warrants of $2,070,000 was estimated using the Black-Scholes model and the following assumptions:

Fair value of stock	$10.56
Exercise price	$ 6.33
Expected dividend yield	0%
Expected lives of warrants (in years)	4.7
Risk-free interest rate	3.53%

In connection with the acquisition of Genex (see Note 3), Markland agreed to replace options to purchase 312,000 shares of Genex common stock with fully vested options for the purchase of the same number of shares of Markland common stock with an exercise price equal to the fair value of Markland’s common stock on the grant date. The fair value of these options was considered to be immaterial for purposes of determining the total consideration paid for Genex.

8. NET LOSS PER SHARE

Securities that could potentially dilute basic earnings per share ("EPS") in the future, and that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consists of the following:

Shares Potentially
Issuable
Series A Convertible Preferred Stock	588,716
Series C Convertible Preferred Stock	1,149,425
Stock options	3,816
Warrants	882,059
Total as of June 30, 2005	2,624,016

9. COMMITMENTS AND CONTINGENCIES

Facility Rental

Technest has its executive offices in Providence, Rhode Island. Technest rents a single office on a month-to-month basis for $1,500 per month in Ridgefield, Connecticut from Southridge Holdings LLC, who is the beneficial owner of 34,827 shares of Series C preferred stock and five-year warrants to purchase 344,827 shares of common stock at $6.34 per share. Genex Technologies, Inc., a wholly-owned subsidiary of Technest, leases offices with approximately 6,831 square feet in Kensington, Maryland, pursuant to a five-year lease which expires January 31, 2006. The office space lease provides for annual increases of 3% to the base rent and requires Genex to reimburse the landlord for its pro rata share of the increases in annual operating expenses and real estate taxes. Monthly lease amounts for this facility total approximately $10,100.

Rent expense for the six months ended June 30, 2005 and the year ended December 31, 2004, was $54,450 and $ 3,000, respectively.

Government Contracts

The Company's billings and revenue on time and material contracts are based on provisional fringe, general & administrative and overhead rates which are subject to audit by the contracting government agency.  During an audit conducted in November 2004 covering the fiscal year 2002, the Defense Contract Audit Agency (“DCAA”) discovered significant deficiencies in Genex’s accounting system that resulted in misclassified and unallowable costs. Their examination disclosed eight significant deficiencies in Genex’s accounting system that resulted in misclassified costs. They were as follows:

1.	Contractor does not follow policies and procedures concerning accounting for unallowable costs.

2.	Contractor does not follow policies and procedures concerning accounting for material costs.

3.	Contractor lacks adequate written policies and procedures concerning capitalization of assets.

4.	Contractor does not have adequate policies and procedures to ensure proper segregation of duties in handling its labor costs.

5.	Contractor’s procedure for calculating the proposed hourly labor rate of its employees results in overstated labor costs.

6.	Contractor fails to maintain policies and procedures for classifying the labor categories of its employees.

7.	Employees fail to follow the contractor’s policies and procedures in regards to maintaining timesheets on a current basis.

8.	Contractor’s policy of billing labor costs results in billing the Government for employees that are not employees of Genex.

Since the acquisition of Genex, the management of Technest has terminated the Genex employees responsible for this function and rapidly installed appropriate internal controls and oversight over Genex’s accounting system to ensure that they comply with applicable laws and regulations and are adequate and operating effectively. The DCAA has since re-audited the Genex financial systems and has communicated to Genex that the revised procedures are satisfactory. Genex will be allowed to complete certain previous contacts awarded by the Department of Defense but may be required to refund amounts overbilled to its customers.

The Company has accrued $68,017 for overpayments for 2002 and has extended the analysis of misclassified and unallowed costs to June 30, 2005. The Company has determined that $102,228 is the total amount repayable to the government (inclusive of $68,017 accrued for 2002 overpayments). This amount is included in accrued expenses at June 30, 2005.

The Company's billings related to certain U.S. Government contracts are based on provisional general & administrative and overhead rates which are subject to audit by the contracting government agency.

10. INCOME TAXES

There was no provision for federal or state income taxes for the six months ended June 30, 2005 and year ended December 31, 2004, due to the Company's operating losses and a full valuation reserve on deferred tax assets.

The Company's deferred tax assets consist primarily of the tax effects of its net operating loss carry forwards. The use of the federal net operating loss carry forwards may be limited in future years as a result of ownership changes in the Company's common stock, as defined by section 382 of the Internal Revenue Code. The Company has not completed an analysis of these changes.

The Company has provided a full valuation reserve against the deferred tax asset because of the Company's loss history and significant uncertainty surrounding the Company's ability to utilize its net operating loss carryforward.

Prior to its acquisition by Technest, Genex had elected to have its earnings taxed under Subchapter S of Chapter 1 of the Internal Revenue Code of 1986, as amended. On the effective date of the acquisition, Genex forfeited its status as a Subchapter S corporation.

At December 31, 2004, the Company had net operating loss carryforwards for federal income tax purposes of approximately $10,000,000, which will expire in various amounts through 2023.

A reconciliation of the provision for income taxes (benefit) to the federal statutory rate is as follows:

	2005	2004
Tax benefit at statutory rate	$(955,000)	$(39,000)
Permanent differences	733,000	39,000
Increase in valuation allowance	222,000	--
	$--	$--

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30, 2005 are as follows:

Net operating loss carryforward	$4,130,000
Valuation allowance	(4,130,000)
Net deferred tax assets	$-

For financial reporting purposes, the Company has recorded a valuation allowance against deferred tax assets as management has determined that it is not more likely than not that the deferred tax assets for which the allowance has been established will materialize.

11. RELATED PARTY TRANSACTIONS

With the exception of Deer Creek Fund LP, ipPartners Inc., and Southshore Capital Fund Limited, all of the Investors in the Investor Financing on February 14, 2005 are either shareholders, officers and/or Directors of Markland. ipPartners, Inc. is a corporation majority owned and controlled by Mr. Tarini, Markland's Chief Executive Officer and Chairman. The Investor Financing was negotiated on behalf of Markland by senior management of Markland, including Mr. Tarini. The Markland Investment was approved by a unanimous vote of the Board of Directors of Markland.

During the six months ended June 30, 2005, the Company billed $504,196 to EOIR, a wholly owned subsidiary of Markland, for services performed on a sub-contract of EOIR. EOIR also provides administrative and accounting services to Technest. For the period ended June 30, 2005, the charge for these administrative and accounting services amounted to $326,241 which is based on actual time incurred by EOIR personnel on behalf of Technest and Genex. Technest also made cash advances to Markland in the amount of $273,885. The net amount due from Markland and its wholly-owned subsidiaries is $117,615.

The Company believes that all transactions described above were made on terms no less favorable to it than those obtainable from unaffiliated third parties. All future transactions, if any, with its executive officers, directors and affiliates will be on terms no less favorable to the Company than those that will be obtainable from unrelated third parties at the time such transactions are made.

12.  EMPLOYEE BENEFIT PLANS

Genex maintains a Simplified Employee Pension (the SEP Plan) for all employees who have attained the age of 21 and have completed three years of service. Participants may make voluntary contributions up to the maximum amount allowed by law, but not to exceed 15% of each participant’s eligible compensation. The combined totals of participant and Genex contributions may not exceed $30,000 by law. Genex contributions vest immediately to the participants.

Genex also maintains a defined contribution 401(k) profit sharing plan (the 401(k) Plan) for all employees except those who are non-resident aliens or are covered by a collective bargaining agreement.  Participants may make voluntary contributions up to the maximum amount allowable by law but not to exceed 20% of the participant's eligible compensation.  Genex contributions to the 401(k) Plan are at the discretion of management and vest to the participants ratably over a five-year period, beginning with the second year of participation.

Genex made no contributions to either plan in the six months ended June 30, 2005 or in the year ended December 31, 2004.

13. LITIGATION

On July 23, 1998, H & H Acquisition Corp., individually and purportedly on behalf of Technest Holdings, commenced an action in federal court in the Southern District of New York against Technest, the founder and certain officers, among others. The complaint is an action to recover shares of common stock of the Company and unspecified damages. Management believes that the claims against the Company and certain officers are without merit and is vigorously defending the action. The Company cannot make any assurances about the litigation's outcome. However, the Company could be adversely affected if the plaintiff prevails.

In September 2002 the Company was served with a Summary Judgment Motion regarding H & H Acquisition Corp. and the Company answered the motion in November 2002. On January 3, 2005, the court denied the motion for summary judgment. Trial of this matter is scheduled to begin in January 2006.

On November 22, 2002, a default Judgment in the sum of $30,106 including interest and related costs was entered against the Company regarding Bowne of Dallas. This amount is included in accounts payable as of June 30, 2005.

14. GAIN ON SALE OF SUBSIDIARY

On March 25, 2003, the Company sold all the outstanding shares held by it in Technest, Inc. (subsidiary) to Aberdeen Avenue LLC for $1.00. As a result of the sale the Company reversed $2,234,423 of the subsidiary's liabilities, which was recorded as a gain on sale of subsidiary.

15. TRANSITION PERIOD

On June 30, 2005, the Company elected to change its fiscal year-end from December 31 to June 30 resulting in a six -month transition period. As a result, the unaudited statements for the comparable period in 2004 are set forth below.

TECHNEST HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
Six Months Ended
June 30, 2004

Revenues	$-

General and administrative expenses	5,787

Loss from operations	(5,787)

Net loss	$(5,787)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.05)

WEIGHTED AVERAGE NUMBER OF SHARES:	117,951

TECHNEST HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Six Months Ended June 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from operations	$(5,787)

Changes in assets and liabilities:
Accounts payable and accrued expenses	(3,867)
NET CASH USED IN OPERATING ACTIVITIES	(9,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	10,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,000

NET INCREASE IN CASH	346

CASH - BEGINNING OF PERIOD	988

CASH - END OF PERIOD	$1,334

16. SUBSEQUENT EVENTS

Reverse Stock Split

On June 2, 2005, the Board of Directors of Technest Holdings, Inc. and the holders of a majority of our outstanding shares of common stock approved a recapitalization in the form of a one (1) for two hundred eleven and eighteen one hundredths (211.18) reverse stock split of our shares of common stock, par value $.001 per share, outstanding (the “Reverse Stock Split”) after considering and concluding that the Reverse Stock Split was in our best interests and the best interests of our stockholders, with all fractional shares rounded up to the nearest whole number.  The Reverse Stock Split was effective as of the close of business on July 19, 2005.  The Reverse Stock Split will not reduce our authorized shares of common stock, which will remain at 495,000,000 shares  Based on the number of shares outstanding as of July 19, 2005, after giving effect to the Reverse Stock Split, we will have approximately 2,302,193 shares of Technest common stock outstanding. All share and per share information has been retroactively restated to reflect the Reverse Stock Split.

Acquisition of EOIR

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland. We obtained a fairness opinion related to the consideration given to Markland for EOIR. Markland’s ownership of Technest increased from 85% to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock). Accordingly, this reorganization did not result in a change of control of EOIR and did not need stockholder consent in order to complete this reorganization.  Since this is a transaction between entities under common control, the historical carrying value of EOIR's assets and liabilities will be carried over and no purchase price adjustments will be made.

EOIR offers products and services which include: (i) design and fabrication of customized remote sensor systems and platforms for U.S. Department of Defense, United States intelligence agencies and U.S. Department of Homeland Security applications; (ii) remote sensor data collection, data signal processing and data exploitation; and (iii) training in the use of remote sensor systems and data. Markland acquired EOIR on June 30, 2004.  EOIR generated approximately 97% of Markland’s revenue for its latest fiscal year ended June 30, 2005.

Exchange of Series B Convertible Preferred Stock

On August 19, 2005, Markland entered into a definitive exchange agreement with the Deer Creek Fund LLC, pursuant to which Markland exchanged 500 shares of Markland Series D Preferred Stock for 114,943 shares of Technest Series B Convertible Preferred Stock. Subsequently, the Technest Series B Convertible Preferred shares held by Markland were cancelled.

TECHNEST HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2005
(Unaudited)

ASSETS

Current Assets
Cash and cash equivalents	$3,327,119
Accounts receivable	7,888,075
Inventory and work in process	286,450
Restricted cash	251,204
Prepaid expenses and other current assets	161,090
Total Current Assets	11,913,938

Property and Equipment - Net of accumulated depreciation of $382,613	831,250

Other Assets
Definite-lived intangible assets -
Net of accumulated amortization of $2,140,249	12,897,806
Goodwill	14,035,551
26,933,357
$39,678,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$9,634,564
Accrued expenses and other current liabilities	2,254,238
Due to related parties	1,142,347
Current portion of long-term debt	2,322,193
Total Current Liabilities	15,353,342

Non Current Liabilities
Long-term debt, less current portion and discount of $1,100,967	5,484,435
Total Liabilities	20,837,777

Commitments and Contingencies

Stockholders' Equity
Series A Convertible Preferred Stock - $.001 par value; 150 shares authorized; 124.325 shares issued and outstanding (preference in liquidation of $124,325 at September 30, 2005)	--
Series B Convertible Preferred Stock - $.001 par value; 402,301 shares issued and outstanding (preference in liquidation of $875,005 at September 30, 2005)	402
Series C Convertible Preferred Stock - $.001 par value; 1,149,425 shares issued and outstanding (preference in liquidation of $2,500,000 at September 30, 2005)	1,149
Common stock - par value $.001 per share; 500,000,000 shares authorized; 14,302,193 shares issued and outstanding	14,302
Additional paid-in capital	23,373,777
Accumulated deficit	(4,548,862)
Total Stockholders' Equity	18,840,768
Total Liabilities and Stockholders' Equity	$39,678,545

See notes to condensed consolidated financial statements.
(Reflects reverse stock split of 1 for 211.18 on July 19, 2005)

TECHNEST HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF LOSS
 (Unaudited)

	For the Three Months Ended September 30,
	2005	2004

Revenues	$18,996,341	$15,507,314

Cost of Revenues	15,590,455	12,441,149
Gross Profit	3,405,886	3,066,165

Operating Expenses:
Selling, general and administrative	3,040,732	3,143,559
Research and development	60,745	--
Amortization of intangible assets	440,869	326,528
Total Operating Expenses	3,542,346	3,470,087

Operating Loss	(136,460)	(403,922)

Other Expenses (Income), Net
Interest expense	669,647	251,917
Other income, net	(30,582)	(5,166)
Total Other Expenses, Net	639,065	246,751

Net Loss	$(775,525)	$(650,673)

Basic and Diluted Loss Per Common Share	$(0.05)	$(0.05)
Weighted Average Number of Common Shares Outstanding	14,302,721	12,132,157

See notes to condensed consolidated financial statements.
(Reflects reverse stock split of 1 for 211.18 on July 19, 2005)

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005

	COMMON STOCK		SERIES A CONVERTIBLE PREFERRED STOCK		SERIES B CONVERTIBLE PREFERRED STOCK		SERIES C CONVERTIBLE PREFERRED STOCK		ADDITIONAL PAID IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS' EQUITY
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	AMOUNT	AMOUNT	AMOUNT
Balance - July 1, 2005	2,302,193	$2,302	124	$--	517,243	$517	1,149,425	$1,149	$9,607,463	$(2,726,389)	$6,885,042

Acquisition of EOIR	12,000,000	12,000	--	--	--	--	--	--	13,669,860	(1,046,948)	12,634,912
Balance - July 1, 2005, restated	14,302,193	14,302	124	--	517,243	517	1,149,425	1,149	23,277,323	(3,773,337)	19,519,954

Exchange of Series B Convertible Preferred stock for Markland Series D Preferred Stock	--	--	--	--	(114,942)	(115)	--	--	115	--	--

Stock-based compensation	--	--	--	--	--	--	--	--	96,339	--	96,339

Net loss	--	--	--	--	--	--	--	--	--	(775,525)	(775,525)

Balance - September 30, 2005	14,302,193	$14,302	124	$--	402,301	$402	1,149,425	$1,149	$23,373,777	$(4,548,862)	$18,840,768

See notes to condensed consolidated financial statements.

 TECHNEST HOLDINGS, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2005	2004

Cash Flows From Operating Activities:

Net loss	$(775,525)	$(650,673)

Adjustment to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization of property and equipment	86,933	77,456
Amortization of intangible assets	440,869	326,528
Loss on sale/disposal of equipment	--	23,722
Non-cash interest expense	73,399	73,398
Stock-based compensation	96,339	288,848
Changes in operating assets and liabilities:
Accounts receivable	(291,212)	(1,090,721)
Inventory and work in process	120,211	--
Prepaid expenses and other current assets	442,227	(135,030)
Restricted cash	(251,204)	--
Due to related parties	(1,325,590)	645,600
Accounts payable	(1,075,084)	3,839,540
Accrued expenses and other current liabilities	589,149	(191,142)

Net Cash Provided By (Used In) Operating Activities	(1,869,488)	3,207,526

Cash Flows From Investing Activities:
Proceeds from sale of property and equipment	--	2,100
Purchase of property and equipment	(55,409)	(58,530)
Net Cash Used in Investing Activities	(55,409)	(56,430)

Cash Flows From Financing Activities:
Repayment of long-term debt	(610,592)	(70,926)
Repayment of credit line	--	(600,000)
Net Cash Used In Financing Activities	(610,592)	(670,926)

Net (Decrease) Increase In Cash	(2,535,489)	2,480,170

Cash And Cash Equivalents - Beginning Of Period	5,862,608	333,971

Cash And Cash Equivalents - End of Period	$3,327,119	$2,814,141

(Continued)

TECHNEST HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (concluded)
(UNAUDITED)

	For the Three Months Ended September 30,
	2005	2004
Supplemental Disclosures Of Cash Flow Information:

Cash paid during the periods for:
Interest	$66,248	$178,520

Taxes	$--	$--

See notes to condensed consolidated financial statements.

THE PURCHASE METHOD OF ACCOUNTING WAS USED BY TECHNEST HOLDINGS, INC. TO RECORD THE ASSETS ACQUIRED AND LIABILITIES ASSUMED OF GENEX TECHNOLOGIES, INC. ON FEBRUARY 14, 2005 (SEE NOTE 3).  ACCORDINGLY, THE ACCOMPANYING FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AND GENEX TECHNOLOGIES, INC. AS OF AND FOR PERIODS ENDED SUBSEQUENT TO THE ACQUISITION ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS TO THE FINANCIAL STATEMENTS OF TECHNEST HOLDINGS, INC. AS OF AND FOR PERIODS ENDED PRIOR TO THE ACQUISITION.

TECHNEST HOLDINGS, INC AND SUBSIDIARIES
NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended September 30, 2005 and 2004
(Unaudited)

1. NATURE OF OPERATIONS

Business History

Technest Holdings, Inc. (“Technest” or “the Company”) had no operations between October 10, 2003 and February 14, 2005.

On February 14, 2005, Technest became a majority owned subsidiary of Markland Technologies, Inc. (“Markland”), a homeland defense, armed services and intelligence contractor. Markland is a public company with a class of equity securities registered pursuant to Section 12(g) of the Exchange Act. Technest issued to Markland 1,954,023 shares of its common stock, representing at the time of the acquisition a 93% ownership interest in Technest’s common stock on a primary basis, in exchange for 10,168,764 shares of Markland common stock which were used as partial consideration for the concurrent acquisition of Genex Technologies, Inc. (“Genex”)(see Note 3).

Genex Technologies, Inc. offers imaging products and complete solutions for three-dimensional (3D) imaging and display, intelligent surveillance, and three-dimensional facial recognition.

In connection with these acquisitions, the accounts of Technest and Genex have been adjusted using the push-down basis of accounting to recognize the allocation of the consideration paid to the respective net assets acquired (see Note 3).

Reorganization

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland. Markland’s ownership of Technest increased, at the time of the transaction, from 85% to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock). Accordingly, this reorganization did not result in a change of control of EOIR and we did not need stockholder consent in order to complete this reorganization.  Since this is a transaction between entities under common control, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, Appendix D, the Company recognized the net assets of EOIR at their carrying amounts in the accounts of Markland at the date of transfer. Additionally, the Company has reported the results of operations and cash flows as though the transfer of EOIR occurred at the beginning of the period. Financial statements and financial information for prior periods has been restated to provide comparative information.

EOIR offers products and services which include: (i) design and fabrication of customized remote sensor systems and platforms for DOD, INTEL and Homeland Security applications; (ii) remote sensor data collection, data signal processing and data exploitation; and (iii) training in the use of remote sensor systems and data. These efforts involve systems engineering, system integration, prototyping, manufacturing and field data collections as well as data analysis and processing.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Technest have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, without being audited, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the three months ended September 30, 2005 are not necessarily indicative of the result that may be expected for the year ending June 30, 2006. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes included in the Company's 10-KSB for the year ended June 30, 2005 filed with the Securities and Exchange Commission on October 12, 2005 (see Note 3 regarding the use of push down accounting and the lack of comparability to prior periods as a result and regarding the restatement of prior periods for the transaction between entities under common control).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Technest and its wholly-owned subsidiaries, Genex Technologies, Inc. and EOIR Technologies, Inc. The condensed consolidated financial statements include the results of Genex from the date of acquisition of February 15, 2005 (see Note 3). As indicated in Note 1 above, as a result of the reorganization, the Company has reported the results of operations and cash flows as though the transfer of EOIR occurred at the beginning of the period and all prior periods have been restated to provide comparative information. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change are the revenue recognized under the percentage of completion method on firm fixed price contracts, allowance for doubtful accounts, the estimated useful lives of property and equipment, the estimated useful lives of definite-lived intangible assets, impairment of definite-lived intangible assets and goodwill, the valuation of reserves on deferred tax assets, the amount due to contracting government agencies as a result of their audits, the allocation of consideration paid to the net assets of businesses acquired and the fair value of equity instruments.

Concentrations

Technest has cash balances in banks in excess of the maximum amount insured by the FDIC as of September 30, 2005.

A significant portion of revenue is generated from contracts with Federal government agencies. Consequently, a significant portion of all accounts receivable are due from Federal government agencies either directly or through other government contractors.

Restricted Cash

Restricted cash represents a one year certificate of deposit, maturing January 2006, collateralizing a letter of credit in the amount of $250,000 issued in favor of a bank in conjunction with the Company’s corporate credit cards.

Accounts Receivable

Accounts receivable represent the amount invoiced for product shipped and amounts invoiced by the Company under contracts. An allowance for doubtful accounts is determined based on management's best estimate of probable losses inherent in the accounts receivable balance. Management assesses the allowance based on known trouble accounts, historical experience and other currently available evidence.

A significant portion of the Company's receivables are due from government contracts, either directly or as a subcontractor. The Company has not experienced any material losses in accounts receivable related to these contracts and has provided no allowance at September 30, 2005. If management determines amounts to be uncollectible, they will be charged to operations when that determination is made.

Inventory and Work in Process

Inventories are stated at the lower of cost or market.  Cost is determined by the first-in, first-out method and market represents the lower of replacement costs or estimated net realizable value. Work in process represents allowable costs incurred but not billed related to contracts.

Property and Equipment

Property and equipment are valued at cost and are being depreciated over their useful lives using the straight-line method for financial reporting. Routine maintenance and repairs are charged to expense as incurred. Expenditures which materially increase the value or extend useful lives are capitalized.

Property and equipment are depreciated using straight-line methods over the estimated useful lives of assets as follows:

Software	3 years
Computer equipment	3 years
Furniture and fixtures	5-7 years
Leasehold improvements	Shorter of useful life and lease term
Vehicles	5 years

Property and equipment consisted of the following at September 30, 2005:

Software	$158,308
Computer equipment	580,323
Furniture and fixtures	197,625
Leasehold improvements	222,339
Vehicles	55,268
1,213,863
Less accumulated depreciation	(382,613)
$831,250

Depreciation expense for the three months ended September 30, 2005 and 2004 was $86,933 and $77,456, respectively.

Definite-lived Intangible Assets

Included in definite-lived intangible assets are the amounts assigned to customer relationships and contracts and patents acquired in connection with business combinations (see Note 3). Also included are certain costs of outside legal counsel related to obtaining new patents.  Patent costs are amortized over the legal life of the patents, generally twenty years, starting on the patent issue date.  The costs of unsuccessful and abandoned patent applications are expensed when abandoned.  The cost to maintain existing patents are expensed as incurred.  The nature of the technology underlying these patents relates to 3D imaging, intelligent surveillance and 3D facial recognition technologies.  With the acquisition of Genex, Technest acquired commercialized technology relating to 3D facial recognition cameras and contracts and customer relationships from the application of 3D imaging technologies to breast cancer research for the National Institute of Health and disposable sensors and 3D face mapping for the U.S. Department of Defense. The amounts assigned to these definite-lived intangible assets were determined by management based on a number of factors including an independent purchase price allocation analysis. These assets have an estimated useful life of five years.

Revenue Recognition

We recognize revenue when the following criteria are met: (1) we have persuasive evidence of an arrangement, such as contracts, purchase orders or written requests; (2) we have completed delivery and no significant obligations remain, (3) our price to our customer is fixed or determinable, and (4) collection is probable. We recognize revenues at the time we perform services related to border security logistic support.

Revenues from time and materials contracts are recognized as costs are incurred and billed. Allowable costs incurred but not billed as of a period end are recorded as work in process.

Revenues from firm fixed price contracts are recognized on the percentage-of-completion method, either measured based on the proportion of costs recorded to date on the contract to total estimated contract costs or measured based on the proportion of labor hours expended to date on the contract to total estimated contract labor hours, as specified in the contract.

Provisions for estimated losses on all contracts are made in the period in which such losses become known. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revision to cost and income and are recognized in the period in which the revisions are determined.

EOIR participates in teaming agreements where they are the primary contractor and they participate with other organizations to provide complex integrated remote sensor product and technology development services to the Federal government. EOIR has managerial and oversight responsibility for all team members as well as the responsibility for the ultimate acceptability of all integrated technical performance criteria under the contracts for deliverable services and products. EOIR as prime contractor whom accepts risks for these customer funded tasks includes as revenues the amounts that they bill under these teaming arrangements and include as direct costs amounts that are reimbursable or paid to team members.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A deferred tax asset is recorded for net operating loss and tax credit carry forwards to the extent that their realization is more likely than not. The deferred tax benefit or expense for the period represents the change in the deferred tax asset or liability from the beginning to the end of the period.

Loss Per Share

Basic and diluted net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the periods presented.

Common stock equivalents, consisting of Series A and C Convertible Preferred Stock, options and warrants were not included in the calculation of the diluted loss per share because their inclusion would have had the effect of decreasing the loss per share otherwise computed.

For purposes of computing the weighted average number of common shares outstanding, the Company assumed that the 12,000,000 shares of common stock issued to Markland in conjunction with the reorganization (see Note 1) were issued on July 1, 2004.

Fair Value of Financial Instruments

The financial statements include various estimated fair value information at September 30, 2005, as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial asset is written down to its fair value.

Unless otherwise indicated, the fair values of financial instruments approximate their carrying amounts. By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. The maximum potential loss may exceed any amounts recognized in the consolidated balance sheets.

The fair value of cash, accounts receivable and long-term debt approximate their recorded amounts because of their relative market and settlement terms. The fair value of the notes payable issued to the former owners of EOIR (see Note 3) have been recorded at their fair value. Management was primarily responsible for determining this fair value and in making its determination, management considered a number of factors, including an independent valuation.

Shipping Costs

Delivery and shipping costs are included in cost of revenue in the accompanying consolidated statements of loss.

Impairment of Intangible Assets

The Company records as goodwill the excess of purchase price over the fair value of the identifiable net assets acquired. Statements of Financial Accounting Standards (SFAS ) No. 142, "Goodwill and Other Intangible Assets", prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year. No indicators of impairment were identified in the three months ended September 30, 2005.

Impairment of Long-Lived Assets

Pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", Technest continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than the asset's carrying value. Accordingly, when indicators of impairment are present, Technest evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. Technest’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No impairment charges were recorded in the three months ended September 30, 2005.

Stock-Based Compensation

At September 30, 2005 , as permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amended SFAS No. 123, "Accounting for Stock-Based Compensation", Technest has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretation including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. Had the Company followed the fair value method in accounting for its stock-based employee compensation it would have had the following effect on the net loss for the three months ended September 30, 2005 and 2004.

	Three months ended
	September 30,
	2005	2004
Net loss as reported	$(775,525)	$(650,673)
Add: stock-based employee compensation under intrinsic value method included in net loss	96,339	198,848
Deduct: stock-based employee compensation under fair value method	(196,958)	(258,710)
Pro forma net loss to applicable to common stockholders	$(876,144)	$(710,535)
Basic and diluted loss per share - as reported	$(0.05)	$(0.05)
Basic and diluted loss per share - pro forma	$(0.06)	$(0.06)

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), "Share-Based Payment, an Amendment of FASB Statements No. 123 and 95." SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments. SFAS No. 123(R) requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize the cost over the period during which an employee is required to provide service in exchange for the award. Adoption requires a modified prospective application whereby compensation expense is recognized on or after the required effective date for the portion of the outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards, calculated on a basis consistent with the SFAS No. 123 pro forma disclosures. The Company will adopt SFAS No. 123 (R) on its effective date, commencing with the quarter beginning July 1, 2006. Adoption of SFAS No. 123(R) could have a material effect on its results of operations. The Company’s results of operations could be materially effected by share-based payments issued after the adoption of SFAS 123(R).

3. ACQUISITIONS

Purchase by Markland Technologies, Inc.

On February 14, 2005, in conjunction with a Securities Purchase Agreement between Technest and Markland, Technest issued 1,954,023 shares of common stock to Markland Technologies, Inc. in exchange for 10,168,764 shares of Markland’s common stock (“the Markland Investment”). The common stock issued to Markland represents a 93% interest in Technest’s common stock. Consequently, Technest became a majority owned subsidiary of Markland on that date. The Securities Purchase Agreement contains provisions for Markland to deliver additional shares of its common stock to Technest in conjunction with the acquisition of Genex Technologies, Inc. (see below) and conversion of the Series B Convertible Preferred Stock (see Note 6).

Purchase of Genex Technologies, Inc.

The acquisition of Genex was effected pursuant to an Agreement and Plan of Merger dated February 14, 2005 (the "Merger Agreement"), by and among Markland, Technest, MTECH Acquisition, Inc. ("MTECH"), a wholly-owned subsidiary of Technest, Genex and Jason Geng, the sole stockholder of Genex.

In accordance with the terms of the Merger Agreement, on February 14, 2005, MTECH, a wholly-owned subsidiary of Technest, merged with and into Genex, with Genex surviving the merger as a wholly-owned subsidiary of Technest. As a result of the merger, all of the outstanding shares of the capital stock of Genex were automatically converted into the right to receive in the aggregate (i) $3 million in cash; (ii) 10,168,764 shares of Markland's common stock (the shares of Markland common stock issued to Technest in the Markland Investment); and (iii) if earned, contingent payments in the form of additional shares of Technest common stock. A brokerage fee in connection with this acquisition of $300,000 was also paid. In addition, Mr. Geng was to receive a twelve month unsecured promissory note in the principal amount of $550,000 that paid interest at the rate of 6% per annum. Mr. Geng's share consideration was to be adjusted to reflect changes in the closing bid price of Markland common stock in the 10 trading days following February 14, 2005, subject to limitations set forth in the Merger Agreement. Following the acquisition, the Company discovered what it believes were material misrepresentations made by Mr. Geng in the Merger Agreement. As a result of damages arising in connection with these breaches, the Company has refused to issue the promissory note, the additional Markland share consideration or the contingent payments of Technest common stock.

A summary of the initial allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed is as follows:

Cash	$3,300,000
Shares of Markland Technologies, Inc. common stock	6,101,259
Total Purchase Price	$9,401,259

Fair value allocation to net assets acquired:

Fair value of assets acquired -
Current assets, including cash of $784,484	$1,199,401
Property and equipment	44,000
Fair value of liabilities assumed -
Accounts payable & accrued expenses	(544,290)
Fair value of identifiable net tangible assets acquired	699,111
Intangible assets - intellectual property	161,110
In-process research and development	2,095,000
Commercialized patents	440,000
Contracts and customer relationships	1,130,000
Goodwill	4,876,038
Total	$9,401,259

As a result of the transaction being structured as a stock acquisition, Technest does not expect any goodwill resulting from the transaction to be deductible for tax purposes.

In connection with the Genex acquisition, Technest also raised gross proceeds of $5,000,000 through a private placement of units consisting of 1,149,425 shares of Series B Convertible Preferred Stock, 1,149,425 shares of Series C Convertible Preferred Stock and warrants to purchase 1,149,425 shares of Technest’s common stock (see note 6).

Unaudited pro forma financial information for the three months ended September 30, 2004, had the acquisition of Genex been completed as of July 1, is as follows:

2004

Revenues	$16,840,397
Operating loss	$(224,219)

Net loss	$(546,356)
Net loss per common share	$(0.05)

Push Down Accounting

Based on the substantial change in ownership and control of Technest, as well as the fact that the investors in the Technest financing (see Note 6) represented a collaborative group brought together to accomplish the acquisition of Genex, the push down basis of accounting has been applied to the acquisition of Technest by Markland and the acquisition of Genex by Technest. In accordance with the push down basis of accounting, Technest’s and Genex’s net assets were adjusted to their estimated fair values as of the date of acquisition which resulted in the basis of the net assets acquired being adjusted as disclosed above and accumulated deficit was reset to zero as of the acquisition date.

Acquisition of EOIR

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland. Markland’s ownership of Technest increased, at the time of the transaction, from 85% to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock). Accordingly, this reorganization did not result in a change of control of EOIR and we did not need stockholder consent in order to complete this reorganization.  Since this is a transaction between entities under common control, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, Appendix D, the Company recorded the net assets of EOIR at their carrying value on the date of transfer. Additionally, the Company has reported the results of operations and cash flows as though the transfer of EOIR occurred at the beginning of the periods presented. Financial statements and financial information for prior periods has been restated to include the results of EOIR in order to provide comparative information. Markland acquired EOIR on June 29, 2004.  EOIR generated approximately 97% of Markland’s revenue for its latest fiscal year ended June 30, 2005.

EOIR offers products and services which include: (i) design and fabrication of customized remote sensor systems and platforms for U.S. Department of Defense, United States intelligence agencies and U.S. Department of Homeland Security applications; (ii) remote sensor data collection, data signal processing and data exploitation; and (iii) training in the use of remote sensor systems and data.

4. DEFINITE-LIVED INTANGIBLE ASSETS

Definite-lived intangible assets consist of the following at September 30, 2005:

Patents	$601,111
Customer relationships and contracts	14,436,944
Accumulated amortization	(2,140,249)
Net definite-lived intangible asset	$12,897,806

Amortization expense was $440,869 and $326,528 for the three months ended September 30, 2005 and 2004, respectively.

5. LONG-TERM DEBT

Notes Payable - EOIR Acquisition

On June 29, 2004, EOIR issued notes guaranteed by Markland in the face amount of $11,000,000 in connection with the acquisition of EOIR's common stock. These notes accrue interest at 6% compounded monthly and are payable in quarterly installments over 60 months. The fair market value of these notes is $9,532,044 as determined by management based on a number of factors including an independent valuation. The discount of $1,467,956 will be amortized to interest expense over the life of the note. During the three months ended September 30, 2005 and 2004, $73,399 and $73,398, respectively, were amortized to interest expense. The carrying value of the note and the unamortized discount at September 30, 2005 was $8,800,000 and $1,100,967, respectively.

Other Long-Term Bank Debt

EOIR's other long-term bank debt consists of the following as of September 30, 2005:

First Market Bank, secured by research equipment, dated October, 2002 with monthly payments of $3,715 including interest of LIBOR plus 2.75% (6.80% September 30, 2005)	$34,518
First Market Bank, dated July, 2002 with monthly payments of $15,278 plus interest of LIBOR plus 2.75%, (6.80% at September 30, 2005)	49,802
First Market Bank, secured by leasehold improvements, dated March 19, 2003 with monthly payments of $3,514 including interest of 5.05%	11,588
American Honda Finance, secured by vehicle, dated March 24, 2003 with monthly payments of $406 including interest of 4.70%	11,687
$107,595

6. STOCKHOLDERS' EQUITY

Series A Convertible Preferred Stock

On February 8, 2005, the Company's board of directors designated 150 shares of preferred stock as Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Series A Preferred Stock is non-interest bearing, is not entitled to receive dividends and is not redeemable. The Series A Preferred Stock has a liquidation preference of $1,000 per share. The holders of Series A Preferred Stock have no voting rights except that they will be entitled to vote as a separate class on any amendment to the terms or authorized number of shares of Series A Preferred Stock, the issuance of any equity security ranking senior to the Series A Preferred Stock and the redemption of or the payment of a dividend in respect of any junior security. At any time, holders of Series A Preferred Stock may elect to convert their Series A Preferred Stock into common stock. Each share of Series A Preferred Stock is currently convertible into 4,735 shares of common stock provided that, following such conversion, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of common stock. The Series A Preferred Stock ranks pari passu with the Company's Series B and C Preferred Stock.

At September 30, 2005, there were 124.325 shares of Series A Preferred Stock issued and outstanding.

Series B and C Convertible Preferred Stock

On February 14, 2005, immediately after the acquisition by Markland of a controlling interest in Technest (see Note 3), Southridge Partners LP, Southshore Capital Fund Limited, Verdi Consulting, Inc., ipPartners, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund, LP (collectively, the "Investors") paid $5,000,000 in cash to Technest for 1,149,425 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”), 1,149,425 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock), and five-year warrants to purchase up to 1,149,425 shares of Technest’s common stock at an exercise price of $6.50 per share (“the Investor Financing”) after adjusting for a 211.18 for one reverse stock split on July 19, 2005.

These securities were sold in units for a price of $4.35 per unit. Each unit consists of one share of Series B Preferred Stock; one share of Series C Preferred Stock and a warrant to purchase up to one share of Technest's common stock. Gross proceeds received from the sale of the units was $5,000,000. From these proceeds, the Company paid a finder’s fee of $1,200,000 and legal fees related to the financing of $287,578.

The Series B Preferred Stock will be convertible into Markland common stock upon the earlier to occur of February 14, 2006 or the trading day immediately following the first period of five trading days during which Markland common stock has a closing bid price of $2.50 or higher on each day, if any. The number of shares issuable upon conversion of each share of Series B preferred stock will be equal to approximately 4.35 divided by the lower of $0.60 and the average closing bid price for the 20 trading days preceding such conversion. Shares of the Series B Preferred Stock have a liquidation preference of $2.175 per share, may only vote on changes to the rights, privileges and priority of the Series B Preferred Stock, do not accrue dividends and are not redeemable. The Series B Preferred Stock ranks pari passu with the Company's Series A and C Preferred Stock.

The Series C Preferred Stock is convertible into Technest common stock at any time at the option of the stockholder. The number of shares of Technest common stock into which each share of Series C Preferred Stock is convertible is determined by dividing $2.175 by the Series C Conversion Price. The Series C Conversion Price is $2.175. Shares of the Series C Preferred Stock have a liquidation preference of approximately $2.175 per share, may only vote on changes to the rights, privileges and priority of the Series C Preferred Stock, receive dividends on an as converted basis whenever dividends are made to the Technest common stock holders, and are not redeemable. The Series C Preferred Stock ranks pari passu with the Company's Series A and B Preferred Stock.

Technest and the Investors entered into a Registration Rights Agreement dated February 14, 2005. Pursuant to this agreement, Technest agreed to file a registration statement covering the resale of all of the common stock issuable upon conversion of the Series C preferred stock, (b) all of the common stock issuable upon exercise of the common stock purchase warrants, and (c) common stock which may become issuable to selling stockholders as liquidated damages for breach of covenants contained in or as a result of adjustments contemplated by the securities purchase agreement related to the Investor Financing and the Registration Rights Agreement. Technest agreed to use its best efforts to cause the registration statement to be declared effective as promptly as possible thereafter.

Technest has agreed to issue additional shares of its common stock to the Investors if the units do not have a market value of $6.525 at the end of one year and such Investors is still holding all the securities comprising the units. If the units do not have a market value of $6.525 on February 14, 2006, Technest will be obligated to issue in exchange for each unit a number of shares of common stock determined by dividing (i) the amount by which $6.525 exceeds the sum of the average closing bid prices of Markland’s and Technest’s common stock for the period beginning 10 trading days prior to the reset date and ending 10 trading days after the reset date by (ii) the average closing bid price of our common stock during that period.

On August 19, 2005, Markland entered into a definitive exchange agreement with the Deer Creek Fund LLC, pursuant to which Markland exchanged 500 shares of Markland Series D Preferred Stock for 114,942 shares of Technest Series B Convertible Preferred Stock. Subsequently, the Technest Series B Convertible Preferred shares held by Markland were cancelled. The Company recorded this as a contribution of capital from Markland with no net impact on equity.

On September 30, 2005, the Company had 402,301 shares of Series B Preferred Stock and 1,149,425 shares of Series C Preferred Stock issued and outstanding. Please see Note 14 regarding the October 4th Agreement.

At September 30, 2005, the Company had incurred liquidated damages of $530,000 which was charged to interest expense related to the Company's failure to file a registration statement.

Common Stock Issuances

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc., our majority stockholder, we purchased all of the outstanding stock of EOIR, formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland. Since this was a transaction between entities under common control, the Company has reported this stock issuance as though the transfer of EOIR occurred at the beginning of the period. Financial statements and financial information for prior periods has been restated to provide comparative information.

Reverse stock split

On June 2, 2005, our Board of Directors and the holder of a majority of our outstanding shares of common stock approved a recapitalization in the form of a one (1) for two hundred eleven and eighteen one hundredths (211.18) reverse stock split of our shares of common stock, par value $.001 per share, outstanding (the “Reverse Stock Split”) after considering and concluding that the Reverse Stock Split was in our best interests and the best interests of our stockholders, with all fractional shares rounded up to the nearest whole number.  The Reverse Stock Split was effective as of the close of business on July 19, 2005.  The Reverse Stock Split did not reduce our authorized shares of common stock, which will remain at 495,000,000 shares. All share and per share information has been retroactively restated to reflect the Reverse Stock Split.

7. OPTIONS AND WARRANTS

In June 2001, the Company established the 2001 Stock Option Plan ("Plan") which provides for the granting of options which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as options which are not intended to meet the requirements of such section ("Non-Statutory Stock Options"). The total number of shares of common stock for issuance under the 2001 Plan shall not exceed 10,000,000. Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company or, in the case of Non-statutory Stock Options, are key employees (including officers) or nonemployee directors of, or nonemployee consultants to, the Company.

The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of Incentive Stock Options granted to the holder of more than 10% of the Company's common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's common stock). The aggregate fair market value (determined at the date of the option grant) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

The exercise price of all Non-Statutory Stock Options granted under the Plan must be at least equal to 80% of the fair market value of such shares on the date of the grant.

No options were granted pursuant to the Plan during the periods ended September 30, 2005 and 2004.

Summary information with respect to stock options and warrants granted is as follows:

	Number of Shares	Weighted average Exercise Price
Balance, June 30, 2005	885,875	$8.12
Issued	-	-
Expired	(678)	$2,035.35

Balance, September 30, 2005	885,197	$6.67

The following table summarizes the Company's stock options and warrants outstanding at September 30, 2005:

Options and warrants outstanding and exercisable

Exercise price	Number	Expiration Date
$ 73.91	3,138	12/31/2005
$ 6.33	882,059	02/14/2010
	885,197
Weighted average remaining life			4.5 years

As of September 30, 2005 all options and warrants are exercisable.

In connection with the acquisition of Genex (see Note 3), Markland agreed to replace options to purchase 312,000 shares of Genex common stock with fully vested options for the purchase of the same number of shares of Markland common stock with an exercise price equal to the fair value of Markland’s common stock on the grant date. The fair value of these options was considered to be immaterial for purposes of determining the total consideration paid for Genex.

Certain employees of EOIR were granted options for the purchase of Markland common stock on the original acquisition of EOIR on June 30, 2004, by Markland Technologies, Technest’s parent company. The amortization of stock-based compensation under these options exercisable for Markland common stock was $96,339 and $198,848 for the three months ended September 30, 2005 and 2004 respectively, and is included in selling, general and administrative expense and as a contribution of capital.

8. NET LOSS PER SHARE

Securities that could potentially dilute basic earnings per share ("EPS") in the future, and that were not included in the computation of diluted EPS because to do so would have been anti-dilutive consists of the following:

Shares Potentially
Issuable
Series A Convertible Preferred Stock	588,716
Series C Convertible Preferred Stock	1,149,425
Stock options	3,138
Warrants	882,059
Total as of September 30, 2005	2,623,338

9. COMMITMENTS AND CONTINGENCIES

Facility Rental

The Company has its executive office in Boston, Massachusetts. The monthly lease amount for this facility is approximately $6,000

EOIR, our wholly owned subsidiary, holds a three-year lease for its executive and administrative offices of approximately 5,420 square feet in Woodbridge, Virginia. The lease expires on September 30, 2008. EOIR leases approximately 10,000 square feet in Spotsylvania, Virginia, where it houses its software development unit. The lease expires on October 31, 2009. EOIR also holds a five-year lease for 6,951 square feet in Spotsylvania, Virginia. The lease expires on October 15, 2010. EOIR also has several offices located in Fredericksburg, Virginia - one office with 1,200 square feet, with a two-year lease that expires on October 31, 2006, and one with 4,200 square feet, with a three-year lease that expires on June 30, 2007. Monthly lease amounts for these facilities total approximately $36,600.

Genex leases office space under the terms of a non-cancelable operating lease that expires in January 2006. The office space lease provides for annual increases of 3% to the base rent and requires the Company to reimburse the landlord for its pro rata share of the increases in annual operating expenses and real estate taxes. Monthly lease amounts for this facility total approximately $10,100.

Rent expense for the three months ended September 30, 2005 and 2004, was $126,717 and $54,965 respectively

Government Contracts - Genex

The Company's billings and revenue on time and material contracts are based on provisional fringe, general & administrative and overhead rates which are subject to audit by the contracting government agency.  During an audit conducted in November 2004 covering the fiscal year 2002, the Defense Contract Audit Agency (“DCAA”) discovered significant deficiencies in Genex’s accounting system that resulted in misclassified and unallowable costs. Their examination disclosed eight significant deficiencies in Genex’s accounting system that resulted in misclassified costs. They were:

1.	Contractor does not follow policies and procedures concerning accounting for unallowable costs.

2.	Contractor does not follow policies and procedures concerning accounting for material costs.

3.	Contractor lacks adequate written policies and procedures concerning capitalization of assets.

4.	Contractor does not have adequate policies and procedures to ensure proper segregation of duties in handling its labor costs.

5.	Contractor’s procedure for calculating the proposed hourly labor rate of its employees results in overstated labor costs.

6.	Contractor fails to maintain policies and procedures for classifying the labor categories of its employees.

7.	Employees fail to follow the contractor’s policies and procedures in regards to maintaining timesheets on a current basis.

8.	Contractor’s policy of billing labor costs results in billing the Government for employees that are not employees of Genex.

Since the acquisition of Genex, the management of Technest has terminated the Genex employees responsible for this function and rapidly installed appropriate internal controls and oversight over Genex’s accounting system to ensure that they comply with applicable laws and regulations and are adequate and operating effectively. The DCAA has since re-audited the Genex financial systems and has communicated to Genex that the revised procedures are satisfactory. Genex will be allowed to complete certain previous contacts awarded by the Department of Defense but may be required to refund amounts overbilled to its customers.

The Company has accrued $68,017 for overpayments for 2002 and has extended the analysis of misclassified and unallowed costs to June 30, 2005. The Company has determined that $102,228 is the total amount repayable to the government (inclusive of $68,017 accrued for 2002 overpayments). This amount is included in accrued expenses at September 30, 2005.

The Company's billings related to certain U.S. Government contracts are based on provisional general & administrative and overhead rates which are subject to audit by the contracting government agency.

10. INCOME TAXES

There was no provision for federal or state income taxes for the three months ended September 30, 2005 and 2004, due to the Company's operating losses and a full valuation reserve. Since its acquisition by Markland, the Company files a consolidated tax return with Markland.

The Company's deferred tax assets consist primarily of the net operating loss carry forwards. The use of the federal net operating loss carry forwards may be limited in future years as a result of ownership changes in the Company's common stock, as defined by section 382 of the Internal Revenue Code. The Company has not completed an analysis of these changes.

The Company has provided a full valuation reserve against the deferred tax asset because of the Company's loss history and significant uncertainty surrounding the Company's ability to utilize its net operating loss and tax credit carryforward.

Prior to its acquisition by Technest, Genex had elected to have its earnings taxed under Subchapter S of Chapter 1 of the Internal Revenue Code of 1986, as amended. On the effective date of the acquisition, Genex forfeited its status as a Subchapter S corporation.

11. RELATED PARTY TRANSACTIONS

With the exception of Deer Creek Fund LP, ipPartners, Inc., and Southshore Capital Fund Limited, all of the Investors in the Investor Financing on February 14, 2005 are either shareholders, officers and/or directors of Markland. ipPartners, Inc. is a corporation majority owned and controlled by Mr. Tarini, Markland's Chief Executive Officer and Chairman. The Investor Financing was negotiated on behalf of Markland by senior management of Markland, including Mr. Tarini. The Markland Investment was approved by a unanimous vote of the Board of Directors of Markland including, Mr. Mackin and Mr. Ducey, neither of whom has an interest in the transaction.

During the three months ended September 30, 2005, Markland invoiced EOIR $250,000 for services rendered by executive officers of Markland who also function as executive officers of Technest. During the three months ended September 30, 2005, EOIR paid Markland $1,500,000 in cash for amounts accrued at June 30, 2005 related to service rendered by executive officers of Markland for the year ended June 30, 2005.

At September 30, 2005, Technest had amounts due from Markland for cash advances in the amount of $185,363. The net amount due to Markland is $1,142,347 at September 30, 2005.

The Company believes that all transactions described above were made on terms no less favorable to it than those obtainable from unaffiliated third parties. All future transactions, if any, with its executive officers, directors and affiliates will be on terms no less favorable to it than those that will be obtainable from unrelated third parties at the time such transactions are made.

12. EMPLOYEE BENEFIT PLANS

EOIR has adopted a 401(k) plan for the benefit of certain employees. Essentially all EOIR employees are eligible to participate. The Company also contributes to the plan under a safe harbor plan requiring a 3% contribution for all eligible participants. In addition, the Company may contribute a 3% elective match. The Company contributed 6%, excluding bonuses on an annual basis, to those who have been employed by EOIR for more than one year and remain employed on the last day of the fiscal year.

Genex maintains a Simplified Employee Pension for all employees who have attained the age of 21 and have completed three years of service. Participants may make voluntary contributions up to the maximum amount allowed by law, but not to exceed 15% of each participant's eligible compensation. The combined totals of participant and Genex contributions may not exceed $30,000 by law. Genex contributions vest immediately to the participants.

Genex also maintains a defined contribution 401(k) profit sharing plan for all employees except those who are non-resident aliens or are covered by a collective bargaining agreement. Participants may make voluntary contributions up to the maximum amount allowable by law but not to exceed 20% of the participant's eligible compensation. Genex contributions to the 401(k) Plan are at the discretion of management and vest to the participants ratably over a five-year period, beginning with the second year of participation.

Contributions and other costs of these plans in the three months ended September 30, 2005 and 2004 were $193,617 and $156,875, respectively.

13. LITIGATION

H&H Acquisition Corp.

On July 23, 1998, H & H Acquisition Corp., individually and purportedly on behalf of Technest, commenced an action in federal court in the Southern District of New York against Technest, the founder and certain officers, among others. The complaint is an action to recover shares of common stock of the Company and unspecified damages. Management believes that the claims against the Company and certain officers are without merit and is vigorously defending the action. The Company cannot make any assurances about the litigation's outcome. However, the Company could be adversely affected if the plaintiff prevails.

In September 2002 the Company was served with a Summary Judgment Motion regarding H & H Acquisition Corp. and the Company answered the motion in November 2002. On January 3, 2005, the court denied the motion for summary judgment. Trial of this matter is scheduled to begin in January 2006.

Joseph R. Moulton

On or about September 16, 2004, Joseph R. Moulton, Sr. initiated a lawsuit in the Circuit Court of Spotsylvania County, Virginia, against Markland, EOIR, and our Chief Executive Officer and Director, Robert Tarini, in his capacity as Markland’s Chief Executive Officer. Mr. Moulton was the largest single shareholder of EOIR prior to its acquisition by Markland, owning approximately 67% of the EOIR capital stock. Mr. Moulton received approximately $5,863,000 in cash and a promissory note of EOIR in the approximate principal amount of $6,967,000 for his shares of EOIR at the closing of the acquisition of EOIR by Markland.

In his complaint Mr. Moulton asserts, among other things, that Markland and EOIR breached their obligations under the stock purchase agreement, dated June 29, 2004, pursuant to which Markland acquired EOIR, by terminating Mr. Moulton's employment with EOIR and removing him from the EOIR board of directors.

Mr. Moulton is seeking damages allegedly suffered by his loss of employment, extreme emotional distress, and costs incurred to enforce his contractual rights. In addition, he is seeking some other equitable relief including, the appointment of a receiver to oversee the management of EOIR until the promissory notes issued to former EOIR shareholders at the closing of the acquisition are paid in full and a declaratory judgment that Markland and EOIR's actions constitute an event of default under these promissory notes allowing for the acceleration of all amounts (approximately $11,000,000) due thereunder. Markland is a guarantor of these notes.

Markland and EOIR believe that the allegations in this lawsuit are entirely without merit. Markland and EOIR have filed an answer denying Mr. Moulton's allegations and opposing vigorously all equitable relief sought. Markland and EOIR have also filed a counterclaim against Mr. Moulton seeking damages resulting from alleged misconduct and misrepresentations on the part of Mr. Moulton related to EOIR’s relationship with certain banks.

On April 4, 2005 a hearing was held in the Spotsylvania County Circuit Court on Markland and EOIR's demurrer to certain claims brought by Mr. Moulton. As a result of that hearing, the claim by Mr. Moulton that his employment was terminated in violation of public policy was dismissed by the court, and the Court dismissed those aspects of Mr. Moulton's complaint suggesting that he was pursuing his claims on behalf of other unnamed sellers of EOIR shares. Mr. Moulton was not given leave to amend or refile these claims. Also on April 4, 2005, trial was set to begin on January 17, 2006.

Greg & Mary Williams

Markland and EOIR were notified on July 11, 2005 by counsel for Greg and Mary Williams, former shareholders and employees of EOIR and, in the case of Mr. Williams, a former director of Markland, that the Williamses filed a lawsuit in the Commonwealth of Virginia, naming EOIR and Markland as defendants, regarding a number of contractual disputes involving the registration of shares of Markland common stock underlying certain options issued to the Williamses in connection with the acquisition of EOIR by Markland and severance payments called for pursuant to severance agreements by and among the Willliamses, EOIR and Markland. On August 3, 2005, EOIR and Markland filed an answer and a demurrer denying all liability.

14.  SUBSEQUENT EVENTS

On October 4, 2005, Markland entered into definitive exchange agreements with Southridge Partners, LP and Southshore Capital Fund, Ltd. pursuant to which they exchanged all remaining shares of Technest Series B preferred stock (convertible as of October 4, 2005 into 36,966,677 shares of Markland common stock) for 1,750 shares of Markland Series D preferred stock (convertible into 67,808,413 shares of Markland common stock as of October 4, 2005). Technest recorded this as a contribution of capital from Markland with no net impact on equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GENEX Technologies, Inc.
Fredericksburg, Virginia

We have audited the accompanying balance sheets of Genex Technologies, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genex Technologies, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

\s\ Wolf & Company, P.C.

Boston, Massachusetts
April 29, 2005

GENEX TECHNOLOGIES, INC.

BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	DECEMBER 31,
	2004	2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$113,452	$106,204
Accounts receivable	969,953	1,778,559
Employee advances	30,000	33,000
Prepaid expenses and other current assets	25,404	15,156
Inventory	131,754	--
TOTAL CURRENT ASSETS	1,270,563	1,932,919

PROPERTY AND EQUIPMENT
Computers and equipment	39,684	22,192
Vehicles	26,134	55,972
	65,818	78,164
Less accumulated depreciation	(43,719)	(58,641)
	22,099	19,523

OTHER ASSETS
Definite-lived intangible assets	188,609	123,316
Less accumulated amortization	(26,712)	(16,581)
	161,897	106,735

	$1,454,559	$2,059,177

See report of independent registered public accounting firm and notes to financial statements.

GENEX TECHNOLOGIES, INC.

BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	DECEMBER 31,
	2004	2003

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,150	$26,887
Short-term debt - related party	300,000	300,000
Other current liabilities	175,561	185,383
TOTAL CURRENT LIABILITIES	481,711	512,270

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share;
20,000,000 shares authorized,
10,000,000 issued and outstanding	10,000	10,000
Additional paid-in capital	83,887	83,887
Unearned stock-based compensation	(13,324)	(27,256)
Retained earnings	892,285	1,480,276
TOTAL STOCKHOLDER’S EQUITY	972,848	1,546,907

	$1,454,559	$2,059,177

See report of independent registered public accounting firm and notes to financial statements.

GENEX TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Revenues	$5,165,536	$5,214,026

Direct costs	3,484,574	2,888,668

GROSS PROFIT	1,680,962	2,325,358

Operating expenses:
Selling, general and administrative expenses	1,874,888	1,412,509
Non-cash stock-based compensation	13,932	17,968
Depreciation and amortization	13,111	13,072
TOTAL OPERATING EXPENSES	1,901,931	1,443,549

OPERATING(LOSS)INCOME	(220,969)	881,809

Other income:
Interest income	5,390	2,567

NET (LOSS)INCOME	$(215,579)	$884,376

See report of independent registered public accounting firm and notes to financial statements.

GENEX TECHNOLOGIES, INC.
STATEMENTS OF STOCKHOLDER’S EQUITY
YEARS ENDED DECEMBER 31, 2004 AND 2003

	COMMON STOCK		UNEARNED STOCK-BASED COMPENSATION	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TOTAL STOCKHOLDER'S EQUITY
	SHARES	AMOUNT

Balance - January 1, 2003	10,000,000	$10,000	$(45,223)	$83,887	$770,693	$819,357
Net Income	----	----	----	----	884,376	884,376
Distributions	----	----	----	----	(174,793)	(174,793)
Amortization of unearned stock - based compensation	----	----	17,967	----	----	17,967
Balance - December 31, 2003	10,000,000	10,000	(27,256)	83,887	1,480,276	1,546,907
Net Loss	----	----	----	----	(215,579)	(215,579)
Distributions	----	----	----	----	(372,412)	(372,412)
Amortization of unearned stock-based compensation	----	----	13,932	----	----	13,932
Balance - December 31, 2004	10,000,000	$10,000	$(13,324)	$83,887	$892,285	$972,848

See report of independent registered public accounting firm and notes to financial statements.

GENEX TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(215,579)	$884,376
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation and amortization	13,111	13,072
Amortization of stock based compensation	13,932	17,967
Loss on disposal of fixed assets	--	23,466
Change in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	808,606	(824,746)
Prepaid expenses and other current assets	(7,248)	54,612
Inventory	(131,754)	--
Increase in liabilities:
Accounts payable and accrued expenses	(20,737)	26,887
Other current liabilities	(9,822)	58,069
NET CASH PROVIDED BY OPERATING ACTIVITIES	450,509	253,703

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(17,492)	(30,230)
Investment in definite-lived intangible assets	(65,293)	(43,708)
NET CASH USED IN INVESTING ACTIVITIES	(82,785)	(73,398)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of bank overdraft	--	(198,768)
Proceeds from short-term debt - related party	300,000	300,000
Repayments of short-term debt - related party	(300,000)	--
Distributions	(360,476)	(174,793)
NET CASH USED IN FINANCING ACTIVITIES	(360,476)	(73,561)
INCREASE IN CASH AND CASH EQUIVALENTS	7,248	106,204

Cash and Cash Equivalents:
Beginning	106,204	--
Ending	$113,452	$106,204

Supplemental Cash Flow Disclosure

Non-cash distribution of property and equipment,	$11,936	$--

See report of independent registered public accounting firm and notes to financial statements.

GENEX TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION:

Genex Technologies, Inc. (the "Company" or “Genex”) was incorporated in the State of Maryland in April 1995.  The Company, develops state-of-the-art electro-optical imaging products and technologies that address real-world customer needs in military and other applications. It has both a research and development team as well as two product teams; one with a focus on government products and one with a focus on commercial products.

Effective February 14, 2005, Technest Holdings, Inc., a publicly-traded corporation ("Technest"), acquired 100% of the Company's outstanding common stock in conjunction with a Stock Purchase Agreement dated February 14, 2005 ("the Acquisition"). Technest paid the stockholder $3,000,000 in cash and transferred 10,168,764 shares of Markland Technologies, Inc. common stock (previously owned by Technest) for all of the capital stock of Genex. As a result of this transaction, Genex Technologies, Inc. became a wholly-owned subsidiary of Technest.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company includes all cash accounts which are not subject to withdrawal restrictions or penalties.

REVENUE RECOGNITION

Revenues from time and materials contracts are recognized as costs are incurred.

Revenues from firm fixed price contracts are recognized on the percentage-of-completion method, either measured based on the proportion of costs recorded to date on the contract to total estimated contract costs or measured based on the proportion of labor hours expended to date on the contract to total estimated contract labor hours, as specified in the contract.

Provisions for estimated losses on all contracts are made in the period in which such losses become known. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revision to cost and income and are recognized in the period in which the revisions are determined.

ACCOUNTS RECEIVABLE

Accounts receivable represent the amount invoiced by the Company under contracts. An allowance for doubtful accounts is determined based on management's best estimate of probable losses inherent in the accounts receivable balance. Management assesses the allowance based on known trouble accounts, historical experience and other currently available evidence. If management determines amounts to be uncollectible, they will be charged to operations when that determination is made.

A significant portion of the Company's receivables are due from government contracts, either directly or as a subcontractor. The Company has not experienced any material losses in accounts receivable related to these contracts and has provided no allowance at December 31, 2004 and 2003. If management determines amounts to be uncollectible, they will be charged to operations when that determination is made.

GENEX TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

DEPRECIATION AND AMORTIZATION

Property and equipment is stated at costs and is being depreciated using straight-line methods over the estimated useful lives of assets as follows:

Computers and equipment	3 years
Vehicles	5 years

INVENTORIES

Inventories are stated at the lower of cost or market.  Cost is determined by the first-in, first-out method and market represents the lower of replacement costs or estimated net realizable value.

INCOME TAXES

The Company, with the consent of its stockholder, elected to have its earnings taxed under Subchapter S of Chapter 1 of the Internal Revenue Code of 1986, as amended. Accordingly, for both Federal and state tax purposes, the Company's net income is taxed to the stockholders on their individual tax returns. Therefore, no provision for income taxes is recognized in the financial statements. On the effective date of the Acquisition (see above), the Company forfeited its status as a Subchapter S corporation.

CONCENTRATIONS

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places their temporary cash investments at financial institutions. However, a portion of temporary cash investments exceed FDIC insured levels.

A significant portion of contract revenue is generated from contracts with Federal government agencies either directly or as subcontractors. Consequently, substantially all accounts receivable are due from Federal government agencies either directly or through other government contractors. One contract with the Unisys Corporation  represented 15% of total revenue for the year ended December 31, 2004 and 6% of account receivables at December 31, 2004.  Three contracts, one with Unisys and two with the U.S. Department of Commerce represented 22%, 14% and 11% of total revenue for the year ended December 31, 2003 and 6%, 23% and 15% of accounts receivable at December 31, 2003, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term relate to the revenue recognized under percentage completion method firm fixed price contracts, allowance for doubtful accounts, the estimated useful lives of property and equipment, useful lives of patents, the amount due to contracting government agencies as a result of their audits and the fair value of equity instruments.

GENEX TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans generally have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them.

The Company applies APB No. 25 and related interpretations in accounting for stock options issued to employees and directors as more fully described in Note 4. Had compensation cost for the Company’s stock options issued to employees and directors been determined based on the fair value at the grant dates consistent with SFAS No. 123, there would have been no material impact on net (loss) income.

DEFINITE-LIVED INTANGIBLE ASSETS

Definite-live intangible assets represent costs of outside legal counsel related to obtaining new patents.  Patent costs are amortized over the legal life of the patents, generally twenty years, starting on the patent issue date.  The costs of unsuccessful and abandoned patent applications are expensed when abandoned.  The cost to maintain existing patents are expensed as incurred.  The nature of the technology underlying these patents relate to 3D imaging, intelligent surveillance and 3D facial recognition technologies.  Amortization expense was $10,657 and $7,493 in the years ended December 31, 2004 and 2003, respectively, and is expected to be approximately $11,000 in each of the next five years.

IMPAIRMENT OF LONG-LIVED ASSETS AND DEFINITE-LIVED INTANGIBLE ASSETS

Pursuant to SFAS No. 144, the Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets and definite-lived intangible assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than the asset's carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company's policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value.  No impairment charges were recorded in the years ended December 31, 2004 and 2003.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred.

GENEX TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, Accounting for Stock-Based Compensation (“SFAS No. 123R”). SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for small business issuers the first interim reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123R commencing with the quarter ending March 31, 2006. If we had included the fair value of employee stock options in our financial statements, our net loss for the years ended December 31, 2004 and 2003 would have been immaterial as disclosed above. Accordingly, the adoption of SFAS No. 123R is not expected to have a material effect on our financial statements.

In December 2004, FASB issued SFAS No. 151 (“SFAS 151”) Inventory Costs - an Amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies the accounting for inventory when there are abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. Under existing accounting principles, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be “so abnormal” as to require treatment as current period charges rather than recorded as adjustments to the value of the inventory. SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on our position or results of operations.

NOTE 2. LEASE COMMITMENTS
Note 3.

The Company leases office space under the terms of a non-cancelable operating lease that expires in January 2006.  The office space lease provides for annual increases of 3% to the base rent and requires the Company to reimburse the landlord for its pro rata share of the increases in annual operating expenses and real estate taxes.  As of December 31, 2004 the following is a schedule of the future minimum lease payments required under this non-cancelable operating lease.

Years Ending December 31,

2005	$121,000
2006	10,399
Total	$131,399

The Company is recording rent expense on the straight-line basis and, as a result, has recorded a deferred rent accrual of $888 and $4,323 at December 31, 2004 and 2003.  Rent expense for the years ended December 31, 2004 and 2003 was $146,907 and $140,740, respectively.

GENEX TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 3. CONTINGENCIES

The Company's billings and revenue on time and material contracts are based on provisional fringe, general & administrative and overhead rates which are subject to audit by the contracting government agency.  During an audit conducted in November 2004 covering the fiscal year 2002, the Defense Contract Audit Agency (“DCAA”) discovered significant deficiencies in Genex’s accounting system that resulted in misclassified and unallowable costs. As a result of this audit, Genex could be prevented from completing certain previous contracts awarded by the Department of Defense and may be required to refund amounts overbilled to its customers. The Company has accrued $ 68,017 for overpayments for 2002 and has extended the analysis of misclassified and unallowed costs to 2003 and 2004. The Company has an accrual of $102,228 and $115,492 at December 31, 2004 and 2003, respectively, to cover anticipated liabilities.

NOTE 4. COMMON STOCK OPTIONS

In September 2000, the Company established the 2000 Stock Option Plan ("Plan") which provides for the granting of options which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as options which are not intended to meet the requirements of such section ("Non-Statutory Stock Options"). The total number of shares of common stock for issuance under the 2000 Plan shall not exceed 1,000,000. Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company or, in the case of Non-statutory Stock Options, are key employees (including officers) or non-employee directors of, or non-employee consultants to, the Company.  The Company has reserved 1,000,000 shares of common stock for the exercise of options under the Plan.

The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of Incentive Stock Options granted to the holder of more than 10% of the Company's common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's common stock).
The exercise price of all Non-Statutory Stock Options granted under the Plan must be at least equal to 85% of the fair market value of such shares on the date of the grant.

During 2004 and 2003, options to purchase 20,000 and 60,000 shares of common stock were granted pursuant to the Plan. As of December 31, 2004 and 2003 there were 257,080 and 208,754 options vested respectively.

Summary information with respect to stock options granted is as follows:

	Number of Shares	Exercise Price

Balance, December 31, 2002	232,000	$1.07
Granted	60,000	$1.21

Balance, December 31, 2003	292,000	$1.10
Granted	20,000	$1.25

Balance, December 31, 2004	312,000	$1.11

GENEX TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 4. COMMON STOCK OPTIONS (concluded)

A summary of options outstanding at December 31, 2004 is as follows

	Options outstanding			Options currently exercisable
	Weighted Avg.		Weighted Avg.	Weighted Avg.
Exercise Price range	Exercise Price	Number	Remaining life	Exercise price	Number
$1.00 - $1.25	$1.11	312,000	6.8 yrs	$1.08	257,080

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model with the following assumptions:

FOR THE YEAR ENDED DECEMBER 31:	2004	2003
Option term (years)	10	10
Volatility	50.0%	50.0%
Risk-free interest rate	3.5%	3.5%
Dividend yield	0.0%	0.0%
Weighted-average fair value per option granted	$0.44	$0.44

Between the years 2000 and 2004, the Company issued options to purchase 150,000 shares of common stock to certain consultants and members of the Company’s advisory board.  These options have a term of 10 years and vest over periods up to  3 years.  The Company determined the fair value of these options on the grant date using the Black-Scholes option pricing.model.  For any options with ongoing performance requirements, the Company remeasures the fair value of the options each period.  The Company recorded total deferred compensation of $68,000 and amortization of deferred compensation related to these non-employee options of $13,932 and $17,967 in the years ended December 31, 2004 and 2003, respectively.

NOTE 5. RELATED PARTY TRANSACTIONS

Advances to employees

Advances to employees represent short-term advances to employees.  There were no fixed repayment terms and no interest charged.  All amounts outstanding at December 31,2004 were collected in full subsequent to year-end.

Short-term debt - related parties

Short-term debt - related parties represent amounts advanced by a relative of the Company’s stockholder.  There were no fixed repayment terms and no interest charged.  All amounts outstanding were repaid in full subsequent to year-end.

Distributions

Distributions represent payments made by the Company on behalf of the sole stockholder, as well as certain property and equipment. Distributions of property and equipment were recorded at net book value and no gain or loss was recorded.

GENEX TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

NOTE 6.  EMPLOYEE BENEFIT PLANS

The Company maintains a Simplified Employee Pension (the SEP Plan) for all employees who have attained the age of 21 and have completed three years of service. Participants may make voluntary contributions up to the maximum amount allowed by law, but not to exceed 15% of each participant’s eligible compensation. The combined totals of participant and Company contributions may not exceed $30,000 by law. The Company contributions vest immediately to the participants. The Company made no contributions to the SEP plan for the years ended December 31, 2004 and 2003, respectively.

The Company also maintains a define contribution 401(k) profit sharing plan (the 401(k) Plan) for all employees except those who are non-resident aliens or are covered by a collective bargaining agreement.  Participants may make voluntary contributions up to the maximum amount allowable by law but not to exceed 20% of the participant's eligible compensation.  Company contributions to the 401(k) Plan are at the discretion of management and vest to the participants ratably over a five-year period, beginning with the second year of participation.  The Company recorded contributions to the 401(k) Plan of $47,256 and $33,066 for the years ended December 31, 2004 and 2003, respectively.

NOTE 7.  SUBSEQUENT EVENTS

Subsequent to year end, 100% of the Company's outstanding common stock was acquired by Technest Holdings, Inc.

TECHNEST HOLDINGS, INC., GENEX TECHNOLOGIES, INC.
AND
EOIR TECHNOLOGIES, INC.
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The following unaudited pro forma consolidated balance sheet aggregates the balance sheet of Technest Holdings, Inc. ("Technest") and Genex Technologies, Inc. (“Genex”) as of June 30, 2005 and the balance sheet of E-OIR Technologies, Inc. ("EOIR") as of June 30, 2005, giving effect to Technest's acquisition of EOIR (see note 1 to pro forma consolidated financial statements), as if the EOIR transaction had occurred as of June 30, 2005.  Since the EOIR transaction was a transaction between entities under common control, this pro forma balance sheet reflects the historical carrying value of EOIR's assets and liabilities and no purchase price adjustments have been made.

The following unaudited pro forma condensed consolidated statements of operations combine the results of operations of Technest for the years ended June 30, 2005 and 2004 with the results of operations of EOIR and Genex for the years then ended as if the transactions had occurred as of the beginning of the period. Since Genex was acquired during the pro forma period (see note 2 to pro forma condensed consolidated financial statements), we believe that the most meaningful presentation of this acquisition is to present it, consistently with EOIR, as of the beginning of the period.  Since the EOIR acquisition was a transaction between entities under common control, the Technest financial statements will be restated going forward to reflect the transaction as of the beginning of the period presented, similar to a pooling of interest transaction.  Therefore, we have presented unaudited pro forma consolidated statements of operations for both the years ended June 30, 2005 and 2004.

The pro forma condensed consolidated financial statements should be read in conjunction with the separate historical financials statements of Technest.  These pro forma financial statements are not necessarily indicative of the consolidated financial position, had the acquisition occurred on the date indicated above, or the consolidated results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

Technest Holdings, Inc and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2005
(Unaudited)

ASSETS
	Technest
	Holdings,	E-OIR
	Inc. and	Technologies,		Pro forma
	Subsidiary	Inc.		Adjustments	Pro forma
CURRENT ASSETS

Cash	$303,764	$5,558,844		$-	$5,862,608
Accounts receivable	444,396	7,152,467		-	7,596,863
Inventory and work in process	374,859	-		-	374,859
Other current assets	17,475	151,925		-	169,400
Due from related party	261,775	192,373	(1)	(189,817)	264,331
Total Current Assets	1,402,269	13,055,609		(189,817)	14,268,061

OTHER ASSETS

Property and Equipment - net	42,317	820,456		-	862,773
Intangible assets	6,485,470	15,569,538			22,055,008
Total Other Assets	6,527,787	16,389,994		-	22,917,781

TOTAL ASSETS	$7,930,056	$29,445,603		$(189,817)	$37,185,842

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$590,471	$9,859,438		$-	$10,449,909
Accrued expenses and other current liabilities	310,383	1,354,706		-	1,665,089
Notes payable	-	709,943		-	709,943
Income taxes payable	-	-		-	-
Due to related party	144,160	1,064,948	(1)	(189,817)	1,019,291
Total Current Liabilities	1,045,014	12,989,035		(189,817)	13,844,232

LONG-TERM DEBT	-	7,633,879		-	7,633,879

TOTAL LIABILITIES	1,045,014	20,622,914		(189,817)	21,478,111

TOTAL STOCKHOLDERS' EQUITY	6,885,042	8,822,689	-	15,707,731

TOTAL LIABILITIES AND	$7,930,056	$29,445,603	$(189,817)	$37,185,842
STOCKHOLDERS' EQUITY

See notes to pro forma condensed consolidated financial statements.

Technest Holdings, Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 2005
(Unaudited)

	Technest
	Holdings,	E-OIR	Genex
	Inc. and	Technologies,	Technologies,	Pro forma
	Subsidiary	Inc.	Inc.	Adjustments	Pro forma

REVENUES	$1,664,075	$64,809,495	$2,617,313 (2)	$(504,196)	$68,586,687

COST OF REVENUES	865,939	52,441,849	2,129,822 (2)	(504,196)	54,933,414

GROSS PROFIT	798,136	12,367,646	487,491	-	13,653,273

OPERATING EXPENSES
Selling, general and administrative	1,205,277	9,377,374	995,321	-	11,577,972
Research and development	2,298,850	-	- (3)	(2,095,000)	203,850
Compensatory element of stock issuance for SG&A	-	251,628	13,932	-	265,560
Amortization of intangible assets	121,679	1,306,111	-	-	1,427,790

TOTAL OPERATING EXPENSES	3,625,806	10,935,113	1,009,253	(2,095,000)	13,475,172

OPERATING INCOME (LOSS)	(2,827,670)	1,432,533	(521,762)	2,095,000	178,101

OTHER EXPENSES (INCOME), NET:
Interest expenses	7,690	979,483	-	-	987,173
Other expense (income), net	-	-	(3,782)	-	(3,782)
TOTAL OTHER EXPENSES (INCOME), NET	7,690	979,483	(3,782)	-	983,391

NET INCOME (LOSS)
BEFORE INCOME TAXES	(2,835,360)	453,050	(517,980)	2,095,000	(805,290)

Income taxes	-	-	- (5)	-	-

NET INCOME (LOSS)	(2,835,360)	453,050	(517,980)	2,095,000	(805,290)

DEEMED DIVIDEND TO PREFERRED STOCKHOLDERS - Series A	124,848	-	-	-	124,848

DEEMED DIVIDEND TO PREFERRED STOCKHOLDERS - Series C	2,050,000	-	- (3)	(2,050,000)	-

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$(5,010,208)	$453,050	$(517,980)	$4,145,000	$(930,138)

BASIC AND DILUTED LOSS PER COMMON SHARE:
Loss from continuing operations					$(0.07)

Weighted Average Number of Common Shares Outstanding					14,302,721

See notes to pro forma condensed consolidated financial statements.

Technest Holdings, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 2004
(Unaudited)

	Technest
	Holdings,	E-OIR	Genex
	Inc. and	Technologies,	Technologies,		Pro forma
	Subsidiary	Inc.	Inc.		Adjustments	Pro forma
REVENUES	$-	$53,402,000	$6,708,947		$-	$60,110,947

COST OF REVENUES	-	43,156,210	3,597,201		-	46,753,411

GROSS PROFIT	-	10,245,790	3,111,746		-	13,357,536

OPERATING EXPENSES
Selling, general and administrative	62,628	6,490,790	1,726,728		-	8,280,146
Research and development	-	-	-		2,095,000	2,095,000
Amortization of intangible assets	-	-	17,967		-	17,967

TOTAL OPERATING EXPENSES	62,628	6,490,790	1,744,695	(3)	2,095,000	10,393,113

OPERATING INCOME (LOSS)	(62,628)	3,755,000	1,367,051		(2,095,000)	2,964,423

OTHER EXPENSES (INCOME), NET:
Interest expenses	21,652	-	-	(4)	678,456	700,108
Other expense (income), net	-	-	(30,383)		-	(30,383)

TOTAL OTHER EXPENSES (INCOME), NET	21,652	-	(30,383)		678,456	669,725

NET INCOME (LOSS)
BEFORE INCOME TAXES	(84,280)	3,755,000	1,397,434		(2,773,456)	2,294,698

Income taxes	-	-	-	(5)	-	-

NET INCOME (LOSS)	(84,280)	3,755,000	1,397,434		(2,773,456)	2,294,698

PREFERRED STOCK DIVIDEND - Series C	-	-	-	(3)	2,050,000	2,050,000

NET INCOME (LOSS) APPLICABLE
TO COMMON STOCKHOLDERS	$(84,280)	$3,755,000	$1,397,434		$(4,823,456)	$244,698

BASIC AND DILUTED LOSS PER COMMON SHARE:	$0.02

Weighted Average Number of Common Shares Outstanding	14,302,721
See notes to pro forma condensed consolidated financial statements.

Technest Holdings, Inc. and Subsidiaries
Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

Note 1 - The Acquisition of EOIR Technologies, Inc.

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc. (“Markland”), our majority stockholder, we purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, we issued 12 million shares of our common stock to Markland. Markland's ownership of Technest is approximately 98% on a primary basis and 82% on a fully diluted basis (assuming the conversion of all of our convertible securities and the exercise of all warrants to purchase Technest common stock) after consummation of the transaction. Accordingly, this reorganization did not result in a change of control of EOIR and did not need stockholder consent.  Since this is a transaction between entities under common control, the historical carrying value of EOIR's assets and liabilities will be carried over and no purchase price adjustments will be made.

Note 2 - The Acquisition of Genex Technologies, Inc.

On February 14, 2005, Technest paid $3,000,000 in cash and transferred 10,168,764 shares of Markland stock to Jason Geng, the sole stockholder of Genex Technologies, Inc. (“Genex”) for all of the capital stock of Genex. As a result of this transaction, Genex became a wholly-owned subsidiary of Technest.

Note 3 - Pro Forma Presentation and Adjustments

The unaudited pro forma condensed consolidated financial statements combine Technest with EOIR and Genex as if the transactions had occurred as of the beginning of the period.  Accordingly, the following pro forma adjustments were made:

Pro Forma Adjustments (1) and (2) - Elimination of Intercompany Transactions

Transactions between EOIR and Genex Technologies have been eliminated beginning July 1, 2003.

Pro Forma Adjustment (3) - Effects from Acquisition and Financing of Genex Technologies, Inc.

In process R & D and deemed dividends relating to the acquisition of Genex Technologies have been recorded as if they occurred on July 1, 2003

Pro Forma Adjustment (4) - Interest Expense

The pro forma interest expense of $678,456 for the year ended June 30, 2004 assumes the $11,000,000 EOIR loan with an interest rate of 6% compounded monthly was outstanding for this period.

Pro Forma Adjustment (5) - Income Taxes

No income tax expense has been recorded because Technest and subsidiaries would have filed a consolidated tax return with Markland and Markland had sufficient net operating losses and loss carry forwards to offset the taxable income of Technest and subsidiaries.

PART II

Information Not Required In Prospectus

Item 24.  Indemnification Of Directors And Officers.

Section 78.7502 of the Nevada Revised Statutes permits the indemnification of directors and officers of Nevada corporations.

Under Nevada law, we have the power to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.  With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the Nevada Revised Statutes permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.  Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Our officers and directors are covered by an insurance policy purchased by our majority owner, Markland Technologies, Inc., with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against particular liabilities, including some liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by us.

Item 25.  Other Expenses Of Issuance And Distributions.

The following table provides information regarding the various anticipated expenses payable by Technest in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature Of Expense	Amount
SEC registration fee	$7,361.89
Accounting fees and expenses	$12,500
Legal fees and expenses	$25,000
Transfer agent fees	$1,500
Printing and related fees	$10,000
Miscellaneous	$8,677.13
Total	$65,000

Item 26.  Recent Sales Of Unregistered Securities.

We have issued the following unregistered securities within the last three years. The following information regarding our securities has been adjusted to reflect a 1-for-211.18 reverse stock split effected on July 19, 2005.

On October 4, 2005, Technest issued an aggregate of 302,868 shares of common stock to Southridge Partners LP and Southshore Capital Fund Ltd. upon the exercise, by those entities, of common stock purchase warrants. The issuance of these securities was not registered under the Securities Act of 1933, as amended, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof.

On October 3, 2005 we entered into an Amendment to the Registration Rights Agreement dated February 14, 2005, which was filed as Exhibit 4.3 to our current report on Form 8-K filed with the SEC on February 15, 2005 (SEC File No. 000-27023), by and among Technest and certain holders of our Series C preferred stock (the "Registration Rights Agreement").  The Registration Rights Agreement required Technest to use our best efforts to file a registration statement covering the resale of shares of our common stock issuable upon conversion of the outstanding Series C convertible preferred stock by April 30, 2005, and to cause such registration statement to be declared effective no later than June 29, 2005. The Amendment provides that liquidated damages pursuant to the Registration Rights Agreement shall accrue at a rate of 4% of the initial subscription amount for any month, or pro-rata portion thereof, during which a condition giving rise to liquidated damages shall continue, and that such damages shall be paid in our common stock.  As of December 20, 2005, we have issued 190,733 shares under this provision. The issuance of these securities was not registered under the Securities Act of 1933, as amended, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof.

On June 20, 2005 Technest issued an aggregate 208,910 shares of common stock to Verdi Consulting, Inc. and ipPartners, Inc. upon the exercise, by those entities, of common stock purchase warrants. The issuance of these securities was not registered under the Securities Act of 1933, as amended, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof.

In accordance with the terms of the Markland Securities Purchase Agreement, on February 14, 2005, Technest issued to Markland 1,954,023 shares of its common stock in exchange for 10,168,764 shares of Markland common stock and Markland agreed to issue shares of common stock upon conversion of Technest's Series B preferred stock (which, together with the Technest Series C preferred stock and warrants, was sold to investors in the financing discussed below). Technest used the shares of common stock paid to it by Markland to fund a portion of the merger consideration paid to Jason Geng, the sole shareholder of Genex. The issuance of these securities was not registered under the Securities Act of 1933, as amended, but was made in reliance upon the exemptions from the registration requirements of the Securities Act set forth in Section 4(2) thereof.

On February 14, 2005, immediately after the acquisition by Markland of a controlling interest in Technest, Southridge Partners LP, Southshore Capital Fund Limited, Verdi Consulting, Inc., ipPartners, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund, LP paid $5,000,000 in cash for 1,149,425 shares of Technest Series B preferred stock, five-year warrants to purchase up to 1,149,425 shares of Technest common stock for an exercise price of $6.50 per share, and 1,149,425 shares of Technest Series C preferred stock convertible into 1,149,425 shares of Technest's common stock. The proceeds of this financing were used by Technest to fund the acquisition of Genex, pay transaction costs and fund working capital. These securities were sold in units for a price of $4.35 per unit. The issuance and sale of these securities was not registered under the Securities Act, but were made in reliance upon the exemptions from the registration requirements set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, insofar as such securities were issued only to "accredited investors" within the meaning of Rule 501 of Regulation D.

Item 27.  Exhibits.

Exhibit No.	Description	Filed with this Registration Statement	Incorporated by reference
			Form	Filing Date	Exhibit No.

2.1	Securities Purchase Agreement by and among Technest Holdings, Inc. and Southridge Partners LP, Southshore Capital Fund Limited, ipPartners, Inc, Verdi Consulting, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund, LP, dated February 14, 2005		8-K	February 15, 2005	2.1
2.2	Securities Purchase Agreement between Markland Technologies, Inc. and Technest Holdings, Inc., dated February 14, 2005		8-K	February 15, 2005	2.2
2.3	Agreement and Plan of Merger by and between Technest Holdings, Inc., MTECH Acquisition, Inc., Genex Technologies, Inc. and Jason Geng, dated February 14, 2005		8-K	February 15, 2005	2.3
2.4	2001 Stock Option Plan		DEF 14A	June 14, 2001	C
3.1	Restated Articles of Incorporation dated December 22, 1998		SB-2	February 26, 1999	3.1
3.2	Restated Articles of Incorporation of Registrant, dated as of December 14, 2000, as filed with the Secretary of State of the State of Nevada on March 2, 2001.		10-KSB	April 16, 2001	3.2
3.3	Certificate of Amendment to Articles of Incorporation		8-K	August 9, 2001	3.1

3.4	Amended and Restated By-Laws dated May 21, 2001.	DEF 14A	June 14, 2001	B
4.1	Form of Common Stock Certificate	SB-2	February 26, 1999	4.1
4.2	Series A Convertible Preferred Stock Certificate of Designations, filed with the Secretary of State of Nevada on February 8, 2005.	8-K	February 14, 2005	4.1
4.3	Registration Rights Agreement between Markland Technologies, Inc. and Southridge Partners LP, Southshore Capital Fund Limited, ipPartners, Inc, Verdi Consulting, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund, LP for Markland Common Stock, dated February 14, 2005	8-K	February 15, 2005	4.1
4.4	Registration Rights Agreement between Technest Holdings, Inc. and Markland Technologies, Inc., dated February 14, 2005	8-K	February 15, 2005	4.2
4.5	Registration Rights Agreement between Technest Holdings, Inc. and Southridge Partners LP, Southshore Capital Fund Limited, ipPartners, Inc, Verdi Consulting, Inc., DKR Soundshore Oasis Holding Fund, Ltd., DKR Soundshore Strategic Holding Fund, Ltd. and Deer Creek Fund, LP for Technest Series C Preferred Stock and Warrants for Technest common stock, dated February 14, 2005	8-K	February 15, 2005	4.3
4.6	Registration Rights Agreement between Technest Holdings, Inc. and Jason Geng for registration of Earnout Shares, dated February 14, 2005	8-K	February 15, 2005	4.4

4.7	Registration Rights Agreement between Markland Technologies, Inc. and Jason Geng, dated February 14, 2005		8-K	February 15, 2005	4.5
4.8	Form of Technest Common Stock Purchase Warrant		8-K	February 15, 2005	4.6
4.9	Technest Series B Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of Nevada on February 14, 2005.		8-K	February 15, 2005	4.7
4.10	Technest Series C Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of Nevada on February 14, 2005		8-K	February 15, 2005	4.8
4.11	Amendment No. 1 to the Registration Rights Agreement dated October 3, 2005 among Technest Holdings, Inc., Verdi Consulting, Inc., ipPartners, Inc., Southridge Partners LP and Southshore Capital Fund, Ltd., amending the Registration Rights Agreement dated February 14, 2005 among these parties.		8-K	October 7, 2005	4.2
5.1	Opinion of Foley Hoag LLP	(**)
10.1	Form of Purchase and Sale Agreement by and between Technest Holdings, Inc., and Aberdeen Avenue LLC dated March 25, 2003.		10-KSB	April 15, 2005	10.37
10.2	Form of Purchase and Sale Agreement by and among Technest Holdings, Inc., and Cache Capital (USA) L.P., the Rearden Trust, the Four Life Trust, J.P. Carey Enterprises, Inc., J.P. Carey Securities, Inc., and Atlantis Capital Fund Limited, dated April 1, 2003.		10-KSB	April 15, 2005	10.38
10.3	Form of lease by and between Technest Holdings, Inc. and Southridge Holdings, LLC, dated November 1, 2004.		10-KSB	April 15, 2005	10.39

10.4	Securities Purchase Agreement between the registrant and Verdi Consulting dated February 8, 2005.	8-K	February 14, 2005	10.1
10.5	Form of 8% Promissory Note between the registrant and Garth LLC.	8-K	February 14, 2005	10.2
10.6	Exchange Agreement between the registrant and Garth LLC dated February 8, 2005.	8-K	February 14, 2005	10.3
10.7	Securities Purchase Agreement between the registrant and Garth LLC dated February 8, 2005.	8-K	February 14, 2005	10.4
10.8	Escrow Agreement between Markland Technologies, Inc. Technest Holdings, Inc. Genex Technologies, Inc., Jason Geng, and Wilmington Trust Company, dated February 14, 2005.	8-K	February 15, 2005	10.1
10.9	Lock-Up Agreement of Jason Geng, dated February 14, 2005	8-K	February 15, 2005	10.2
10.10	Employment Agreement between Genex Technologies, Inc. and Jason Geng, dated February 14, 2005.	8-K	February 15, 2005	10.3
10.11	Lock-up Agreement between Technest Holdings, Inc. Garth LLC and Southshore Capital Fund Ltd., dated February 14, 2005	8-K	February 15, 2005	10.4
10.12	Form of Option to be granted under the 2004 Markland Stock Incentive Plan	8-K	February 15, 2005	10.6
10.13	Agreement between Genex Technologies, Inc. and Ocean Tomo	8-K	February 15, 2005	10.7
10.14	Stock Purchase Agreement between Markland Technologies, Inc. and Technest Holdings, Inc. dated August 17, 2005	8-K	August 18, 2005	10.1

10.15	Night Vision Electronic Sensors Directorate (NVESD) Omnibus Contract between E-OIR Measurement Inc., a subsidiary of EOIR and United States Army Night Vision and Electronic Sensors Directorate		10-QSB	November 21, 2005	10.2
10.16	Stock Purchase Agreement by and between Markland and EOIR, dated June 30, 2004		10-QSB	November 21, 2005	10.3
10.17	Form of Promissory Note made by EOIR Technologies, Inc. and dated June 29, 2004		10-QSB	November 21, 2005	10.4
10.18	Security Agreement by and between EOIR and sellers of EOIR stock, dated June 30, 2004		10-QSB	November 21, 2005	10.5
10.19	Pledge and Security Agreement, by and between Markland, EOIR and the Sellers thereon, dated June 29,2004		10-QSB	November 21, 2005	10.6
10.20	Agreement and General Release, dated November 1, 2004, by and between Markland Technologies, Inc. and Gregory A. Williams		10-QSB	November 21, 2005	10.7
16.1	Letter from Sherb & Co.		8-K/A	August 25, 2005	16.1
21.1	List of the Subsidiaries of Technest Holdings, Inc.		10-KSB	September 28, 2005	21.1
23.1	Consent of Foley Hoag LLP	(**)
23.2	Consent of Wolf & Company, PC	X
23.3	Consent of Wolf & Company, PC	X
23.4	Consent of Sherb & Co.	X
24.1	Power of Attorney (contained on the signature page to this registration statement)
** To be filed with Amendment No. 2.

Item 28.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Providence, State of Rhode Island, on January 6, 2006.

TECHNEST HOLDINGS, INC.

By:	/s/ Robert Tarini

Robert Tarini Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each individual whose signature appears below constitutes and appoints Gino Miguel Pereira, Joseph P. Mackin, and Robert Tarini, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Robert Tarini	Chief Executive Officer and	January 6, 2006
Robert Tarini	Chairman of the Board of Directors

/s/ Gino Miguel Pereira	Chief Financial Officer, Principal Accounting	January 6, 2006
Gino Miguel Pereira	Officer and Director

/s/ Joseph P. Mackin	President and Director	January 6, 2006
Joseph P. Mackin